As filed with the Securities and Exchange Commission on November 4, 2025
File No. 000-56777

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Crestline Lending Solutions, LLC
(Exact Name of Registrant as Specified in its Charter)

Delaware	99-3640580
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

201 Main Street, Suite 2100, Fort Worth, TX	76102
(Address of Principal Executive Offices)	(Zip Code)
(817) 339-7600
(Registrant’s telephone number, including area code)
with copies to:

Jesus Payán, Esq. General Counsel Crestline Investors, Inc. 201 Main Street, Suite 2100 Fort Worth, TX 76102	Steven B. Boehm, Esq. Payam Siadatpour, Esq. Eversheds Sutherland (US) LLP 700 6th Street NW, Suite 700 Washington, D.C. 20001
Securities to be registered pursuant to Section 12(b) of the Act:
None
Securities to be registered pursuant to Section 12(g) of the Act:
Units of Limited Liability Company Interests
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

i

EXPLANATORY NOTE
Crestline Lending Solutions, LLC is filing this registration statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis to permit it to file an election to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and to provide current public information to the investment community.
In this Registration Statement, except where the context suggests otherwise:
•the terms “we,” “us,” “our,” and the “Company” refer to Crestline Lending Solutions, LLC;
•the term the “Adviser” refers to Crestline Management, L.P., a Delaware limited partnership that was formed in 1997 and has been registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) with the SEC since 2002, which serves as our investment adviser;
•the term “Crestline” refers collectively to the Adviser and Crestline Investors, Inc., the general partner of the Adviser, and their affiliates; and
•the term “Administrator” refers to Crestline Management, L.P. in its capacity as our administrator.
The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, the Company is eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. See Item 1(c). Description of Business—Emerging Growth Company.
This Registration Statement registers the Company’s units of limited liability company interests (the “Shares” and each a “Share”) under the Exchange Act. Investing in our Shares may be considered speculative and involves a high degree of risk, including the following:
•An investment in our Shares is not suitable for you if you might need access to the money you invest in the short-term, or within any specific timeframe.
•You should not expect to be able to sell your Shares regardless of how we perform.
•If you are unable to sell your Shares, you will be unable to reduce your exposure on any market downturn.
•We intend to invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “junk” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They will also be difficult to value and are illiquid.
•We intend to invest primarily in smaller privately-held companies for which very little public information exists. Such companies are also generally more vulnerable to economic downturns and may experience substantial variations in operating results.
•We may use leverage, which will magnify the potential for loss on amounts invested in us and may increase the risk of investing in us.
•The Shares may not be transferred without the written consent of the Adviser.
•The Shares are not currently listed on an exchange and the intent is for them never to be listed on an exchange in the future. Consequently, it is highly unlikely a secondary market for the Shares will ever develop.

•We intend to implement a share repurchase program, but only a limited number of Shares will be eligible for repurchase and repurchases will be subject to available liquidity and other significant restrictions.
•Investment in the Company is suitable only for sophisticated investors and requires the financial ability and willingness to accept the high risks and lack of liquidity inherent in an investment in the Company.
Upon the effective date of this Registration Statement, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Upon the effective date of this Registration Statement, we will also be subject to the proxy rules in Section 14 of the Exchange Act, and our directors, officers and principal shareholders will be subject to the reporting requirements of Sections 13 and 16 of the Exchange Act. We will also be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The SEC maintains a website (www.sec.gov) that contains the reports mentioned in this section.
On September 2, 2025, we filed an election to be regulated as a BDC under the 1940 Act. Upon the filing of such election, we became subject to the 1940 Act requirements applicable to BDCs. In addition, we intend to elect to be treated, and expect to qualify annually thereafter, as a regulated investment company (“RIC”) under subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

FORWARD-LOOKING STATEMENTS
Statements contained in this Registration Statement (including those relating to current and future market conditions and trends in respect thereof) that are not historical facts are based on current expectations, estimates, projections, opinions and/or beliefs of the Company, the Adviser and/or Crestline. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. Certain information contained in this Registration Statement may constitute “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “seek,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue,” “target,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Due to various risks and uncertainties, actual events or results or the actual performance of the Company may differ materially from those reflected or contemplated in such forward-looking statements.
These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and are difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation:
•our future operating results;
•our business prospects and the prospects of our portfolio companies;
•risk associated with possible disruptions in our operations or the economy generally, including as a result of fluctuating interest rates and levels of inflation;
•changes in the general interest rate environment that would impact the income received on our investments as well as the borrowing rate on debt that we incur;
•general economic, political and industry trends as well as other external factors, including uncertainty surrounding the financial and political stability of the United States and other countries;
•the uncertainty associated with the imposition of tariffs and/or trade barriers and changes in trade policy and the potential impact of such changes on the portfolio companies in which we may invest and the global economy;
•our contractual arrangements and relationships with third parties;
•actual and potential conflicts of interest with our Adviser and its affiliates;
•the dependence of our future success on the general economy and its effect on the industries in which we invest;
•the ability of our portfolio companies to achieve their objectives;
•the use of borrowed money to finance a portion of our investments;
•the adequacy of our financing sources and working capital;
•the timing and amount of cash flows, if any, from the operations of our portfolio companies;
•the ability of our Adviser to locate suitable investments for us and to monitor and administer our investments;
•the ability of our Adviser and its affiliates to attract and retain highly talented professionals;
•our ability to qualify and maintain our qualification as a BDC and as a RIC;
•the effect of changes in tax laws and regulations and interpretations thereof; and

•the risks, uncertainties and other factors we identify under Item 1A. Risk Factors and elsewhere in this Registration Statement.
Although we believe that the assumptions on which these forward-looking statements are based are reasonable, some of those assumptions are based on the work of third parties and any of those assumptions could prove to be inaccurate; as a result, the forward-looking statements based on those assumptions also could prove to be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled Item 1A. Risk Factors and elsewhere in this Registration Statement. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. We do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law. The safe harbor provisions of Section 21E of the Exchange Act, which preclude civil liability for certain forward-looking statements, do not apply to the forward-looking statements in this Registration Statement because we are an investment company.

Item 1. Business
(a)General Development of Business
We are a Delaware limited liability company initially formed as Crestline Lending Solutions Ramp, LLC (the “Ramp Vehicle”). On September 2, 2025, we elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “BDC Election Date”). The initial shareholders of the Ramp Vehicle approved, among other things, the Company’s election to be regulated as a BDC under the 1940 Act, the investment advisory agreement (the “Investment Management Agreement”) between the Company and the Adviser, the persons elected to the Board of Directors of the Company (the “Board”) and an asset coverage ratio of 150%. In addition, we intend to elect to be treated as a RIC under subchapter M of the Code. Until our election to be treated as a RIC, the Ramp Vehicle was taxed as a partnership for U.S. federal income tax purposes. Our investment objective is to generate current income and, to a lesser extent, long-term capital appreciation by targeting investments that we believe have favorable risk-adjusted returns and the ability to generate price appreciation. We will invest in senior secured debt, while also taking advantage of investments in other parts of the capital structure, including second-lien loans, mezzanine or more junior loans, as well as equity investments, including equity co-investments. See Item 1A. Risk Factors—Risks Relating to Our Investments.
We are a non-exchange traded, perpetual-life BDC, which is a BDC whose units of limited liability company interests (the “Shares”) are not listed for trading on a stock exchange or other securities market. Prior to the BDC Election Date, the Ramp Vehicle operated as a private fund in reliance on an exception from the definition of “investment company” under Section 3(c)(7) of the 1940 Act. During our operations as the Ramp Vehicle, we purchased assets with initial subscription proceeds from our initial shareholders. Prior to the BDC Election Date, we sold 17,146,374.16 Shares to the shareholders of the Ramp Vehicle for a total of $342,927,487.20, and received $354,675,000.00 in Capital Commitments (as defined below) from 46 investors. Of the $354,675,000.00 in total Capital Commitments, we called $336,551,949.00 prior to the BDC Election Date in order to make investments and support the operations of the Ramp Vehicle. As of November 4, 2025, we have $49,473,051.00 in total Capital Commitments from 59 investors and have not called capital since the BDC Election Date.
We expect to enter into separate Subscription Agreements (as defined below) with one or more “accredited investors” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act) providing for the private placement of Shares in reliance on exemptions from the registration requirements of the Securities Act and may enter into additional subscription agreements from time to time. Each investor will make a Capital Commitment to purchase Shares pursuant to a subscription agreement. See Item 1(c). Description of Business—The Private Offering.
(b)[Reserved]
(c)Description of Business
The Company
The Company’s investment objective is to generate current income and, to a lesser extent, long-term capital appreciation by targeting investments that we believe have favorable risk-adjusted returns and the ability to generate price appreciation.
Our principal business involves a direct lending strategy, including through the origination of loans. We will invest in senior secured debt, while also taking advantage of investments in other parts of the capital structure, including second-lien loans, mezzanine or more junior loans, as well as equity investments, including equity co-investments. We intend to seek attractive risk-adjusted returns to investors by investing primarily in lower and core middle market companies located in the United States, with between $10 million and $75 million in annual earnings before interest, taxes, depreciation and amortization (“EBITDA”). While we will seek to achieve the targets described above, the composition of our investment portfolio may vary from time to time due to various factors, such as market conditions and the availability of attractive investment opportunities. Our investments are subject to a number of risks. See Item 1A. Risk Factors—Risks Relating to Our Investments.

The Adviser
We are externally managed by the Adviser. Subject to the overall supervision of our Board, the Adviser manages our day-to-day operations and provides us with investment advisory services pursuant to the Investment Management Agreement. The Administrator will provide the administrative services necessary for us to operate, either directly pursuant to an administration agreement (the “Administration Agreement”), or pursuant to a sub-administration agreement with a third-party.
The Adviser was formed in 1997 and has been registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) with the SEC since 2002. The Adviser has provided a capital commitment in connection with our formation, and we will be required to obtain shareholder consent to divest of such commitment. Crestline Investors, Inc. (“Crestline”) is the general partner of Crestline Management, L.P. Crestline’s formative team members have been investing together for approximately 15 years. Crestline and its affiliates specialize in credit and opportunistic investments, seeking to provide risk-adjusted returns using Crestline’s credit expertise and experience to pursue value creation. Crestline’s experience across the credit spectrum provides the Company with the ability to pursue what it believes to be attractive opportunities regardless of the market cycle. As of June 30, 2025, Crestline and its affiliates manage approximately $19.9 billion across multiple funds and accounts, including over $17.9 billion in alternative credit strategies.
Ownership of the Adviser
On September 5, 2025, the Adviser entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Rithm Capital Corporation and certain of its affiliates (“Rithm”), pursuant to which Rithm will acquire the Adviser and certain of its affiliated entities (the “Transaction”). Following the closing of the Transaction, the Adviser will be owned by Rithm, subject to certain profit sharing and earnout arrangements with the Adviser’s senior employees. Although the ownership of the Adviser will change as a result of the Transaction, there are expected to be no changes to the investment advisory services performed by the Adviser for the Company as a result of the Transaction. The Adviser’s current management team is expected to continue to determine the investment strategies and policies of the Adviser following the consummation of the Transaction. In addition, the Company’s investment objective, investment strategies, and investment portfolio are not expected to change as a result of the Transaction.
Pursuant to Section 15 of the 1940 Act, the Transaction will be deemed to result in a change of control of the Adviser, resulting in the termination of the Investment Management Agreement in accordance with its terms. In anticipation of the automatic termination of the Investment Management Agreement upon the closing of the Transaction, the Board, including a majority of the Independent Directors, at a meeting held on October 22, 2025, voted to approve a new investment advisory agreement by and between the Company and the Adviser (the “New Investment Management Agreement”), subject to shareholder approval. The New Investment Management Agreement is identical to the current Investment Management Agreement, including with respect to the advisory fees payable by the Company to the Adviser, except that the initial term will begin upon the execution of the New Investment Management Agreement. Subject to approval by the Company’s shareholders, the New Investment Management Agreement will take effect upon the closing of the Transaction, which is expected to close in the fourth quarter of 2025. The closing of the Transaction is subject to the satisfaction or waiver of various conditions, as set forth in the Purchase Agreement, including obtaining specified regulatory approvals and attaining certain advisory client consent thresholds.
The Investment Team
The Adviser’s opportunistic and direct lending team (the “Investment Team”) is responsible for identifying investment opportunities, conducting research and due diligence on prospective investments, structuring our investments and monitoring and servicing our investments. As of June 30, 2025, the Investment Team was comprised of 72 investment professionals, who are responsible for sourcing, screening and asset managing the investments for the Adviser’s direct lending and opportunistic strategy. The Company also expects to benefit from dedicated accounting professionals and support personnel of the Adviser, including individuals with expertise in risk management, tax, information technology and compliance. Although these individuals may have additional responsibilities other than those relating to the Company, these employees generally allocate the majority of their time in support of the Adviser’s business and the Company’s investment objective as a whole.
Members of the Investment Team are aligned into specific sub-teams, or “pods.” Each pod focuses on industries with two primary characteristics: (i) high levels of recurring revenue and/or (ii) multiple independent pools of value. These pods support critical phases of the investment process such as sourcing and due diligence. Each pod is led by a senior member of the team, and is typically comprised of multiple investment professionals. Team members may be a part of more than one pod to prevent silos and enhance communication. However, the number of pods one person belongs to is controlled to retain industry expertise. Over time, Crestline will continue to expand staffing and the number of pods as additional sectors with these characteristics are identified.
The Adviser has an investment committee (the “Investment Committee”) that is responsible for approving all of our investments. The extensive experience of the investment professionals serving on our Investment Committee includes expertise in direct lending, growth capital, asset backed, private equity, distressed, and liquid credit. This broad situational expertise and industry specialization provides a range of perspectives in the evaluation of each investment opportunity. The Investment Committee consists of five members: Douglas Bratton, Keith Williams, Chris Semple, Michael Guy, and Jonathan Cochran.
Board of Directors
Our business and affairs are managed under the direction of our Board. Our Board consists of four members, three of whom are not “interested persons” of the Company as defined in Section 2(a)(19) of the 1940 Act. We refer to these individuals as our “Independent Directors.” The Independent Directors comprise a majority of our Board. Our Board elects our officers, who serve at the discretion of the Board. The responsibilities of the Board include quarterly determinations of fair value of our assets, corporate governance activities, oversight of our financing arrangements and oversight of our investment activities.
The Private Offering
We offer our Shares on a continuous basis (the “Private Offering”) pursuant to the terms set forth in subscription agreements that we will enter into with investors in connection with the Private Offering (each, a “Subscription Agreement”) and in the private placement memorandum that will be distributed to them. Investors are required to enter into capital commitment arrangements (each, a “Capital Commitment”) with us to purchase Shares, pursuant to which the investors are required to fund drawdowns to purchase Shares up to the amount of their respective Capital Commitments each time we deliver a drawdown notice, which will be delivered at least 10 days prior to any subsequent funding date. The issuance of our Shares will be at an initial price per Share of $20, and thereafter at a price that is not below our then-current net asset value per Share.
Shares
We currently offer one class of Shares. Our Board may authorize us to issue Shares in one or more classes or series, without shareholder approval, to the extent permitted by the 1940 Act. Such classes of Shares may be offered to investors with varying sales loads and asset-based service and/or distribution fees if we receive exemptive relief from the SEC granting an exemption from the applicable provisions of the 1940 Act to allow such sales. The Board will have the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of Shares. The Private Offering currently does not include the sale of Shares of varying classes and as of the date hereof, we have not filed an application for exemptive relief to offer varying classes of Shares. Even if such an application is filed in the future, the exemptive relief to offer varying classes of Shares may not be granted. In the event we intend to issue such Shares, we will apply for any necessary exemptive relief and will make any required disclosure to shareholders in connection with such sales.
Closings
The initial closing of a funding made pursuant to a drawdown notice (the “Initial Closing”) is expected to occur shortly after the filing of the Company’s election to be regulated as a BDC under the 1940 Act. Additional closings of the Private Offering are expected to occur quarterly, or from time to time as determined by the Company. The Company reserves the right to conduct additional offerings of securities in the future in addition to the Private Offering.
Capital Calls
Investors are required to make capital contributions to purchase Shares at a specified time (subject to applicable cure periods) each time we deliver a drawdown notice (a “Capital Call”), which will be issued based on our anticipated investment activities and capital needs, in an aggregate amount not to exceed each investor’s respective Capital Commitment to purchase Shares pursuant to a Subscription Agreement entered into with us. The drawdown notice will be delivered to investors at least 10 business days prior to the close of business on the date on which the investor’s portion of its Capital Commitment must be wired to the Company’s account for the Capital Call.
With respect to any Capital Call, holders of Capital Commitments who entered into a Subscription Agreement with the Company earliest will be first required to purchase our Shares. All Capital Commitments from the earliest investor(s) must be called in totality before Capital Commitments from later subscribing investors is called. For purposes of determining which investors’ Capital Commitments will be subject to a Capital Call, all investors who entered into Subscription Agreements during a given quarter will be treated as if such investors subscribed at the same time, and will be considered as part of the same “tranche.” Investors must submit a Subscription Agreement within 15 days prior to the end of the applicable quarter to fall within that quarter’s tranche for purposes of any of Capital Calls, unless such deadline is waived. All Capital Commitments from the same quarterly tranche must be called before capital is called from investors in the following quarterly tranche. When calling capital from investors within the same quarterly tranche, capital will be called on a pro-rata basis.
The purchase price of the Shares for each Capital Call will be set at a per-share price that is at least equal to the net asset value (“NAV”) per share for the quarter in which capital is called, subject to the limitations under Section 23 of the 1940 Act. The Board may set the per-share price above the NAV per share based on a variety of factors, including, without limitation, the total amount of the Company’s organizational and other expenses.
In addition to all legal remedies available to the Company, failure by an investor to purchase additional Shares pursuant to a Capital Call made by the Company will (following a cure period of ten business days) result in that investor being subject to certain default provisions set forth in that investor’s Subscription Agreement. Defaulting investors may also forfeit their right to participate in purchasing additional Shares on any future drawdown date or otherwise participate in any future investments in the Company, and may be required to sell their Shares to the Company.
The Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), the securities laws of any other state or the securities laws of any other jurisdiction. Our Shares will be offered and sold (i) in the United States under the exemption provided by Section 4(a)(2) of the 1933 Act and Rule 506 of Regulation D promulgated thereunder and other exemptions of similar import in the laws of the states and jurisdictions where the offering will be made, and (ii) outside of the United States in accordance with Regulation S of the 1933 Act. Shares described herein will constitute “restricted securities” under the 1933 Act and as such will be subject to certain restrictions on transferability. Shares may not be transferred or sold unless the Shares have been registered under the 1933 Act or an exemption from registration is available. There is no assurance that our Shares will be registered for sale under the 1933 Act or under securities laws of any other jurisdiction.
Term
The term of the Company will commence on the date of the Initial Closing and is expected to be perpetual.
Capital Commitments will be binding for two years after the date on which an investor enters into a Subscription Agreement (in each case, the “Commitment Period”). After two years, each investor will have the option to maintain all or a partial amount of their Capital Commitment, and as a result would maintain their earlier position in the Capital Call structure such that their commitments would be drawn earlier than later subscribing investors.

Following each investor’s Commitment Period, the investor in the Private Offering will be released from any further obligation to purchase additional Shares, except to the extent necessary to (a) pay Company expenses, including management fees, any amounts that may become due under any borrowings or other financings or similar obligations and any other liabilities, contingent or otherwise, in each case to the extent they relate to the Commitment Period, (b) complete transactions that, at the end of the Commitment Period, are committed or otherwise with respect to which the Adviser has made an affirmative determination that the Company should participate, subject to completion of “due diligence” procedures and negotiation of acceptable price and other terms (and which, for the avoidance of doubt, includes funding any revolving credit facility or delayed draw-term facility that has not been fully drawn at the end of the Commitment Period), (c) satisfy any outstanding obligations pursuant to any credit facility or other lending arrangement, guaranty or other similar obligation, (d) fund follow-on investments made in existing portfolio companies (and not new investments except for investments in additional securities of existing portfolio companies) that, in the aggregate, do not exceed 10% of total commitments, (e) fund obligations under any Company guarantee or indemnity made during the Commitment Period, (f) hedge currency, interest rate, market or other risk with respect to existing investments and/or (g) fund any defaulted commitments. Under normal market conditions, given the anticipated high volume of potential investments, including potential co-investment transactions under any future exemptive relief, the Company expects that all or substantially all capital will be drawn during the Commitment Period.
Key Person Event
A “Key Person Event” means that, within three (3) years of the Company’s election to be regulated as a BDC, one or more of Keith Williams, Chris Semple, and Doug Bratton (each, a “Key Person” and collectively, the “Key Persons”) has ceased to devote substantially all of their business time to the affairs of the Adviser and its affiliates, including the Company. If the Key Person Event involves one Key Person, the Adviser will provide notice within ten (10) days of the Key Person Event to the Company’s shareholders and will propose a replacement Key Person (the “Replacement”). The Replacement will serve as a Key Person unless greater than 50% of the Company’s outstanding shares reject the Replacement. If the Replacement is rejected by greater than 50% of the Company’s outstanding shares, the Company will continue its operations with the two remaining Key Persons.
If a Key Person Event involves two Key Persons, or one Key Person in the event that a Replacement was rejected by shareholders, the Adviser will provide notice within ten (10) days of the Key Person Event to the Company’s shareholders and will propose one or more Replacements, as applicable. If greater than 50% of the Company’s outstanding shares reject such Replacement(s), such that the Company would continue its operations with only one remaining Key Person, the Company will take commercially reasonable efforts to wind-down its operations. For the avoidance of any doubt, any such Key Person Event shall not be deemed, in and of itself, to cause an assignment of the Investment Management Agreement for purposes of the 1940 Act.
Share Repurchase Program
We intend to commence a share repurchase program in which we intend to repurchase, in each quarter, up to 5% of our outstanding Shares as of the close of the previous calendar quarter, generally using a purchase price equal to our NAV per share as of a recent date. However, we are not obligated to repurchase any Shares. The Board may amend, suspend or terminate the share repurchase program if it deems such action to be in our best interest and the best interest of our shareholders. As a result, share repurchases may not be available each quarter, shareholders may not be able to sell their Shares promptly or at a desired price, and an investment in our Shares is not suitable if you require short-term liquidity with respect to your investment in us.
If we were to engage in a repurchase offer, shareholders would be able to tender their Shares at a price equal to our NAV per share as of a recent date. Any repurchase offer presented to our shareholders will remain open for a minimum of 20 business days following the commencement of the repurchase offer. In the materials that we send to our shareholders regarding a repurchase offer, we will include the date on which the repurchase offer will expire. All tenders for repurchase requests must be received prior to the expiration of the repurchase offer in order to be valid.

Additionally, Shares that have not been outstanding for at least one year will be repurchased at 98% of the NAV per share as of the last calendar day of the applicable quarter, meaning that such Shares will be repurchased at a 2% discount to the amount otherwise payable by the Company for such repurchased Shares.
We intend to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act and the 1940 Act and subject to compliance with applicable covenants and restrictions under any financing arrangements. All Shares purchased by us pursuant to the terms of each tender offer will be redeemed and thereafter will be authorized and unissued Shares. See Item 9. Market Price of and Dividends on the Registrant’s Shares and Related Shareholder Matters—Share Repurchase Program.
Investment Objective
The Company’s investment objective is to generate current income and, to a lesser extent, long-term capital appreciation by targeting investments that we believe have favorable risk-adjusted returns and the ability to generate price appreciation. We will seek to meet this investment objective by:
•employing a longstanding investment approach focused on long-term credit performance and downside protection, generally investing in loans with asset coverage ratios and interest coverage ratios that our investment adviser believes provide substantial credit protection, and also seeking favorable financial protections, including, where our investment adviser believes necessary, one or more financial maintenance covenants;
•focusing on illiquid credit of U.S. companies, and to a lesser extent on liquid credit of U.S. companies and illiquid credit non-U.S. companies;
•focusing on investments largely in the lower and core middle market, which the Company defines as companies between $10 million and $75 million in EBITDA; and
•maintaining rigorous portfolio monitoring to anticipate and pre-empt negative credit events in the portfolio.
Investment Strategy
To meet our investment objective, the Company will leverage Crestline’s direct lending and opportunistic lending strategies. Crestline’s direct lending strategy is driven by investments in senior secured, first-lien lending to lower and middle market companies in the United States (the “Direct Lending Strategy”). Returns within this strategy are almost exclusively driven by current income, with some benefit also coming from lender prepayment penalties. The majority of companies that Crestline currently lends to are each backed by a private equity sponsor, although Crestline also lends to non-sponsor backed borrowers.
Crestline’s opportunistic lending strategy focuses on lower and middle market companies in the United States and emphasizes capital preservation (the “Opportunistic Strategy”). The Opportunistic Strategy has many similarities with the Direct Lending Strategy. However, these investments will often be structured to include elements of current income, deferred interest and equity upside most often in the form of equity participation. Additionally, unlike the Direct Lending Strategy, the Opportunistic Strategy primarily lends to companies that are not backed by a private equity sponsor. As a result, the risk and return profile of these investments is typically higher than direct lending. To mitigate these risks, the Company’s investments will consist principally of directly originated transactions that are the most senior position within a borrower’s capital structure. These investments will likely be in the form of a first-lien loan or a preferred investment, where there is no debt with a higher priority. The Company’s investments will also be primarily structured to have a high element of contractual return from either current income, deferred payment-in-kind (“PIK”) interest, and repayment premiums. In addition, many investments within the Opportunistic Strategy will also be directly or indirectly backed by physical assets. While the majority of our investments are senior or “first dollar out” risk, we may from time to time also structure investments as mezzanine or subordinated positions when there is compelling relative value.

Importantly, both strategies are supported by the same investment team. This structure creates a better-aligned team with the ability to generate a wider sourcing funnel, and ensures the investment team has a holistic view regarding relative value on risk and related return across the private credit spectrum.
We will also capitalize on Crestline’s scale and reputation in the market as an attractive capital solution provider to meet our investment objective. We also expect to benefit from Crestline’s ability to transact with speed and certainty, and its long-standing and extensive relationships with financial sponsors that require financing for their transactions.
We will invest a majority of our assets directly or indirectly in private credit investments (loans, preferred securities, bonds and other credit instruments that are issued in private offerings or issued by private companies) of varying maturities.
Most of our investments will be in private U.S. companies (we generally have to invest at least 70% of our total assets in “qualifying assets,” including privately-offered loans, equity and debt securities issued by private U.S. companies or certain public companies). We also expect to invest to some extent in non-U.S. companies, but we do not expect to invest in emerging markets. We believe that our syndicated market investments will serve two purposes. First, investing in syndicated markets enables us to utilize our credit underwriting capabilities to identify and invest in mis-priced assets, such mis-pricing being the result of other investors’ needing liquidity or underestimating the earnings power of the business. Second, to a lesser extent, such investments will help maintain liquidity to satisfy any share repurchases, to the extent such repurchases are offered, and as well as manage cash.
We intend to invest principally in a portfolio of directly originated loans, secured floating and fixed rate syndicated loans, corporate bonds and other types of credit instruments. The direct originated loans will be primarily senior in the capital structure and will be structured as loans but may also take the form of preferred debt. For purposes of the above investment strategy, “credit instruments” may include commercial real estate loans or mortgages, securitized products, notes, bills, debentures, bank loans, convertible preferred securities, and government securities. The Company may also make limited investments in non-U.S. companies and illiquid and restricted securities. Our portfolio may also include equity interests such as common stock, preferred stock, warrants or options, which generally would be obtained as part of providing a broader financing solution.
Most of the debt investments we intend to make in are unrated or rated below investment grade, which is often an indication of size, credit worthiness and speculative nature relative to the capacity of the borrower to pay interest and principal. Generally, if our unrated investments were rated, they would be rated below investment grade. These investments, which are often referred to as “junk” or “high yield”, have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and are illiquid.
The level of our investment activity will depend on many factors, including the amount of debt and equity capital available to prospective portfolio companies, the level of merger, acquisition and refinancing activity for such companies, the availability of credit to finance transactions, the general economic environment, and the competitive environment for the types of investments we make.
Within our private investments, we intend to focus on investments in companies that we consider to be in the lower and core part of the middle market. These are generally defined as companies that have between $10 million and $75 million of EBITDA. Within the lower and core middle market, we will likely face less competition from other lenders, which we anticipate will allow us to structure investments to obtain stronger pricing, covenants, and other protections.
To a lesser extent, we intend to source private investments within the upper middle market when there is compelling relative value and we are able to identify opportunities that have the same or similar characteristics as previously described. We may from time to time also invest in companies with less than $10 million of EBITDA. However, on an aggregate basis, such investments will likely not comprise a meaningful percentage of the Company’s portfolio.

The Company intends to focus investments within a broad base of industry and sectors that contain companies with high levels of recurring revenue and/or multiple independent pools of value. We believe that companies which offer a mission-critical service, or have multiple pools of value, have the ability to diversify risk by maintaining independent cash flow streams, which protects value for our investors. Companies with these attributes tend to have lower fixed costs and higher pricing power, which allows them to be more resilient in challenging economic environments.
We believe our focus on the lower and core middle market will enhance our ability to make investments with considerable covenant protection. We anticipate that our loans’ covenants will typically include both maintenance and incurrence tests to ensure that we have the contractual rights to impose value preservation remedies in situations where limits are breached. We may invest in, or obtain exposure to, obligations that may be “covenant-lite,” which means such obligations lack certain financial maintenance covenants. See Item 1A. Risk Factors—Risks Relating to Our Investments—Our investments are very risky and highly speculative.
Use of Derivatives and Borrowing
We may, but are not required to, enter into interest rate, foreign exchange or other derivative agreements to hedge interest rate, currency, credit or other risks, but we do not generally intend to enter into any such derivative agreements for speculative purposes. Any derivative agreements entered into for speculative purposes are not expected to be material to the Fund’s business or results of operations. These hedging activities, which will be in compliance with applicable legal and regulatory requirements, may include the use of futures, options and forward contracts. We will bear the costs incurred in connection with entering into, administering and settling any such derivative contracts. There can be no assurance any hedging strategy we employ will be successful.
We intend to borrow funds to make additional investments. We will use this practice, which is known as “leverage,” to attempt to increase returns to our shareholders, but it involves significant risks. A BDC generally will be permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to its common stock if its asset coverage, as defined in the 1940 Act, would at least be equal to 200% immediately after each such issuance. Additionally, certain provisions of the 1940 Act allow a BDC to increase the maximum amount of leverage it may incur by reducing the asset coverage ratio of 200% to an asset coverage ratio of 150% if certain requirements are met. The reduced asset coverage requirement permits a BDC to borrow up to two dollars for every dollar it has in assets less all liabilities and indebtedness not represented by senior securities issued by it. We may also use leverage in the form of the issuance of preferred Shares, but that is not currently our general intent. The initial shareholders of the Ramp Vehicle have approved a proposal to reduce our asset coverage ratio to 150%.
In normal course, we intend to manage the portfolio with at least a 200% asset coverage ratio. However, we may reduce our asset coverage ratio to 167.5% which would allow us to borrow one and a half dollars for every dollar it has in assets less all liabilities and indebtedness not represented by senior securities issued by the company. This additional flexibility will allow us to make investments intra-quarter that are to be funded by investor commitments that sit in our “entry queue.” This will benefit existing investors as we will be able to efficiently make new investments without deviating from our investment strategy by temporarily holding excess liquid credit investments that could introduce additional volatility into the portfolio or holding excess cash, that could dilute investor returns. The additional flexibility will also benefit subscribing investors as it will allow us to call capital from the “entry queue” more quickly. The amount of leverage that we employ at any particular time will depend on the Adviser and our Board’s assessments of market and other factors at the time of any proposed borrowing. See —Regulation as a Business Development Company in this section and Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We will borrow money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing with us.
Distributions
We currently intend to pay regular quarterly distributions commencing with the first full calendar quarter after the BDC Election Date. However, any distributions we make will be at the sole discretion of our Board, who will consider factors such as our earnings, cash flow, capital needs and general financial condition and the requirements of Delaware law. As a result, our distribution rates and payment frequency may vary from time to time.

Investment Process
Sourcing and Origination
Our origination strategy focuses on identifying all potential sources of deal flow within the lower and core middle markets in the United States. The Company’s financing is expected to be utilized for a variety of purposes, including to fund organic growth, acquisitions, recapitalizations, management buyouts and leveraged buyouts. Our origination approach is consistent across both the Direct Lending and Opportunistic Strategies. Having a single, cohesive team managing both strategies offers significant sourcing advantages by providing a comprehensive view across the risk and return spectrum. This ultimately leads to a wider sourcing funnel as borrowers, or their representatives, recognize that we can provide multiple forms of capital. For example, we often source opportunities for both the Direct Lending and Opportunistic Strategy from the same origination source, such as a boutique investment bank. We believe this gives us access to less competitive opportunities that are not highly marketed.
The Company believes that well-performing assets tend to be sourced from industry specialists who identify companies within their areas of focus that have the investment attributes we seek, high levels of recurring revenue and/or multiple independent pools of value. As a result, members of the Investment Team are aligned into industry specific sub-teams or “pods”. These pods support critical phases of the investment process including sourcing and due diligence. Team members may be a part of more than one pod to prevent silos and enhance communication. However, the number of pods one person belongs to is controlled to retain industry expertise. Over time, Crestline will continue to expand staffing and the number of pods as additional sectors with these characteristics are identified.
The Company believes that this specialization of these industry-oriented pods make Crestline an attractive source of financing for middle market borrowers, as Crestline is able to efficiently screen through opportunities and, if justified, move them to the screening and due diligence phase of the investment process. This structure has also allowed Crestline to develop strong relationships with multiple sourcing channels, including private equity sponsors, boutique investment banks, brokers and portfolio companies. Crestline intends to continue direct engagement with portfolio companies through direct calling efforts, increasing the frequency of opportunities where Crestline can serve as a repeat lender.
In addition, Crestline has dedicated geographical sourcing team members, as well as regional sponsor and investment banking coverage. Crestline’s industry-specific direct sourcing efforts tend to generate a meaningful number of overall investment opportunities received and actual investment opportunities pursued. However, in addition to this industry-specific approach, having the option of more general investment banking coverage also provides the ability to focus on new industries.
We believe the combination of Crestline’s industry-specific model, generalist bank coverage and Crestline’s growing intrinsic base of existing portfolio companies create an effective and scalable sourcing platform for the Company.
Screening and Due Diligence
Across all strategies, the Adviser will adhere to a systematic, consistent, and rigorous investment screening and selection process with an emphasis on detailed fundamental analysis and due diligence. The process is designed to focus on identifying business, collateral and structural risks which could create investment impairment. The investment process will generally be segmented into (i) Quick Look, (ii) Preliminary Report, and (iii) Final Research Report stages:
The Quick Look serves as a brief description of the opportunity, the deal dynamic, and expected returns. At this early stage, we will determine whether the opportunity warrants further due diligence, thus moving the opportunity to the Preliminary Report stage.

When the opportunity reaches the Preliminary Report stage, the Adviser will complete multiple elements of additional research and diligence, which may include some or all of the following:
•review investment materials (company information, historical financials, and models)
•identify key risk factors, loan/investment repayment drivers and core areas of diligence;
•utilize traditional valuation methodologies to start to triangulate value;
•management and company calls or meetings;
•formulation of core investment thesis;
•identify potential exit alternatives; and
•identify downside protection drivers.
After reaching the Final Research Report stage where we execute a term sheet/letter of intent, we pursue completion of due diligence and structuring, which may include some or all of the following:
•style underwriting, including analysis of unit level economics, cost and growth drivers, customer and supplier dynamics, company position and competitive dynamics, cash flow profile and drivers, balance sheet strength, site visits and appropriate third-party diligence
•asset level underwriting, including analysis of supply and demand, macro and micro market drivers, historical price fluctuations and causes, regulatory implications and exit alternatives;
•comprehensive focus on downside protection and preservation of capital in all scenarios by identifying and quantifying sources of repayment;
•prepare downside asset recovery and/or liquidation analysis;
•leverage industry contacts and pursue “channel” checks to fully vet the investment opportunity and learn the hidden risks;
•thoroughly assess and scrutinize management, including adequacy of financial controls and background checks;
•verify the adequacy of the investment structure, tenor, call protection, and amortization/ability to de-risk;
•focus structure and covenants to protect downside and mitigate key risks identified in diligence;
•strong documentation resulting in the ability to exert leverage and prevent downside outcomes if something goes wrong;
•regulatory and tax analysis; and
•review for any potential inter-creditor or counter-party structural issues.
Research reports will be presented to our credit strategies Investment Committee to review the proposed investment(s). The Investment Committee has ultimate decision-making authority and accountability. Upon approval, the deal team has the authority to legally commit capital to the opportunity.
Asset Management & Surveillance
Post investment closing, Crestline takes a continuous and methodical approach to monitoring and portfolio management. This may include some or all of the following:
•assessing financial information, key performance indicator analysis and management discussions

•tracking actual performance to forecast;
•performance meetings with management;
•staying abreast of industry trends and dynamics; and
•developing open dialogue with other lenders / investors to understand varying perspectives
Through analyzing the information and discussions, we will conduct investment updates and portfolio reviews to monitor performance, current yield dynamics, exit opportunity and downside protection. Crestline will also monitor the investments to identify any situations where there may be deteriorating fundamentals or in the case of liquid investments, exit options.
Underperforming investments will be managed using a hands-on approach. Crestline’s team has extensive experience restructuring companies, replacing management teams, and evaluating and implementing strategies to improve company performance.
This robust sourcing, screening and due diligence process is designed to produce a highly selective portfolio. To illustrate, over the last five years the team has screened thousands of opportunities across numerous sourcing relationships and closed on <2% of those transactions, representing an expansive network but also tremendous underwriting discipline.
Types of Investments
Our investments are typically expected to have expected maturities between two and six years, however the actual maturity for each investment can be either shorter or longer depending on market conditions including but not limited to economic growth, merger and acquisition activity, the level and expected direction of interest rates and specific borrower dynamics. As previously stated, our investment strategy will heavily focus on investments that are senior in the capital structure, these may take multiple forms including but not limited to:
First-Lien Senior Secured Loans. The Company intends to obtain collateral from portfolio companies in support of the repayment of first lien senior secured loans. This collateral takes the form of first-priority liens on substantially all of the borrower’s assets, including the equity interests of its domestic subsidiaries. The Company’s first-lien senior secured loans may provide for loan amortization in the early years of a loan, with the majority of the amortization deferred until loan maturity, with the expectation, and often a contractual requirement, that the borrower will often pre-pay the loan from cash flows in excess of the scheduled amortization, which is known as an excess cash flow sweep. First-lien senior secured loans generally allow the borrower to make a large lump sum payment of principal at the end of the loan term, and there is a risk of loss if the borrower is unable to pay the lump sum or refinance the amount owed at maturity.
Unitranche Loans. The Company intends to obtain security interests in substantially all of the assets of these portfolio companies that will serve as collateral in support of the repayment of unitranche loans. This collateral takes the form of first-priority liens on substantially all of the borrower’s assets, including the equity interests of its domestic subsidiaries. Unitranche loans typically provide for loan amortization in the initial years of the facility, with the majority of the amortization deferred until loan maturity, with a contractual requirement for excess cash flow sweeps that reduce the average life of the loan. Unitranche loans generally allow the borrower to make a large lump sum payment of principal at the end of the loan term, and there is a risk of loss if the borrower is unable to pay the lump sum or refinance the amount owed at maturity. The Company’s investments in unitranche senior loans may be in participations across the entire loan or through an agreement among lenders in participations in first-out term loans.
In addition to making senior loan investments, the Company may invest opportunistically in second-lien loans, unsecured debt, subordinated loans, “last-out” positions of unitranche loans (including fixed- and floating-rate instruments and instruments with PIK income) and equity-related securities made to middle market companies in which the Company may or may not also hold a corresponding senior loan investment. Below is a further description of such investments.

Second-Lien Loans. It is anticipated that, in connection with the Company’s investments in second-lien loans, the Company will obtain security interests in the assets of these portfolio companies that serve as collateral in support of the repayment of such loans. This collateral may take the form of second priority liens on the assets of the portfolio company. The Company also considers a last-out position in a unitranche loan to be similar to a second-lien loan regarding the priority of payment of last-out positions.
Subordinated Loans. It is anticipated that, in connection with the Company’s investments in subordinated loans, the Company will structure unsecured subordinated loans that provide for high fixed interest rates with substantial current interest income and potentially equity participation or warrants that materially enhance the overall return of the security. The subordinated loans would typically have terms of 6 to 8 years. In some cases, subordinated debt may be collateralized by a subordinated lien on some or all of the assets of the borrower and may provide for some of the interest payable to be PIK.
Preferred Investments. The Company may make preferred investments in portfolio companies. These investments will be made if we believe there is attractive downside protection relative to the opportunity to achieve higher rates of return. Returns may come in the form of a fixed or floating of rate of interest that is either cash pay, PIK or a combination of the two. These investments may also offer capital appreciation through a conversion feature or via an equity participation.
Equity Interests. The Company may from time to time acquire smaller non-control interests in select companies. These investments may, but may not always, be made in portfolio companies where the Company has also made a new or existing debt or preferred investments. Such an equity investment may be in the form of common units, preferred interests, or holding company common or preferred equity interests. In addition, equity interests could be received in connection with an out-of-court restructuring of a portfolio company or a bankruptcy proceeding related thereto.
European Investments. Although the Company’s investment strategy primarily focuses on portfolio companies in the United States, the Company may also invest in companies in Europe. Crestline has a dedicated team based in London that is responsible for sourcing and due diligence. The Investment Team has developed a strong network from which they source unique opportunities, specifically within the Opportunistic Strategy. The Company generally intends to limit these investments to no more than 10% of our overall investment portfolio.
Real Estate Investments. The Company may make investments in private debt backed by commercial real estate, including investing in mortgage-related or asset-backed securities. The Company generally intends to limit these investments to no more than 10% of our overall investment portfolio.
Liquid Credit Investments. The Company may invest in liquid credit instruments, which may include liquid fixed-income securities (such as broadly syndicated loans), high-yield debt, and collateralized loan obligations. The Company generally intends to limit such investments to no more than 10% of our overall investment portfolio. The Company intends to use these investments to maintain liquidity for the share repurchase program and manage cash, while also seeking attractive investment returns.
Additionally, pending investment in the types of assets described above, the Company may invest in other liquid investments, such as, but not limited to, U.S. Treasury bills, commercial paper and short-term investment grade corporate bonds.
For investment types that the Company intends to limit to a certain percentage of its portfolio, there may be some circumstances in which such investments exceed anticipated thresholds. For example, this may occur if the value of a particular investment increases, or in circumstances where the Company has only partially funded an investment that subsequently is fully funded, or a follow-on investment is completed in such a company. In addition, the Company may be in-line with these limitations at the time it commits to an investment but be outside of these limitations at the time an investment is closed. In these and other unforeseen circumstances, the Company intends to retain flexibility to maintain or improve the investment while operating at or around anticipated thresholds.

Allocation of Investments
The Adviser currently manages a number of private investment funds and managed accounts with investment strategies similar to that of the Company. In addition, Crestline or an affiliate serves (and may in the future serve) as general partner or investment adviser for a number of collective investment vehicles and separate accounts, offering investment management services in a diverse range of investment strategies, including some funds and accounts that include investments of the type contemplated herein as part of their investment programs.
To the extent that a particular investment opportunity is suitable for both the Company and other investment accounts of the Adviser, such investment opportunity will typically be allocated among the Company and the other accounts in a manner that the Adviser considers fair, reasonable and equitable under the circumstances taking into consideration such factors as legal, regulatory and tax considerations, availability of capital for investment by the account, liquidity concerns and such other factors as the Adviser deems under the particular circumstances to be relevant in making its investment allocation determination.
When the Adviser determines that it would be appropriate for the Company and one or more other investment accounts to participate in an investment opportunity, they will generally seek to have all accounts participate on an equitable basis. Situations may occur where the Company could be disadvantaged because of the investment activities conducted by the Adviser and its affiliates for other investment accounts due, among other things, to the limited availability of an opportunity or the market impact of investments on behalf of multiple accounts.
Additionally, we and the Adviser have applied for an exemptive order from the SEC that permits us and certain of our affiliates, subject to certain terms and conditions, to co-invest with other funds managed by the Adviser and its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors (the “Application”). There is no assurance that such an exemptive order can be obtained. The SEC issued a notice of the Application on September 5, 2025, and the notice period expired on September 30, 2025, after which the Company was eligible to receive the co-investment exemptive relief order (the “Order”). Additionally, if the Adviser forms other funds in the future, we may co-invest on a concurrent basis with such other funds, subject to compliance with any exemptive relief, applicable regulations and regulatory guidance, and applicable allocation procedures.
Investment Management Agreement
Our investment activities are managed by the Adviser, which will be responsible for originating prospective investments, conducting research and due diligence investigations on potential investments, analyzing investment opportunities, negotiating and structuring our investments and monitoring our investments and portfolio companies on an ongoing basis. The Adviser’s services under the Investment Management Agreement, and the Adviser and/or other entities affiliated with the Adviser may furnish similar services to other entities.
Pursuant to the Investment Management Agreement, we pay the Adviser a base management fee and an incentive fee for its services. The cost of both the base management fee and the incentive fee will ultimately be borne by our shareholders. The base management fee is calculated at a rate based on the value of our net assets at our most recently published net asset value. For the initial period of our operations from the BDC Election Date through the end of the fiscal quarter ending September 30, 2025, the base management fee will be calculated based on the net asset value of the Ramp Vehicle as of the BDC Election Date. See Item 1A. Risk Factors—Risks Relating to our Business and Structure—Our management and incentive fees may induce the Adviser to incur additional leverage.
Certain of our debt investments may contain provisions providing for the payment of PIK interest. Such PIK interest would increase the amount of our assets under management and cause such investment to accrue interest on a higher loan balance, increasing the amount of the base management fee and incentive fee based on income payable to the Adviser. See Item 1A. Risk Factors—Risks Relating to Our Business and Structure—PIK interest payments we receive will increase our assets under management and, as a result, will increase the amount of base management fees and incentive fees payable to our Adviser.

The base management fee is calculated as shown below:

Base Management Fee	Net Assets as of Most Recently Completed Quarter
0.1125% (1.35% annualized)	Less than or equal to $150.0 million
0.0917% (1.10% annualized)	Greater than $150.0 million but less than or equal to $300.0 million
0.0823% (0.9875% annualized)	Greater than $300.0 million but less than or equal to $500.0 million
0.071% (0.85% annualized)	Greater than $500.0 million
The base management fee is payable quarterly in arrears. Base management fees for any partial month or quarter will be appropriately pro-rated.
The incentive fee consists of two parts—an incentive fee based on income and an incentive fee based on capital gains—which are described in more detail below.
Incentive Fee Based on Income
The first part, the income incentive fee, is calculated and payable quarterly in arrears and equals 12.5% of the Company’s Pre-Incentive Fee Net Investment Income (as defined below) for each calendar quarter, subject to a 5.0% annualized hurdle rate, with a catch-up.
The second part, the capital gains fee, is calculated and payable at the end of each calendar year in arrears as 12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees (the “Cumulative Capital Gains”).
Pre-Incentive Fee Net Investment Income means interest income, distribution income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from portfolio companies) accrued during each calendar quarter, minus our operating expenses for such quarter (including the base management fee, expenses payable under the Administration Agreement and any interest expense and distributions paid on any issued and outstanding debt or preferred stock, but excluding the incentive fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as market or original issue discount, debt investments with PIK interest, preferred stock with PIK dividends and zero coupon securities), accrued income that we have not yet received in cash. The Adviser is not under any obligation to reimburse us for any part of the income based fees it receives that are based on accrued income that we never actually receive. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.
Pre-Incentive Fee Net Investment Income will be compared to a “Hurdle Amount” equal to the product of (i) the “hurdle rate” of 1.25% per quarter (5% annualized) and (ii) the Company’s net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) at the end of the immediately preceding calendar quarter.
We will pay the Adviser an incentive fee quarterly in arrears with respect to our Pre-Incentive Fee Net Investment Income in each calendar quarter as follows:
•No incentive fee based on Pre-Incentive Fee Net Investment Income in any calendar quarter in which our Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.25% per quarter (5.0% annualized);
•100% of the dollar amount of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 1.43% (5.72% annualized). We refer to this portion of our Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than 1.43%) as the “catch-up.” The “catch-up” is meant to provide the Adviser with approximately 12.5% of our Pre-Incentive Fee Net Investment

Income as if a hurdle rate did not apply if this net investment income exceeds 1.43% in any calendar quarter; and
•12.5% of the dollar amount of our Pre-Incentive Fee Net Investment Income, if any, that exceed a rate of return of 1.43% (5.72% annualized). This reflects that once the hurdle rate is reached and the catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are allocated to the Adviser.

0%	1.25%	1.43%
←0%→	←100%→	←12.5%→

These calculations are pro-rated for any period of less than three months and adjusted for any share issuances or repurchases by the Company during the relevant quarter. A rise in the general level of interest rates can be expected to lead to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates would make it easier for us to meet or exceed the incentive fee hurdle rate and may result in a substantial increase of the amount of incentive fees payable to the Adviser with respect to Pre-Incentive Fee Net Investment Income. Because of the structure of the incentive fee, it is possible that we may pay an incentive fee in a calendar quarter in which we incur an overall loss taking into account capital account losses. For example, if we receive Pre-Incentive Fee Net Investment Income in excess of the quarterly hurdle rate, we will pay the applicable incentive fee even if we have incurred a loss in that calendar quarter due to realized and unrealized capital losses.
Incentive Fee Based on Capital Gains
The second part of the incentive fee is a capital gains incentive fee that is determined and payable in arrears in at the end of each fiscal year, and equals:
•12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with GAAP.
Indemnity
Under the Investment Management Agreement, the Adviser has not assumed any responsibility to us other than to render the services called for under that agreement. It is not responsible for any action of our Board in following or declining to follow the Adviser’s advice or recommendations. Under the Investment Management Agreement, the Adviser, its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, and any person controlling or controlled by the Adviser is not liable to us, any subsidiary of ours, our directors, our shareholders or any subsidiary’s shareholders or partners for acts or omissions performed in accordance with and pursuant to the Investment Management Agreement, except those resulting from acts constituting material breaches of the Investment Management Agreement, violations of applicable federal and state securities laws, and acts constituting fraud, gross negligence, willful misfeasance, bad faith or reckless disregard of the duties that the Adviser owes to us under the Investment Management Agreement.
In addition, as part of the Investment Management Agreement, we have agreed to indemnify the Adviser and each of its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Investment Management Agreement, except where attributable to material breaches of the Investment Management Agreement, violations of applicable federal and state securities laws, fraud, gross negligence, willful misfeasance, bad faith or reckless disregard of such person’s duties under the Investment Management Agreement. These protections may lead the Adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account. United States federal and state securities laws may impose liability under certain circumstances on persons who act in good faith. Nothing in the

Investment Management Agreement constitutes a waiver or limitation of any rights that the Company may have under any applicable federal or state securities laws.
Administration Agreement
We also have entered into an administration agreement (the “Administration Agreement”) with the Administrator, pursuant to which the Administrator provides the administrative services necessary for us to operate, and we utilize the Administrator’s office facilities, equipment and recordkeeping services. Pursuant to the Administration Agreement, the Administrator has agreed to oversee our public reporting requirements and tax reporting and monitor our expenses and the performance of professional services rendered to us by others. We will reimburse the Administrator for its costs and expenses and our allocable portion of overhead incurred by it in performing its obligations under the Administration Agreement, including compensation paid to or compensatory distributions received by our officers (including our Chief Compliance Officer and Chief Financial Officer) and any of their respective staff who provide services to us, operations staff who provide services to us, and internal audit staff, if any. Our allocable portion of overhead will be determined by the Administrator, which expects to use various methodologies such as allocation based on the percentage of time certain individuals devote, on an estimated basis, to the business and affairs of the Company, and is subject to oversight by the Board. See Fees and Expenses.
The Administrator will waive its right to be reimbursed in the event that any such reimbursements would cause any distributions to our shareholders to constitute a return of capital. In addition, the Administrator is permitted to delegate its duties under the Administration Agreement to affiliates or third parties and we will reimburse the expenses of these parties incurred and paid by the Adviser on our behalf.
On August 19, 2025, both the Investment Management Agreement and the Administration Agreement were approved by our Board. Unless earlier terminated as described below, both the Investment Management Agreement and the Administration Agreement will remain in effect for a period of two years from their effective date on September 2, 2025 and will remain in effect from year to year thereafter if approved annually by (i) the vote of our Board, or by the vote of a majority of our outstanding voting securities, and (ii) the vote of a majority of our Independent Directors. The Investment Management Agreement and the Administration Agreement will automatically terminate in the event of their assignment. Both the Investment Management Agreement and the Administration Agreement may be terminated by either party without penalty upon not less than 60 days’ written notice to the other.
Investment Valuation
We apply Financial Accounting Standards Board Accounting Standards Codification 820, Fair Value Measurements (“ASC 820”), as amended, which establishes a framework for measuring fair value in accordance with U.S. GAAP and required disclosures of fair value measurements. ASC 820 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market (which may be a hypothetical market) that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820, we will consider its principal market to be the market that has the greatest volume and level of activity. ASC 820 specifies a fair value hierarchy that prioritizes and ranks the level of observability of inputs used in determination of fair value. In accordance with ASC 820, these levels are summarized below:
•Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access.
•Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
•Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of any investments that are transferred between levels will be measured as of the beginning of the quarter in which the reclassification of the investment occurred. In addition to using the above inputs in investment valuations, we will apply the valuation policy approved by the Board, which is consistent with ASC 820. Under our valuation policy, we will evaluate the source of the inputs, including any markets in which our investments are trading (or any markets in which securities with similar attributes are trading), in determining fair value. When an investment is valued based on prices provided by reputable dealers or pricing services (that is, broker quotes), we will subject those prices to various criteria in making the determination as to whether a particular investment would qualify for treatment as a Level 2 or Level 3 investment.
Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may fluctuate from period to period. Additionally, the fair value of such investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that may ultimately be realized. Further, such investments are generally less liquid than publicly traded securities and may be subject to contractual and other restrictions on resale. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we could realize amounts that are different from the amounts presented and such differences could be material.
In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected herein.
Determination of Net Asset Value
On August 19, 2025, our Board designated the Adviser as our Valuation Designee pursuant to Rule 2a-5 under the 1940 Act. The Valuation Designee, subject to the oversight of our Board, will determine our NAV per share quarterly. The NAV per share is equal to the value of total assets minus liabilities divided by the total number of Shares outstanding at the date as of which the determination is made.
Investment transactions are recorded on the trade date. Realized gains or losses will be computed using the specific identification method without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. The net change in unrealized gains or losses primarily reflects the change in investment values, including the reversal of previously recorded unrealized gains or losses with respect to investments realized during the period.
As part of the valuation process, the Adviser, as our Valuation Designee, will take into account relevant factors in determining the fair value of our investments, including: the estimated enterprise value of a portfolio company (i.e., the total fair value of the portfolio company’s debt and equity), the nature and realizable value of any collateral, the portfolio company’s ability to make payments based on its earnings and cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company’s securities to any similar publicly traded securities, and overall changes in the interest rate environment and the credit markets that may affect the price at which similar investments may be made in the future. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Board, the Valuation Designee will consider whether the pricing indicated by the external event corroborates its valuation.
Each quarter, the Valuation Designee will undertake a multi-step valuation process, which includes, among other procedures, the following:
•With respect to investments for which market quotations are readily available, those investments will typically be valued at the bid price of those market quotations;
•With respect to investments for which market quotations are not readily available, our quarterly valuation process begins with each portfolio company or investment being initially valued by the respective Crestline team. Separately, an independent valuation firm engaged by the Valuation Designee will provide third party valuation consulting services with respect to our investments at least twice annually for all investments held in the portfolio for at least six months; and

•Pursuant to Rule 2a-5, the Valuation Designee's valuation conclusions will be documented, finalized, then presented to the Board along with any reports required under Rule 2a-5.
Determinations in Connection with a Drawdown or Subsequent Closing
In connection with a drawdown or a subsequent closing, as applicable, subject to the oversight of our Board, the Valuation Designee, no later than 48 hours (excluding Sundays and holidays) prior to the drawdown date, will make the determination that we are not selling Shares at a price per share that is below its then-current NAV. The Valuation Designee will consider the following factors, among others, in making such determination:
•The NAV per share disclosed in the most recent periodic report we filed with the SEC;
•Our management’s assessment of whether any material change in the NAV per share has occurred (including through the realization of net gains on the sale of portfolio investments), or any material change in the fair value of portfolio investments has occurred, in each case, from the period beginning on the date of the most recently completed calendar quarter to the period ending 48 hours (excluding Sundays and holidays) prior to the drawdown date; and
•The magnitude of the difference between (i) a value that the Valuation Designee has determined reflects the current (as of a time within 48 hours, excluding Sundays and holidays) NAV of the Shares, which is based upon the NAV of the Shares disclosed in the most recent periodic report we filed with the SEC, as adjusted to reflect our management’s assessment of any material change in the NAV of the Shares since the date of the most recently disclosed NAV, and (ii) the offering price of the Shares in the proposed offering.
These processes and procedures are part of our compliance policies and procedures. Records will be made contemporaneously with all determinations described in this section and these records will be maintained with other records that we are required to maintain under the 1940 Act.
Fees and Expenses
The table below provides information about the Company’s estimated annual operating expenses during the following twelve months, expressed as a percentage of average net assets attributable to our Shares. The percentages indicated in the table below are estimates and may vary.

Management Fee(1)	0.92%
Incentive Fee(2)	1.37%
Interest Payments on Borrowed Funds(3)	5.23%
Other Expenses(4)	1.13%
Acquired Fund Fees and Expenses	—%
Total Annual Expenses(5)	8.65%
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(1)Amount assumes we have average net assets of $376.2 million during the following twelve months.
(2)Incentive fees payable under the Investment Management Agreement reflects estimated amounts that we expect to pay during the next twelve months. Under the Investment Management Agreement, the incentive fees consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the incentive fee is based on our Pre-Incentive Fee Net Investment Income (as defined above) and a portion is based on our capital gains. The table reflects incentive fee on income calculated at a rate of 12.5% based on estimated Pre-Incentive Fee Net Investment Income over the annualized hurdle rate of 5% and assumes no incentive fee on capital gains.
(3)We may borrow funds to make investments. To the extent that we determine it is appropriate to borrow funds to make investments, the costs associated with such borrowing will be indirectly borne by our shareholders. The figure in the table assumes we borrow for investment purposes an amount equal to 110% of our average net assets (including such borrowed funds) during the following twelve months and that the annual interest rate on the amount borrowed is the Secured Overnight Financing Rate (“SOFR”) +1.95%. We may borrow additional funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so.
(4)“Other Expenses” include our estimated overhead expenses during the next twelve months, including expenses reimbursable under the Investment Management Agreement and the Administration Agreement based on our allocable portion of overhead and other expenses incurred by the Administrator (see “Administration Agreement”).
(5)“Total Annual Expenses” as a percentage of average net assets attributable to our units of limited liability company interests are higher than the total annual expenses percentage would be for a fund that is not leveraged. We borrow money to leverage our net assets, which increases our total assets. The SEC requires that the “total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness), rather than the total assets, including assets that have been funded with borrowed monies.
Example: We have provided an example of the projected dollar amount of total expenses that would be incurred over various periods with respect to a hypothetical $1,000 investment in our Shares. In calculating the following expense amounts, we have assumed that our annual estimated operating expenses and offering expenses remain at the levels set forth in the table above and the annual return before fees and expenses is 5.0%. The foregoing table is to assist investors in understanding the various costs and expenses that an investor in our Shares will bear directly or indirectly. While the example assumes a 5.0% annual return, our performance will vary and may result in a return greater or less than 5.0%.

Return Assumption	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return from net investment income:	$73	$213	$348	$658
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return solely from net realized capital gains:	$79	$230	$373	$695
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(1)Assumes we do not incur any incentive compensation payable to the Adviser under the Investment Management Agreement in this scenario, as the Pre-Incentive Fee Net Investment Income is subject to an annualized hurdle rate of 5%; assumes no capital gain incentive compensation.
(2)Assumes a 5% annual return resulting entirely from net realized capital gains and not otherwise deferrable under the terms of the Investment Management Agreement and therefore subject to the incentive fee based on capital gains.
The foregoing table is to assist you in understanding the various costs and expenses that a shareholder will bear directly or indirectly. While the example assumes, as required by the SEC, a 5.0% annual return, our performance will vary and may result in a return greater or less than 5.0%. If we were to achieve sufficient returns on our investments, including through the realization of capital gains, to trigger income based incentive fees or capital gains incentive fees of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all distributions at NAV, if our Board authorizes, and we declare, cash distributions, shareholders who have not opted out of our dividend reinvestment plan will receive a number of Shares determined by dividing the total dollar amount of the dividend payable to such shareholder by our most recently published NAV per Share.
This example and the expenses in the table above should not be considered a representation of our future expenses, as actual expenses that we may incur in the future may be greater or less than those shown.
Our primary operating expenses include the payment of fees to the Adviser under the Investment Management Agreement, our allocable portion of overhead expenses under the Administration Agreement and other operating costs described below.
Subject to the Expense Support and Reimbursement Agreement (as defined below), we are responsible for all costs and expenses incurred in connection with the operations of the Company and locating, structuring, evaluating, consummating, maintaining and disposing of investments and potential investments (whether or not the acquisition is consummated), including but not limited to:
•organizational and offering expenses;
•expenses incurred in valuing our assets and computing our NAV;
•the costs and expenses of due diligence of potential investments, monitoring performance of our investments, serving as directors and officers of portfolio companies, providing managerial assistance to portfolio companies, enforcing our rights in respect of its investments and disposing of investments and expenses related to unsuccessful portfolio acquisition efforts (“Portfolio Investment Costs”);
•expenses incurred by our Administrator or payable to third parties, including agents, consultants or other advisors, in monitoring financial, legal, regulatory, and compliance affairs for us and in monitoring our investments and performing due diligence on our prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments;
•interest payable on debt, if any, incurred to finance our investments and other fees and expenses related to our borrowings;
•offerings of our Shares and other securities (including underwriting fees, other similar fees and commissions);
•base management fees and incentive fees;
•third party investor hosting and similar platforms and service providers;
•administration fees;
•transfer agent and custody fees and expenses;
•federal and state registration fees;
•U.S. federal, state and local taxes;
•Independent Directors’ fees and expenses;
•costs of preparing and filing reports or other documents required by the SEC or other regulators;
•costs of any reports, proxy statements or other notices to shareholders, including printing costs;
•the costs associated with individual or group shareholders;
•our allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;
•direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, third-party investor hosting and similar platforms and service providers, and outside legal costs; and
•all other expenses incurred by us, the Adviser or the Administrator in connection with administering our business, such as the allocable portion of overhead under the Administration Agreement, including rent, office equipment, utilities and the allocable portion of the cost of our Chief Financial Officer and Chief Compliance Officer and their respective staffs.
For the avoidance of doubt, except as explicitly set forth above, the Adviser is responsible for any compensation paid to its investment professionals for any investment advisory services provided to us under the Investment Management Agreement.
Expense Support and Reimbursement Agreement
We have entered into an expense support and reimbursement agreement (the “Expense Support and Reimbursement Agreement”) with the Adviser. Pursuant to the Expense Support and Reimbursement Agreement, the Adviser has agreed to pay certain expenses on our behalf, including our organizational and offering costs (each, an “Expense Payment”). The Adviser is eligible to be reimbursed by us for such Expense Payments (a “Reimbursement Payment”) as described below.
The amount of any Expense Payment by the Adviser, and our obligation to make a Reimbursement Payment, is determined by whether we exceed an annual expense cap equal to a percentage of our NAV (the “Annual Expense Cap”). For example, if the Annual Expense Cap in place was 1.35%, and we incurred expenses equivalent to 1.35% plus 25 basis points of our NAV during a given quarter, the Adviser would make an Expense Payment equivalent to the 25 basis points. In addition, if we incur expenses equivalent of 1.35% less 25 basis points in a given quarter, we would have the obligation to reimburse the Adviser up to 25 basis points of our NAV to the extent it does not exceed the total amount of reimbursable expenses due to the Adviser. The calculation of the Annual Expense Cap will be appropriately pro rated for our initial period of operations.
The Annual Expense Cap rates applicable based on our NAV are set forth below:

Expense Cap	NAV
0.5% (2.00% annualized)	Less than or equal to $150.0 million
0.4375% (1.75% annualized)	Greater than $150.0 million but less than or equal to $200.0 million
0.375% (1.50% annualized)	Greater than $200.0 million but less than or equal to $250.0 million
0.3375% (1.35% annualized)	Greater than $250.0 million but less than or equal to $300.0 million
0.3125% (1.25% annualized)	Greater than $300.0 million but less than or equal to $350.0 million
0.2875% (1.15% annualized)	Greater than $350.0 million but less than or equal to $400.0 million
0.25% (1.00% annualized)	Greater than $400.0 million
The Annual Expense Cap and the obligation for the Adviser to make an Expense Payment, or the Company to make a Reimbursement Payment, does not include certain expenses, including:
(i)any cost of debt, including fees and expenses incurred in connection with any credit facility obtained by the Company or any of its subsidiaries, such as expenses for acquiring ratings related to such credit facilities and upfront or placement fees charged in connection with such credit facilities;
(ii)management and incentive fees payable by the Company to the Adviser pursuant to the Investment Management Agreement;
(iii)any distribution and shareholder servicing fees should the Company elect to offer multiple classes of shares, and any fees or expenses incurred in connection with the regulatory review of such fee arrangements;
(iv)taxes paid by the Company or any of its subsidiaries; and
(v)extraordinary expenses resulting from events or transactions outside the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding, indemnification expenses, and expenses incurred in connection with holding and/or soliciting proxies for any meetings of the Company’s shareholders.
We shall make such Reimbursement Payments, or a portion thereof, to the Adviser until such time as all Expense Payments made by the Adviser to us within three years prior to the last business day of the applicable calendar month in which such Reimbursement Payment obligation is accrued.
In addition to the foregoing, the Adviser may elect to exclude other expenses from the Annual Expense Cap reasonably at its discretion in good faith. In the event that the Company’s shareholders elect to wind-down the Company’s operations, the Expense Cap will be waived, unless the wind-down is the result of an uncured Key Person Event (as defined above), an act by the Adviser that constitutes a material breach of the Investment Management Agreement, an act of common law fraud, gross negligence (as defined under the laws of the State of Delaware), or a violation of applicable securities laws, which breach, act, or violation has a material adverse effect on the business of the Company or the ability of the Adviser to perform its duties under the Investment Management Agreement, or the criminal conviction of the Adviser of a violation of any antifraud provisions of laws relating to the financial services industry or of any other statute, regulation, or law involving intentional fraud, misappropriation, or embezzlement. In the event of a wind-down initiated by the Adviser, the Expense Cap will be waived once our NAV reaches less than $150.0 million.

Placement Agent
We or the Adviser may engage one or more placement agents to assist with the placement of the Shares. The Adviser and/or investors referred by a placement agent shall pay all compensation to the placement agent. Any placement fees borne by an investor shall be fully disclosed to such investor. We do not currently intend to pay compensation to any placement agents in connection with the Private Offering. The prospect of receiving placement fees or other compensation may provide placement agents and/or their salespersons with an incentive to favor sales of the Shares over the sale of interests of other investments with respect to which the placement agent does not receive such additional compensation, or receives lower levels of additional compensation.
Capital Resources and Borrowings
We anticipate cash to be generated from the Private Offering and other future offerings of securities, and cash flows from operations, including interest earned from the temporary investment of cash in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. Additionally, we will be permitted, under specified conditions, to issue multiple classes of indebtedness and one class of securities senior to our Shares if our asset coverage, as defined in the 1940 Act, is at least equal to 150% immediately after each such issuance. Furthermore, while any indebtedness and senior securities remain outstanding, we must make provisions to prohibit any distribution to our shareholders or the repurchase of such securities or Shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. In connection with any borrowings, our lenders may require us to pledge assets, investor commitments to fund capital calls and/or the proceeds of those capital calls. In addition, the lenders may ask us to comply with positive or negative covenants that could have an effect on our operations.
We intend to employ leverage within the limitations of the applicable laws and regulations for BDCs, although we do not currently have any borrowing arrangements in place. Any decision on our part to use leverage will depend upon our assessment of the attractiveness of available investment opportunities in relation to the costs and perceived risks of such leverage. We may, directly or indirectly through one or more subsidiaries, obtain one or more credit facilities to meet our capital needs (each, a “Credit Facility”) and such Credit Facilities may be secured by a pledge by us or our subsidiaries of all or some of our assets. The amount of borrowings and leverage will depend on market conditions and investment opportunities, as well as the types of investments held by us and the liquidity and value of the investments. We may obtain a credit facility to meet our capital needs (a “Subscription Facility”). Such Subscription Facility may be secured by a pledge of the investors’ unfunded capital commitments. Investors may be required to confirm the terms of their capital commitments to the lender, to honor capital calls made by the lender, to provide financial information to the lender and to execute other documents in connection with obtaining such Subscription Facility.
Deutsche Bank Credit Facility
On September 19, 2025, we entered into a Loan Financing and Servicing Agreement with CL LSF SPV I, LLC (“CL SPV”), our wholly owned subsidiary, as borrower, the Company, as equityholder and servicer, Deutsche Bank AG, New York Branch, as facility agent, State Street Bank and Trust Company, as collateral agent and collateral custodian, and the lenders from time to time party thereto (the “Loan Agreement”). Under the Loan Agreement, the lenders have agreed to extend credit to CL SPV in an aggregate principal amount of up to $150.0 million (the “DB Credit Facility”). The DB Credit Facility is secured by all of the assets held by CL SPV, and we can transfer from time to time certain loans and debt securities that we have originated or acquired to CL SPV through a sale and contribution agreement. The period during which CL SPV may request drawdowns under the DB Credit Facility (the “Revolving Period”) commenced on September 19, 2025 and will continue through September 19, 2028 unless there is an earlier termination or event of default. The DB Credit Facility will mature on September 19, 2030, or earlier if CL SPV ceases to exist or an event of default occurs.
During the Revolving Period, borrowings under the DB Credit Facility will bear interest at the applicable interest rate plus 1.95% per annum during the Revolving Period, and 2.10% per annum after the Revolving Period, subject to certain conditions. The applicable interest rate under the DB Credit Facility is (i) the 3-month Bank Bill Swap Rate with respect to any advances denominated in Australian dollars; (ii) the 3-month term CORRA plus an adjustment with respect to any advances denominated in Canadian dollars; (iii) the 3-month Euro Interbank Offered Rate with respect to any advances denominated in Euros; (iv) the daily simple Sterling Overnight Index Average with respect to any other advances denominated in U.K. pound sterling plus an adjustment; and (v) the three-month term SOFR with respect to any other advances denominated in U.S. dollars.
Dividend Reinvestment Plan
We have adopted a dividend reinvestment plan that provides for reinvestment of our dividends and other distributions on behalf of our shareholders, unless a shareholder elects to receive cash as provided below. As a result of adopting such a plan, if our Board authorizes, and we declare, a cash dividend or distribution, our shareholders who have not opted out of our dividend reinvestment plan will have their cash dividends or distributions automatically reinvested in additional Shares, rather than receiving cash. For the avoidance of doubt, a shareholder’s distribution will either be paid by reinvesting such distribution in additional Shares pursuant to the dividend reinvestment plan, or in cash, depending on such shareholder’s election under the dividend reinvestment plan.
No action will be required on the part of a shareholder to have his or her cash dividends and distributions reinvested in our Shares. A shareholder could instead elect to receive a dividend or distribution in cash by notifying the Adviser in writing, so that such notice is received by the Adviser no later than 10 days prior to the record date for distributions to the shareholders. The Adviser will set up an account for Shares acquired through the plan for each shareholder who does not elect to receive dividends and distributions in cash and hold such Shares in non-certificated form. Shareholders that have elected to receive their distributions in cash that hold their Shares through a brokerage account and transfer such Shares to another broker should notify the Adviser of the transfer and ensure that the broker permits receipt of distributions in cash.
The number of Shares to be issued to a shareholder under the dividend reinvestment plan will be determined by dividing the total dollar amount of the distribution payable to such shareholder by our most recently published NAV per Share. We intend to use newly issued Shares to implement the plan.
The plan will be terminable by us upon notice in writing mailed to each shareholder of record at least 30 days prior to any record date for the payment of any distribution by us. For more information about the dividend reinvestment plan, a shareholder or prospective investor may contact the Adviser.
Administration
We do not currently have any employees. Each officer of the Company is also an employee of the Adviser or its affiliates. See Item 5. Directors and Executive Officers.
Our day-to-day investment operations are managed by the Adviser. The Adviser may hire additional investment professionals to provide services to us, based upon its needs. See Item 1(c). Description of Business—General—Investment Management Agreement.
Non-Exchange Traded, Perpetual-Life BDC
We are a non-exchange traded, perpetual-life BDC, which is a BDC whose shares of beneficial interest are not listed for trading on a stock exchange or other securities market. We use the term “perpetual-life BDC” to describe an investment vehicle of indefinite duration, whose Shares are intended to be sold on a continuous quarterly basis at a price equal to the BDC’s NAV per share as determined as of the end of each calendar quarter. In our perpetual-life structure, we may offer investors an opportunity to sell their Shares on a quarterly basis at NAV, but we are not obligated to offer to repurchase any Shares in any particular quarter at our discretion. We believe that our perpetual nature enables us to execute a patient and opportunistic strategy and be able to invest across different market environments. We currently do not intend to undertake a liquidity event, and we are not obligated by our Limited Liability Company Agreement or otherwise to effect a liquidity event at any time.
Regulation as a Business Development Company
We have elected to be regulated as a BDC under the 1940 Act. A BDC must be organized in the United States for the purpose of investing in or lending to primarily private companies and making significant managerial assistance available to them. A BDC may use capital provided by public shareholders and from other sources to make long-term, private investments in businesses. We do not intend to list our Shares on a stock exchange and will not be publicly traded.
We may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC unless authorized by vote of a majority of the outstanding voting securities, as required by the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company. We do not anticipate any substantial change in the nature of our business.
As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. A majority of our directors must be persons who are not “interested persons” of the Company, as that term is defined in Section 2(a)(19) of the 1940 Act. Additionally, we will be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the BDC. Furthermore, as a BDC, we will be prohibited from protecting any director or officer against any liability to us or our shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.
As a BDC, we are generally required to meet an asset coverage ratio, defined under the 1940 Act as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) to our outstanding senior securities, of at least 150% after each issuance of senior securities. We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our directors who are not interested persons and, in some cases, prior approval by the SEC. As a BDC, we will generally be limited in our ability to invest in any portfolio company in which our Adviser or any of its affiliates currently has an investment or to make any co-investments with our Adviser or its affiliates without an exemptive order from the SEC, subject to certain exceptions.
We do not intend to acquire securities issued by any investment company that exceed the limits imposed by the 1940 Act. Under these limits, except for registered money market funds, we generally cannot acquire more than 3% of the voting stock of any investment company, invest more than 5% of the value of our total assets in the securities of one investment company or invest more than 10% of the value of our total assets in the securities of investment companies in the aggregate. The portion of our portfolio invested in securities issued by investment companies ordinarily will subject our shareholders to additional expenses. Our investment portfolio is also subject to diversification requirements by virtue of our intention to qualify as a RIC for U.S. federal income tax purposes.
We generally are not able to issue and sell our Shares at a price below NAV per share. We may, however, sell our Shares, at a price below the then-current NAV of our Shares if our Board determines that such sale is in our best interests and the best interests of our shareholders, and our shareholders approve such sale. In addition, we may generally issue new Shares at a price below NAV in rights offerings to existing shareholders, in payment of dividends and in certain other limited circumstances.
We expect that we and the Adviser will be periodically examined by the SEC for compliance with applicable federal securities laws.
As a BDC, we are subject to certain risks and uncertainties. See Item 1A. Risk Factors.
Qualifying Assets
Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets represent at least 70% of the BDC’s total assets. The principal categories of qualifying assets relevant to our proposed business are the following:
(1)Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:
(a)is organized under the laws of, and has its principal place of business in, the United States;
(b)is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and
(c)satisfies any of the following:
i.does not have any class of securities that is traded on a national securities exchange;
ii.has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;
iii.is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the eligible portfolio company; or
iv.is a small and solvent company having total assets of not more than $4.0 million and capital and surplus of not less than $2.0 million.
(2)Securities of any eligible portfolio company which we control.
(3)Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.
(4)Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.
(5)Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.
(6)Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.
As a BDC, we may also invest up to 30% of our portfolio opportunistically in “non-qualifying” portfolio investments, such as investments in non-U.S. companies.
Managerial Assistance to Portfolio Companies
A BDC must have been organized under the laws of, and have its principal place of business in, any state or states within the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors or officers, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Temporary Investments
We generally expect to call capital for investment purposes only at the time we identify an investment opportunity. Notwithstanding the foregoing, we expect to deploy all proceeds from each capital call for investment purposes within two years of calling such capital. Until such time as we invest the proceeds of such capital calls in portfolio companies and while new investments are pending, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as “temporary investments,” so that 70% of our assets are qualifying assets. See Item 1(c). Description of Business—Regulation as a Business Development Company. Typically, we will invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. However, if more than 25% of our gross assets constitute repurchase agreements from a single counterparty, we may not meet the diversification tests in order to qualify as a RIC. Thus, we do not intend to enter into repurchase agreements with a single counterparty in excess of this limit. Our Adviser will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.
Senior Securities
We are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of securities senior to our Shares if our asset coverage, as defined in the 1940 Act, is at least equal to 150% immediately after each such issuance. In addition, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our shareholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. See Item 1A. Risk Factors—Risks Relating to Our Business and Structure.
The 1940 Act imposes limitations on a BDC’s issuance of preferred shares, which are considered “senior securities” and thus are subject to the 150% asset coverage requirement described above. In addition, (i) preferred shares must have the same voting rights as the common shareholders (one share, one vote); and (ii) preferred shareholders must have the right, as a class, to appoint directors to the board of directors.
Code of Ethics
Prior to acceptance of any subscriptions in this offering for Shares of the Company, we and the Adviser each adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, respectively, that establishes procedures for personal investments and restricts certain transactions by our personnel. Our codes of ethics generally do not permit investments by our and the Adviser’s personnel in securities that may be purchased or sold by us.
Compliance Policies and Procedures
Prior to acceptance of any subscriptions in this offering for Shares of the Company, we and our Adviser have adopted and implemented written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws and we are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a Chief Compliance Officer to be responsible for administering the policies and procedures. Michelle Marcano-Johnson serves as our Chief Compliance Officer pursuant to an agreement between us and PINE Advisor Solutions.

Sarbanes-Oxley Act of 2002
The Sarbanes-Oxley Act imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. Many of these requirements affect us. For example:
•pursuant to Rule 13a-14 of the Exchange Act, our President and Chief Financial Officer must certify the accuracy of the financial statements contained in our periodic reports;
•pursuant to Item 307 of Regulation S-K, our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures;
•pursuant to Rule 13a-15 of the Exchange Act, our management must prepare an annual report regarding its assessment of our internal control over financial reporting and (once we cease to be an emerging growth company under the JOBS Act or, if later, for the year following our first annual report required to be filed with the SEC) must obtain an audit of the effectiveness of internal control over financial reporting performed by our independent registered public accounting firm should we become an accelerated filer; and
•pursuant to Item 308 of Regulation S-K and Rule 13a-15 of the Exchange Act, our periodic reports must disclose whether there were significant changes in our internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.
The Sarbanes-Oxley Act requires us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.
Proxy Voting Policies and Procedures
For any applicable investments in our equity portfolio, we will delegate our proxy voting responsibility to our Adviser. As a fiduciary, the Adviser has a duty to monitor corporate events and to vote proxies, as well as a duty to cast votes in the best interest of the Company and not to subrogate Company interests to its own interests. To meet its fiduciary obligations, the Adviser seeks to ensure that it votes proxies in the best interest of the Company, and addresses how the Adviser will resolve any conflict of interest that may arise when voting proxies. The Adviser’s proxy voting policy attempts to generalize a complex subject and the Adviser may, from time to time, determine that it is in the best interests of the Company to depart from specific policies described therein.
Privacy Principles
The Company looks to protect non-public personal data and provides a copy of its privacy policy to shareholders regardless of whether they are natural persons. The Company’s privacy policy summarized below is intended to be compliant with the federal and state regulations as applied to the Company.
From time to time non-public personal information of our shareholders may be collected as required for legitimate business purposes. The following are sources of information collected:
1.Subscription Agreements, investor questionnaires and other forms, which may include a shareholder’s name, address, social security number and personally identifiable financial information;
2.Account History, including information about a shareholder’s shares, such as capital contributions, share purchases and sales and distributions from the Company;
3.Transactions with the Company, including information the Company receives and maintains relating to securities transactions with and through the Company; and
4.Correspondence, written, telephonic or electronic, between shareholders and the Company, the Adviser, any of the Adviser’s affiliates or any of the Company’s service providers.

In addition to the sources listed above, the Company and the Adviser and its affiliates may also collect this information from their respective internet web sites, if applicable.
The Company may share all of the information that we collect, as described above, with our Adviser and its affiliates in order to service shareholder accounts or provide shareholders with information about other products and services offered by the Company or the Adviser or its affiliates that may be of interest to them.
In addition, the Company may disclose all of the information that it collects about shareholders to certain third parties who are not affiliated with the Company or the Adviser or its affiliates under one or more of the following circumstances:
1.As Authorized—if a shareholder requests or authorizes disclosure of the information.
2.As Required by Law—for example, to cooperate with regulators or law enforcement authorities.
3.As Permitted by Law—for example, sharing information with companies that maintain, process or service Company or shareholder accounts or financial products and services or who effect, administer or enforce Company or shareholder transactions is permitted. Among other activities, the Company and its Adviser and its affiliates may share information with persons acting in a representative or fiduciary capacity on the Company’s or a shareholder’s behalf. The Company believes that sharing of information for these purposes is essential to providing shareholders with necessary or useful services with respect to their accounts.
The Company and the Adviser and its affiliates restrict access to non-public personal information about shareholders internally to those of their respective employees and agents who need to know the information to enable them to provide services to the shareholders. The Company and the Adviser and its affiliates maintain physical, electronic and procedural safeguards to guard shareholder’s non-public personal information.
Emerging Growth Company
We are an emerging growth company as defined in the JOBS Act and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We expect to remain an emerging growth company for up to five years measured from the date of the first sale of common equity securities pursuant to an effective registration statement or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues equal or exceed $1.235 billion, (ii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act which would occur if the market value of our Shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period. In addition, we will take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.
Reporting Obligations
We will furnish our shareholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. Such reports will include a breakdown of expenses incurred for the applicable period. We are filing this Registration Statement with the SEC voluntarily in order to establish the Company as a reporting company under the Exchange Act. Upon the effectiveness of our Form 10 under the Exchange Act, we are required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act.
Certain U.S. Federal Income Tax Considerations
The following discussion is a general summary of certain material U.S. federal income tax considerations applicable to us and an investment in our Shares. The discussion is based upon the Code, the regulations of the U.S. Department of Treasury promulgated thereunder, which we refer to as the “Treasury regulations,” the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, which we refer to as the “IRS” (including administrative interpretations and practices of the IRS expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers that requested and received those rulings) and judicial decisions, each as of the date of this Registration Statement and all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought, and will not seek, any ruling from the IRS regarding any matter discussed in this summary, and this summary is not binding on the IRS. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences discussed below.
Investors should note that this summary does not purport to be a complete description of all the tax aspects affecting us or the beneficial owners of our Shares, which we refer to as “shareholders.” For example, this summary does not describe all of the U.S. federal income tax consequences that may be relevant to certain types of shareholders subject to special treatment under the U.S. federal income tax laws, including shareholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, partnerships or other pass-through entities and their owners, certain former citizens and long-term residents of the United States, RICs, real estate investment trusts, personal holding companies, persons who acquire Shares in connection with the performance of services, U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar, persons holding our Shares in connection with a hedging, straddle, conversion or other integrated transaction, dealers in securities, traders in securities that elect to use a market-to-market method of accounting for securities holdings, pension plans and trusts, and financial institutions. Such persons should consult with their own tax advisors as to the U.S. federal income tax consequences of an investment in the Shares, which may differ substantially from those described herein. This summary assumes that our shareholders hold our Shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This summary does not discuss any aspects of U.S. estate or gift taxation, U.S. state or local taxation or non-U.S. taxation. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invest in tax-exempt securities or certain other investment assets.
For purposes of this discussion, a “U.S. shareholder” is a beneficial owner of our Shares that is, for U.S. federal income tax purposes:
•a citizen or individual resident of the United States;
•a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof, including, for this purpose, the District of Columbia;
•a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantive decisions of the trust, or (ii) the trust has in effect a valid election under applicable U.S. Treasury regulations to be treated as a “United States person”; or
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source.
For purposes of this discussion, a “Non-U.S. shareholder” is a beneficial owner of our Shares that is neither a U.S. shareholder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A shareholder that is a partnership holding our Shares, and each partner in such a partnership, should consult his, her or its own tax adviser with respect to the tax consequences of the purchase, ownership and disposition of our Shares.
Tax matters are very complicated and the tax consequences to each shareholder of the ownership and disposition of our Shares will depend on the facts of his, her or its particular situation. You should consult your own tax adviser regarding the specific tax consequences of the ownership and disposition of our Shares to you, including tax reporting requirements, the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws, eligibility for the benefits of any applicable income tax treaty and the effect of any possible changes in the tax laws.

Conversion from a Partnership to Corporation
We intend to file an election to be treated as a corporation for U.S. federal income tax purposes. As a result, we will be treated as if we (1) had transferred all of our assets, subject to our liabilities, to a newly formed corporation, in return for stock of such corporation, and (2) then distributed such stock to our partners in liquidation of their membership interests. This deemed contribution and liquidation is expected to be tax-free to our partners so long as we do not have liabilities in excess of our tax basis in our assets. Further, if we are deemed to contribute an investment with accrued market discount as part of our conversion to a corporation, we will recognize ordinary income to the extent of such accrued market discount. To the extent that any beneficial owner of Shares on the effective date of such conversion is a C corporation as defined in Section 1361(a) of the Code (a “corporate partner”), we will be subject to U.S. federal income tax imposed at corporate rates on the net amount of any such built-in gains attributable to the corporate partners that we recognize during the five-year period beginning on such effective date. Alternatively, we may make a special election to cause the gain to be recognized immediately prior to the deemed contribution discussed above. In that event, the existing partnership would be required to recognize such built-in gain as if a proportionate share of the assets deemed to be contributed to the new corporation were sold at the time of the time of such deemed contribution. We intend to make this election. To the extent that we do not make the election, any corporate-level built-in gain tax is payable at the time the built-in gains are recognized (which generally will be the years in which the built-in gain assets are sold by us in a taxable transaction). The amount of this tax will vary depending on the assets that are actually sold by us in the five-year period, the actual amount of net built-in gain or loss present in those assets as of the acquisition date and effective tax rates. The payment of any such corporate-level tax on built-in gains will be our expense and will reduce the amount available for distribution to shareholders.
Under the Code, a transfer of property by a partner to a partnership followed by a related transfer by the partnership of money or other property to the partner may be treated as a disguised sale if (i) the second transfer would not have occurred but for the first transfer and (ii) the second transfer is not dependent on the entrepreneurial risks of the partnership’s operations. In a disguised sale, the partner is treated as if he or she sold the contributed property to the partnership as of the date the property was contributed to the partnership. Transfers of money or other property between a partnership and a partner that are made within two years of each other, including redemptions of ownership interests made within two years of a partner’s contribution of property to a partnership, may be reportable to the IRS and are presumed to be a disguised sale unless the facts and circumstances clearly establish that the transfers do not constitute a sale. On the other hand, if more than two years have passed between the time when a partner contributed property to a partnership and the time when the partnership transferred money or other consideration to the partner, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. The IRS has not issued any guidance addressing whether the deemed exchange of a investor’s ownership interests for our Shares as part of our election to be treated as a corporation and a recent contribution by a partner to us clearly establish that the transfers do or do not constitute a sale. Investors who had recently contributed property to us while we were treated as a partnership for U.S. federal income tax purposes may be subject to disguised sale treatment. Investors should consult their tax advisors regarding the potential application of the disguised sale provisions of the Code.
Election to be Taxed as a RIC
Following our conversion to a corporation, we intend to elect to be treated, and intend to qualify annually, as a RIC under subchapter M of the Code. In order to qualify as a RIC for U.S. federal income tax purposes, we generally must, among other things:
•qualify and have in effect an election to be treated as a BDC under the 1940 Act at all times during each taxable year;
•derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale or other taxable disposition of shares securities, or foreign currencies, net income derived from an interest in a “qualified publicly traded partnership” (as defined in the Code), or other income derived with respect to our business of investing in such stock or securities (the “90% Income Test”); and

•distribute as dividends to our shareholders at least the sum of (i) 90% of our investment company taxable income (determined without regard to the dividends paid deduction), which is generally our net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses, if any, for each taxable year, and (ii) our tax exempt interest income (the “Annual Distribution Requirement”);
•diversify our holdings so that at the end of each quarter of the taxable year:
•at least 50% of the value of our assets consists of cash, cash items, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and
•no more than 25% of the value of our assets is invested in (a) the securities, other than U.S. government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or (b) the securities of one or more qualified publicly traded partnerships (the “Diversification Tests”).
Taxation as a RIC
If we qualify as a RIC and satisfy the Annual Distribution Requirement, then we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain (generally, net long-term capital gain in excess of net short-term capital loss) that we timely distribute (or are deemed to timely distribute) as dividends to our shareholders. We will be subject to U.S. federal income tax imposed at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to our shareholders.
In addition, we generally will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income or gains in respect of any calendar year unless we distribute dividends in a timely manner to our shareholders of an amount at least equal to the sum of (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of the amount by which our capital gains exceed our capital losses (adjusted for certain ordinary losses) generally for the one-year period ending October 31 in such calendar year and (3) any income and gains recognized, but not distributed, in preceding years on which we paid no U.S. federal income tax (the “Excise Tax Distribution Requirement”).
We may incur the 4% nondeductible U.S. federal excise tax in the future on a portion of our income and capital gains. While we intend to distribute income and capital gains to minimize exposure to 4% nondeductible U.S. federal excise tax, we may not be able to, or may choose not to, distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, we generally will be liable for 4% nondeductible U.S. federal excise tax only on the amount by which we do not meet the Excise Tax Distribution Requirement. We generally will endeavor in each taxable year to avoid any material U.S. federal excise tax on our earnings.
A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our expenses in a given taxable year exceed our investment company taxable income, we may experience a net operating loss for that taxable year. However, a RIC is not permitted to carry forward net operating losses to subsequent taxable years and such net operating losses do not pass through to its shareholders. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, the excess of realized capital losses over realized capital gains) to offset its investment company taxable income, but may carry forward such net capital losses, and use them to offset future capital gains, indefinitely. Due to these limits on deductibility of expenses and net capital losses, over the course of one or more taxable years, we may for U.S. federal income tax purposes have aggregate taxable income that we are required to distribute and that is taxable to our shareholders even if such taxable income is greater than the net income we actually earn during those taxable years. Such required distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, a shareholder may receive a larger capital gain distribution than we would have received in the absence of such transactions.

For U.S. federal income tax purposes, we will include in our taxable income certain amounts that we have not yet received in cash. For example, if we hold debt obligations that are treated under applicable U.S. federal income tax rules as having OID (such as debt instruments with PIK interest or, in certain cases, that have increasing interest rates or are issued with warrants), we must include in our taxable income in each taxable year a portion of the OID that accrues over the life of the obligation, regardless of whether we receive cash representing such income in the same taxable year. We may also have to include in our taxable income other amounts that we have not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. Further, we may elect to amortize market discount on debt investments and currently include such amounts in our taxable income, instead of upon their sale or other disposition, as any failure to make such election would limit our ability to deduct interest expense for tax purposes. Because such OID or other amounts accrued will be included in our investment company taxable income for the taxable year of accrual, we may be required to make distributions to our shareholders in order to satisfy the Annual Distribution Requirement and/or the Excise Tax Distribution Requirement, even though we will have not received any corresponding cash payments. Accordingly, to enable us to make distributions to our shareholders that will be sufficient to enable us to satisfy the Annual Distribution Requirement, we may need to sell some of our assets at times and/or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business). If we are unable to obtain cash from other sources to enable us to satisfy the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes).
Because we expect to use debt financing, we may be prevented by financial covenants contained in our debt financing agreements from making distributions to our shareholders in certain circumstances. In addition, under the 1940 Act, we are generally not permitted to make distributions to our shareholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. Limits on our distributions to our shareholders may prevent us from satisfying the Annual Distribution Requirement and, therefore, may jeopardize our qualification for taxation as a RIC, or may cause us to be subject to the 4% nondeductible U.S. federal excise tax.
Although we do not presently expect to do so, we may borrow funds and sell assets in order to make distributions to our shareholders that are sufficient for us to satisfy the Annual Distribution Requirement. However, our ability to dispose of assets may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Distribution Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous. Alternatively, although we currently do not intend to do so, to satisfy the Annual Distribution Requirement, we may declare a taxable dividend payable in our Shares or cash at the election of each shareholder. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in our Shares will generally be equal to the amount of cash that could have been received instead of our Shares. See —Taxation of Shareholders below for a discussion of the tax consequences to shareholders upon receipt of such dividends.
Distributions we make to our shareholders may be made from our cash assets or by liquidation of our investments, if necessary. We may recognize gains or losses from such liquidations. In the event we recognize net capital gains from such transactions, you may receive a larger capital gain distribution than you would have received in the absence of such transactions.
Failure to Qualify as a RIC
If we failed to qualify as a RIC and certain relief provisions are not satisfied, we would be subject to U.S. federal income tax on all of our taxable income imposed at regular corporate U.S. federal income tax rates (and we also would be subject to any applicable state and local taxes), regardless of whether we make any distributions to our shareholders. We would not be able to deduct distributions to our shareholders, nor would distributions to our shareholders be required to be made for U.S. federal income tax purposes. Any distributions we make generally would be taxable to our U.S. shareholders as ordinary dividend income to the extent of our current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. shareholders that are corporations for U.S. federal income tax purposes generally would be eligible for the dividends-received deduction, and non-corporate shareholders would generally be able to treat such dividends as “qualified dividend income,” which is subject to a reduced rate of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the shareholder’s adjusted tax basis, and any remaining distributions would be treated as a capital gain.
If we fail to requalify as a RIC for a period greater than two taxable years, and subsequently requalify as a RIC, we could be subject to U.S. federal income tax on any net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized during the five-taxable year period after our requalification as a RIC, unless we made a special election to pay corporate-level U.S. federal income tax on such net built-in gains at the time of our requalification as a RIC. We may decide to be taxed as a regular corporation even if we would otherwise qualify as a RIC if we determine that treatment as a corporation for a particular taxable year would be in our best interests.
Our Investments — General
Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause us to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that we will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.
We may invest a portion of our net assets in below investment grade instruments. Investments in these types of instruments may present special tax issues for us. U.S. federal income tax rules are not entirely clear about issues such as when we may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. We intend to address these and other issues to the extent necessary in order to seek to ensure that we distribute sufficient income to avoid any material U.S. federal income tax or the 4% nondeductible U.S. federal excise tax.
A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in our receiving assets that give rise to non-qualifying income for purposes of the 90% Income Test or otherwise would not count toward satisfying the Diversification Tests. Furthermore, some of the income that we might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, may not satisfy the 90% Income Test.
To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% Income Test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be subject to U.S. federal income tax imposed at corporate rates on their earnings, which ultimately will reduce the yield to our shareholders on such fees and income. Such wholly owned subsidiaries will be controlled by the Company. Therefore, the Company’s principal investment strategies and risks will constitute the principal investment strategies and risks of the subsidiary. We expect to consolidate any such wholly owned subsidiary for purposes of our financial statements and compliance with the 1940 Act, including the provisions governing capital structure and leverage, such that we will treat any such wholly owned subsidiary's debt as our own.
Gain or loss recognized by us from warrants or other securities acquired by us, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long we held a particular warrant or security.
Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. In this regard, withholding tax rates in countries with which the United States does not have a tax treaty may be 35% or more. The United States has entered into tax treaties with many foreign countries that may entitle us to a reduced rate of, or exemption from, withholding tax on investment income and gains. The effective rate of foreign tax cannot be determined at this time since the amount of our assets to be invested within various countries is not now known. Shareholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.
If we acquire shares in a passive foreign investment company ("PFIC"), we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. This additional tax and interest may apply even if we make a distribution in an amount equal to any “excess distribution” or gain from the disposition of such shares as a taxable dividend to our shareholders. Provided that the PFIC agrees to provide us with adequate information regarding its annual results and other aspects of its operations, we can elect to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”). If we make a QEF election in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Alternatively, we may be able to elect to mark our shares in a PFIC at the end of each taxable year to market; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases in such value included in our income. Under either election, we may be required to recognize in a taxable year income in excess of any distributions we receive from PFICs and any proceeds from dispositions of PFIC stock during that taxable year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Distribution Requirement. See —Taxation as a RIC above.
If we hold more than 10% of the shares in a foreign corporation that is treated as a controlled foreign corporation, or “CFC,” we may be treated as receiving a deemed distribution (taxable as ordinary income) each year from such foreign corporation in an amount equal to our pro rata share of certain of the corporation’s income for the tax year (including both ordinary earnings and capital gains), whether or not the corporation makes an actual distribution during such year. In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. shareholders. A “U.S. shareholder,” for this purpose, is any U.S. person that possesses (actually or constructively) 10% or more of the combined voting power or 10% or more of the total value of all classes of shares of a corporation. If we are treated as receiving a deemed distribution from a CFC, we will be required to include such distribution in our investment company taxable income regardless of whether we receive any actual distributions from such CFC, and we must distribute such income to satisfy the Annual Distribution Requirement and the income will be taken into account for purposes of the 4% excise tax.
Income inclusions from a PFIC or CFC will be “good income” for purposes of the 90% Gross Income Test provided that they are derived in connection with our business of investing in stocks and securities or the PFIC or CFC, as applicable, distributes such income to us in the same taxable year to which the income is included in our income.
Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency-denominated forward, futures and option contracts, as well as certain other financial instruments, and the disposition of debt obligations denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.
Some of the income that we might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, may not satisfy the 90% Income Test. To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% Income Test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay U.S. federal income tax on their earnings, which ultimately will reduce the yield to our shareholders on such fees and income.
The remainder of this discussion assumes that we qualify as a RIC for each taxable year.
Taxation of U.S. Shareholders
The following discussion only applies to U.S. shareholders. Prospective shareholders that are not U.S. shareholders should refer to —Taxation of Non-U.S. Shareholders below.
Distributions
Distributions by us (including distributions where shareholders can elect to receive cash or Shares) generally are taxable to U.S. shareholders as ordinary income or capital gains. Distributions of our investment company taxable income will be taxable as ordinary income to U.S. shareholders to the extent of our current or accumulated earnings and profits, whether paid in cash or Shares. To the extent that such distributions paid by us to non-corporate U.S. shareholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“Qualifying Dividends”) may be eligible for reduced rates of U.S. federal income tax. In this regard, it is anticipated that our distributions generally will not be attributable to dividends received by us and, therefore, generally will not qualify for the reduced rates applicable to Qualifying Dividends.
Distributions of our net capital gain (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly designated by us as “capital gain dividends” will be taxable to U.S. shareholders as long-term capital gains (currently taxable at a maximum U.S. federal income tax rate of 20% in the case of non-corporate U.S. shareholders (including individuals)), regardless of the U.S. shareholder’s holding period for his, her or its Shares and regardless of whether paid in cash or Shares. Distributions in excess of our earnings and profits first will reduce a U.S. shareholder’s adjusted tax basis in such shareholder’s Shares and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. shareholder.
We may decide to retain some or all of our net capital gain for reinvestment, but designate the retained net capital gain as a “deemed distribution.” In that case, among other consequences, (i) we will pay tax on the retained amount, (ii) each U.S. shareholder will be required to include his, her or its share of the deemed distribution in income as if it had been actually distributed to the U.S. shareholder, and (iii) the U.S. shareholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid thereon by us. Because we expect to pay tax on any retained net capital gains at the regular corporate U.S. federal income tax rate, and because that rate is in excess of the maximum U.S. federal income tax rate currently payable by individuals (and other non-corporate U.S. shareholders) on long-term capital gains, the amount of tax that individuals (and other non-corporate U.S. shareholders) will be treated as having paid will exceed the tax they owe on the capital gain distribution. Such excess generally may be claimed as a credit against the U.S. shareholder’s other federal income tax obligations or may be refunded to the extent it exceeds the U.S. shareholder’s U.S. federal income tax liability. The amount of the deemed distribution net of such tax will be added to the U.S. shareholder’s tax basis for his, her or its Shares. In order to utilize the deemed distribution approach, we must provide written notice to our shareholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”
For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, under certain circumstances, we may elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, U.S. shareholders will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to shareholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by our U.S. shareholders on December 31 of the calendar year in which the dividend was declared. If a shareholder purchases Shares shortly before the record date of a declared distribution, the price of the Shares will include the value of the distribution and the shareholder will be subject to U.S. federal income tax on the distribution even though it represents a return of its investment.
If we are a “publicly offered regulated investment company” (defined below), although we currently do not intend to do so, we will have the ability to declare a large portion of our dividend payable in our Shares. As long as at least 20% of such dividend is paid in cash and certain requirements are met, the entire distribution will generally be treated as a dividend for U.S. federal income tax purposes. For U.S. federal income tax purposes, the amount of the dividend paid in our Shares will generally be equal to the amount of cash that could have been received instead of our Shares. This may result in our U.S. shareholders having to pay tax on such dividends, even if no cash is received.
We will be treated as a “publicly offered regulated investment company” (within the meaning of Section 67 of the Code) if either (i) our Shares and our preferred Shares collectively are held by at least 500 persons at all times during a taxable year, (ii) our Shares are treated as regularly traded on an established securities market or (iii) our Shares are continuously offered pursuant to a public offering (within the meaning of Section 4 of the Securities Act). We cannot assure you that we will be treated as a publicly offered regulated investment company for all taxable years. If we are not treated as a publicly offered regulated investment company for any calendar year, for purposes of computing the taxable income of U.S. shareholders that are individuals, trusts or estates, (i) our earnings will be computed without taking into account such U.S. shareholders’ allocable shares of the management and incentive fees paid to our Adviser and certain of our other expenses, (ii) each such U.S. shareholder will be treated as having received or accrued a dividend from us in the amount of such U.S. shareholder’s allocable share of these fees and expenses for the calendar year, (iii) each such U.S. shareholder will be treated as having paid or incurred such U.S. shareholder’s allocable share of these fees and expenses for the calendar year, and (iv) each such U.S. shareholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. shareholder. For taxable years beginning before 2026, miscellaneous itemized deductions generally are not deductible by a U.S. shareholder that is an individual, trust or estate. For taxable years beginning in 2026 or later, miscellaneous itemized deductions generally are deductible by a U.S. shareholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. shareholder’s miscellaneous itemized deductions exceeds 2% of such U.S. shareholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under Section 68 of the Code.
Our U.S. shareholders will receive, as promptly as possible after the end of each calendar year, a notice reporting the amounts includible in such U.S. shareholder’s taxable income for such calendar year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each calendar year’s distributions from us generally will be reported to the IRS (including the amount of any dividends that are Qualifying Dividends eligible for the reduced rates of U.S. federal income tax). Dividends paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because our income generally will not consist of dividends. Distributions may also be subject to additional state, local and non-U.S. taxes depending on a U.S. shareholder’s particular situation.
Dispositions
A U.S. shareholder generally will recognize taxable gain or loss if the U.S. shareholder sells or otherwise disposes of his, her or its Shares. The amount of gain or loss will be measured by the difference between such shareholder’s adjusted tax basis in the Shares sold and the amount of the proceeds received in exchange. Any gain or loss arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. shareholder has held his, her or its Shares for more than one year; otherwise, any such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of our Shares held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such Shares. In addition, all or a portion of any loss recognized upon a disposition of our Shares may be disallowed if other Shares are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition.
In general, non-corporate U.S. shareholders (including individuals) currently are subject to a maximum U.S. federal income tax rate of 20% on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in our Shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. shareholders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Non-corporate U.S. shareholders (including individuals) incurring net capital losses (i.e., capital losses in excess of capital gains) for a taxable year generally may deduct up to $3,000 of such losses against their ordinary income each taxable year; any net capital losses of a non-corporate U.S. shareholder (including an individual) in excess of $3,000 generally may be carried forward and used in subsequent taxable years as provided in the Code. Corporate U.S. shareholders generally may not deduct any net capital losses for a taxable year, but may carry back such capital losses for three taxable years or carry forward such capital losses for five taxable years.
Medicare Tax on Net Investment Income
An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from us and net gains from redemptions or other taxable dispositions of our Shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.
Tax Shelter Reporting Regulations
Under applicable Treasury regulations, if a U.S. shareholder recognizes a loss with respect to our Shares of $2 million or more for a non-corporate U.S. shareholder or $10 million or more for a corporate U.S. shareholder in any single taxable year (or a greater loss over a combination of years), the U.S. shareholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. shareholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. shareholders should consult their own tax advisers to determine the applicability of these Treasury regulations in light of their individual circumstances.
Backup Withholding
The relevant withholding agent may be required to withhold U.S. federal income tax (“backup withholding”), at a current rate of 24%, from any taxable distribution to a U.S. shareholder (other than a “C” corporation, a financial institution, or a shareholder that otherwise qualifies for an exemption) (1) that fails to provide a correct taxpayer identification number or a certificate that such shareholder is exempt from backup withholding or (2) with respect to whom the IRS notifies the withholding agent that such shareholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number generally is his or her social security number. Backup withholding is not an additional tax, and any amount withheld under the backup withholding rules is allowed as a credit against the U.S. shareholder’s U.S. federal income tax liability, provided that proper information is timely provided to the IRS.
Taxation of Non-U.S. Shareholders
The following discussion applies only to Non-U.S. shareholders. Whether an investment in our Shares is appropriate for a Non-U.S. shareholder will depend upon that shareholder’s particular circumstances. An investment in our Shares by a Non-U.S. shareholder may have adverse tax consequences to such Non-U.S. shareholder. Non-U.S. shareholders should consult their own tax advisers before investing in our Shares.
Distributions; Dispositions
Subject to the discussion below, distributions of our investment company taxable income to a Non-U.S. shareholder will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of our current or accumulated earnings and profits unless an exception applies.
Certain properly designated dividends are generally exempt from withholding of U.S. federal income tax where paid in respect of a RIC if (i) the distributions are properly reported to our shareholders as “interest-related dividends” or “short-term capital gain dividends,” (ii) the distributions are derived from sources specified in the Code for such dividends and (iii) certain other requirements are satisfied. Nevertheless, no assurance can be given as to whether any of our distributions will be eligible for this exemption from withholding of U.S. federal income tax or, if eligible, will be designated as such by us. Furthermore, in the case of our Shares held through an intermediary, the intermediary may have withheld U.S. federal income tax even if we designated the payment as an interest-related dividend or short-term capital gain dividend. Since our Shares will be subject to significant transfer restrictions, and an investment in our Shares will generally be illiquid, non-U.S. shareholders whose distributions on our Shares are subject to withholding of U.S. federal income tax may not be able to transfer their Shares easily or quickly or at all.
Distributions of our investment company taxable income to a Non-U.S. shareholder that are effectively connected with the Non-U.S. shareholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. shareholder), generally will not be subject to withholding of U.S. federal income tax if the Non-U.S. shareholder complies with applicable certification and disclosure requirements, although the distributions (to the extent of our current or accumulated earnings and profits) will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. shareholders generally.
Actual or deemed distributions of our net capital gains to a Non-U.S. shareholder if properly reported by us as capital gain dividends, and gains realized by a Non-U.S. shareholder upon the sale, exchange or other taxable disposition of our Shares, will not be subject to U.S. federal income tax or any withholding of such tax, unless (a) the distributions or gains, as the case may be, are effectively connected with the Non-U.S. shareholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. shareholder), in which case the distributions or gains will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. shareholders generally or (b) the Non-U.S. shareholder is an individual who has been present in the United States for 183 days or more during the taxable year and satisfies certain other conditions, in which case, except as otherwise provided by an applicable income tax treaty, the distributions or gains, which may be offset by certain U.S.-source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. shareholder is not considered a resident alien under the Code.
If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. shareholder will be entitled to a U.S. federal income tax credit or tax refund equal to the shareholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. shareholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return, even if the Non-U.S. shareholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.
For a corporate Non-U.S. shareholder, the after-tax amount of distributions (both actual or deemed) and gains realized upon the sale, exchange or other taxable disposition of our Shares that are effectively connected with the Non-U.S. shareholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. shareholder) may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable income tax treaty).

Information Reporting and Backup Withholding
The amount of dividends that we pay to any documented Non-U.S. shareholder will be reported to the Non-U.S. shareholder and to the IRS annually on an IRS Form 1042-S, regardless of whether any tax was actually withheld. Copies of these information returns also may be made available under the provisions of a specific income tax treaty or agreement to the tax authorities of the country in which the Non-U.S. shareholder resides. However, a Non-U.S. shareholder generally will not be subject to backup withholding and certain other information reporting with respect to payments that we make to the Non-U.S. shareholder, provided that we do not have actual knowledge or reason to know that such Non-U.S. shareholder is a “United States person,” within the meaning of the Code, and the Non-U.S. shareholder has furnished to us or the dividend paying agent an IRS Form W-8BEN-E or IRS Form W-8BEN (or an acceptable substitute form) establishing that it is a Non-U.S. shareholder or otherwise established an exemption from backup withholding. A Non-U.S. shareholder generally will be entitled to credit any amounts withheld under the backup withholding rules against the Non-U.S. shareholder's U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.
Non-U.S. shareholders should consult their own tax advisers with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in our Shares.
Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either: (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by certain specified U.S. persons (or held by foreign entities that have certain specified U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends. While the Code would also require withholding on payments of the gross proceeds from the sale of any property that could produce U.S. source interest or dividends, the U.S. Treasury has indicated its intent to eliminate this requirement in subsequent proposed regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a specified U.S. person and certain financial information associated with the holder’s account. In addition, subject to certain exceptions, FATCA also imposes a 30% withholding on certain payments to certain foreign entities that are not FFIs unless such foreign entities certify that they do not have a greater than 10% owner that is a specified U.S. person or provide the withholding agent with identifying information on each greater than 10% owner that is a specified U.S. person. Depending on the status of a Non-U.S. shareholder and the status of the intermediaries through which it holds its Shares, Non-U.S. shareholders could be subject to this 30% withholding tax with respect to distributions on their Shares. Under certain circumstances, a Non-U.S. shareholder might be eligible for refunds or credits of such taxes.

Item 1A. Risk Factors
Investing in our Shares involves a number of significant risks. Before an investor invests in our Shares, the investor should be aware of various risks, including those described below. The investor should carefully consider these risk factors, together with all of the other information included in this Registration Statement, before the investor decides whether to make an investment in our Shares. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, the net asset value ("NAV") of our Shares could decline, and an investor may lose all or part of his or her investment.
Summary Risk Factors
Risks Relating to our Business and Structure
•We are recently formed and have a limited operating history.
•We are dependent upon key personnel of the Adviser for our future success. If the Adviser were to lose any of its key personnel, including any of the members of the Investment Committee, our ability to achieve our investment objective could be significantly harmed.
•Our financial condition, results of operations, and cash flows will depend on our ability to manage our business effectively.
•We operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses.
•We will be subject to U.S. federal income tax imposed at corporate rates if we are unable to qualify and thereafter maintain our tax treatment as a RIC under subchapter M of the Code.
•Regulations governing our operation as a BDC may affect our ability to, and the way in which we, raise additional capital. As a BDC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage.
•To the extent we finance our investments with borrowed money, the potential for gain or loss on amounts invested in us is magnified and may increase the risk of investing in us.
•Most of our portfolio investments will be recorded at fair value as determined in good faith by the Adviser as our Valuation Designee, subject to the oversight of our Board, and, as a result, there may be uncertainty as to the value of our portfolio investments.
Risks Relating to our Operations
•Because we intend to distribute substantially all of our income to shareholders to obtain and maintain our status as a RIC, we will continue to need additional capital to finance our growth. If additional funds are unavailable or not available on favorable terms, our ability to grow may be impaired.
•The Adviser and the Administrator can resign as our investment adviser or administrator, respectively, upon 60 days’ notice, and we may not be able to find a suitable replacement within that time, or at all, resulting in a disruption in our operations that could adversely affect our financial condition, business, and results of operations.
•We may experience fluctuations in our annual and quarterly operating results.
Risks Related to Economic Conditions
•Global economic, political and market conditions may adversely affect our business, results of operations and financial condition, including its revenue growth and profitability.

•Increased geopolitical unrest, terrorist attacks, or acts of war may impact the businesses in which we invest, and harm our business, operating results, and financial conditions.
Risks Related to our Investments
•Our investments are very risky and highly speculative.
•An investment strategy focused primarily on privately held companies presents certain challenges, including, but not limited to, the lack of available information about these companies.
•The lack of liquidity in our investments may adversely affect our business.
•Our ability to enter into transactions with our affiliates is restricted.
Risks Relating to our Shares
•There is a risk that our shareholders may not receive distributions or that our distributions may not grow over time and a portion of its distributions may be a return of capital.
Risks Relating to our Business and Structure
We are recently formed and have a limited operating history.
We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a BDC. We are also a new company and have conducted relatively limited business activities prior to the filing of this Registration Statement and have operated as a BDC for only a limited time. As a result, we have limited financial information upon which prospective shareholders can evaluate an investment in us or our prior performance. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of our shareholders’ investment could decline substantially or become worthless. While we believe that the past professional experiences of the Adviser’s investment team, including the investment and financial experience of the Adviser’s senior management, will increase the likelihood that the Adviser will be able to manage our operations successfully, there can be no assurance that this will be the case.
We are dependent upon key personnel of the Adviser for our future success. If the Adviser were to lose any of its key personnel, including any of the members of the Investment Committee, our ability to achieve our investment objective could be significantly harmed.
We depend on the diligence, skill and network of business contacts of the senior investment professionals of the Adviser to achieve our investment objective. The Adviser’s team of investment professionals evaluates, negotiates, structures, closes, and monitors our investments in accordance with the terms of the Investment Management Agreement. We can offer no assurance, however, that the Adviser’s investment professionals will continue to provide investment advice to us.
The services of the Adviser will be provided to the Company under the terms of the Investment Management Agreement. The loss of any of the Adviser’s employees who are responsible for managing our investments, or the loss of any of the members of the Investment Committee responsible for overseeing our investments, may limit our ability to achieve our investment objective and operate our business. This could have a material adverse effect on our financial condition, results of operations, and cash flows.
Our business model depends to a significant extent upon strong referral relationships. Any inability of the Adviser to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.
We depend upon the employees of the Adviser to maintain their relationships with private equity sponsors, placement agents, investment banks, management groups, and other financial institutions, and we will rely to a significant extent upon these relationships to provide us with potential investment opportunities. If the Adviser fails to maintain such relationships, or to develop new relationships with other sources of investment opportunities, we will not be able to grow our investment portfolio. In addition, individuals with whom the employee of the Adviser have relationships are not obligated to provide them with investment opportunities, and we can offer no assurance that these relationships will generate investment opportunities for us in the future. The failure of any of these relationships to generate investment opportunities for us could hamper our ability to achieve our investment objective, resulting in a material adverse effect on our financial condition, results of operations, and cash flows.
Our financial condition, results of operations, and cash flows will depend on our ability to manage our business effectively.
Our ability to achieve our investment objective will depend on our ability to manage our business and to grow our investments and earnings. This will depend, in turn, on the Adviser’s ability to identify, invest in, and monitor portfolio companies that meet our investment criteria. The achievement of our investment objective on a cost-effective basis will depend upon the Adviser’s execution of its investment process, its ability to provide competent, attentive and efficient services to us, and, to a lesser extent, our access to financing on acceptable terms. Employees of the Adviser may have substantial responsibilities in connection with their management of other investment funds, accounts, and investment vehicles. In addition, in connection with our responsibility to offer significant managerial assistance to certain of our portfolio companies as a BDC under the 1940 Act, the Adviser may be called upon to provide managerial assistance to our portfolio companies. These activities may distract the Adviser from sourcing new investment opportunities for us or slow our rate of investment. Any failure to manage our business and our future growth effectively could have a material adverse effect on our business, financial condition, results of operations, and cash flows.
There are significant potential conflicts of interest that could negatively affect our investment returns.
The members of the Investment Committee serve, or may serve, as officers, directors, members, or principals of entities that operate in the same or a related line of business as us, or of investment funds, accounts, or investment vehicles managed by the Adviser or its affiliates. Similarly, the Adviser and/or its affiliates may have other clients with similar, different, or competing investment objectives. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the best interests of us or our shareholders.
In addition, there may be times when the Adviser, the members of its Investment Committee, or its other investment professionals have interests that differ from those of our shareholders, giving rise to a conflict of interest. Although the Adviser will endeavor to handle these investment and other decisions in a fair and equitable manner, we and our shareholders could be adversely affected by these decisions. Moreover, given the subjective nature of the investment and other decisions made by the Adviser on our behalf, we may be unable to effectively monitor these potential conflicts of interest; however, the Board, including the Independent Directors, will review conflicts of interest in connection with its review of the performance of the Adviser. As a BDC, we may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates, including our officers, directors, investment adviser, principal underwriters, and certain of their affiliates, without the prior approval of the Independent Directors and, in some cases, prior approval by the SEC through an exemptive order (other than pursuant to current regulatory guidance).
The investment professionals and other employees of the Adviser may, from time to time, possess material non-public information, limiting our investment discretion.
The investment professionals and other employees of the Adviser may serve as directors of, or in a similar capacity with, the portfolio companies in which we invest, the securities of which are purchased or sold on our behalf. In the event that material non-public information is obtained with respect to such companies, or we become subject to trading restrictions under the internal trading policies of those companies or as a result of applicable law or regulations, we could be prohibited for a period of time from purchasing or selling the securities of such companies. This limitation of our investment discretion may hamper our ability to complete transactions in favorable market conditions, thereby resulting in material adverse effects on our financial condition and results of operations.

Our management and incentive fees may induce the Adviser to incur additional leverage.
Generally, the management and incentive fees payable to the Adviser may create an incentive for the Adviser to use additional available leverage. For example, the fact that the base management fee that we will pay to the Adviser is payable based upon our net assets (which includes any borrowings for investment purposes) may encourage the Adviser to use leverage to make additional investments. Such a practice could result in us investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during cyclical economic downturns. Under certain circumstances, the use of additional leverage may increase the likelihood of us defaulting on our borrowings, which would negatively impact our shareholders.
In addition, because the incentive fee on net investment income is calculated as a percentage of our net assets subject to a hurdle, having additional leverage available may encourage the Adviser to use leverage to increase the leveraged return on our investment portfolio. To the extent additional leverage is available at favorable rates, the Adviser could use leverage to increase the size of our investment portfolio to generate additional income, which may make it easier to meet the incentive fee hurdle.
The Board is charged with protecting our interests by monitoring how the Adviser addresses these and other conflicts of interests associated with its management services and compensation. While the Board is not expected to review or approve each investment decision, borrowing, or incurrence of leverage, the Independent Directors will periodically review the Adviser’s services and fees as well as its portfolio management decisions and portfolio performance. In connection with these reviews, the Independent Directors will consider whether our Adviser’s fees, expenses, and decisions (including those related to leverage) remain appropriate.
Our incentive fee may induce the Adviser to make speculative investments.
We will pay the Adviser an incentive fee based, in part, upon net capital gains realized on our investments. Unlike that portion of the incentive fee based on income, there is no hurdle rate applicable to the portion of the incentive fee based on net capital gains. Additionally, under the incentive fee structure, the Adviser may benefit when capital gains are recognized and, because the Adviser will determine when to sell a holding, the Adviser will control the timing of the recognition of such capital gains. As a result, the Adviser may have a tendency to invest more capital in investments that are likely to result in capital gains as compared to income producing securities. Similarly, the incentive fee based on income is assessed on Pre-Incentive Fee Net Investment Income, which includes, in the case of investments with a deferred interest feature (such as market or original issue discount, debt investments with PIK interest, preferred stock with PIK dividends and zero coupon securities), accrued income that we have not yet received in cash. These features of the incentive fees payable to the Adviser could result in us investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during economic downturns.
We operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses.
We compete with a number of entities that seek to make the types of investments that we make. For example, we compete with public and private funds, commercial and investment banks, commercial financing companies, and, to the extent they provide an alternative form of financing, private equity and hedge funds. Our competitors may be substantially larger or have considerably greater financial, technical, and marketing resources than we have. For example, we believe some of our competitors may have access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than we can. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC or the source-of-income requirement, asset diversification requirement, and distribution requirement we must satisfy to qualify and maintain our qualification as a RIC. The competitive pressures we face may have a material adverse effect on our business, financial condition, results of operations, and cash flows. As a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we may not be able to identify and make investments that are consistent with our investment objective.

With respect to the investments we make, we do not seek to compete based primarily on the interest rates we offer, and we believe that some of our competitors may make loans with interest rates that are lower than the rates we offer. With respect to all investments, we may lose some investment opportunities if we do not match our competitors’ pricing, terms, and structure. However, if we match our competitors’ pricing, terms, and structure, we may experience decreased net interest income, lower yields, and increased risk of credit loss. We may also compete for investment opportunities with investment funds, accounts, and investment vehicles managed by the Adviser or its affiliates. Although the Adviser will allocate opportunities in accordance with its policies and procedures, allocations to such investment funds, accounts, and investment vehicles will reduce the amount and frequency of opportunities available to us and may not be in the best interests of us and our shareholders.
We will be subject to U.S. federal income tax imposed at corporate rates if we are unable to qualify and thereafter maintain our tax treatment as a RIC under subchapter M of the Code.
To qualify and thereafter maintain our tax treatment as a RIC under subchapter M of the Code, we must meet certain source-of-income, asset diversification and distribution requirements. The distribution requirement for a RIC generally is satisfied if we distribute at least 90% of our net ordinary income and net short-term capital gains in excess of net long-term capital losses, if any, to our shareholders on an annual basis. Because we expect to incur debt, we will be subject to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to maintain our tax treatment as a RIC. If we are unable to obtain cash from other sources, we may fail to maintain our tax treatment as a RIC and, thus, may be subject to U.S. federal income tax. To maintain our tax treatment as a RIC, we must also meet certain asset diversification requirements at the end of each calendar quarter. Failure to meet these tests may result in our having to dispose of certain investments quickly in order to prevent the loss of our tax treatment as a RIC. Because most of our investments will be in private or thinly traded public companies, any such dispositions may be made at disadvantageous prices and may result in substantial losses. No certainty can be provided that we will satisfy the asset diversification requirements or the other requirements necessary to maintain our tax treatment as a RIC. If we fail to maintain our tax treatment as a RIC for any reason and become subject to U.S. federal income tax, the resulting taxes could substantially reduce our net assets, the amount of income available for distributions to our shareholders and the amount of funds available for new investments.
Legislative or regulatory tax changes could have an adverse impact on us and our shareholders.
Legislative or other actions relating to taxes could have a negative effect on us. Matters pertaining to U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. The Trump Administration has proposed significant changes to the Code and existing U.S. federal income tax regulations, and recent legislation passed in Congress similarly modifies the Code. Any new legislation and any U.S. Treasury regulations, administrative interpretations or court decisions interpreting such legislation could impact the U.S. federal income tax consequences applicable to us and our investors. Investors are urged to consult with their tax advisor regarding tax legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in our Shares.
We may have difficulty paying our required distributions if we recognize income before, or without, receiving cash representing such income.
For U.S. federal income tax purposes, we will include in income certain amounts that we have not yet received in cash, such as the accrual of OID. This may arise if we receive warrants in connection with the making of a loan and in other circumstances, or through contracted PIK interest, which represents contractual interest added to the loan balance and due at the end of the loan term. Such OID, which could be significant relative to our overall investment activities, and increases in loan balances as a result of contracted PIK arrangements, are included in income before we receive any corresponding cash payments. We also may be required to include in income certain other amounts that we will not receive in cash.
Since in certain cases we may recognize income before or without receiving cash representing such income, we may have difficulty meeting the Annual Distribution Requirement to qualify and thereafter maintain our tax treatment as a RIC. In such a case, we may have to sell some of our investments at times we would not consider advantageous, or raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If we are not able to obtain such cash from other sources, we may fail to qualify and/or thereafter maintain our tax treatment as a RIC, and thus be subject to U.S. federal income tax.
PIK interest payments we receive will increase our assets under management and, as a result, will increase the amount of base management fees and incentive fees payable to our Adviser.
Certain of our debt investments may contain provisions providing for the payment of PIK interest. Because PIK interest results in an increase in the size of the loan balance of the underlying loan, our receipt of PIK interest will have the effect of increasing our assets under management. As a result, because the base management fee that we will pay to the Adviser is based on the value of our net assets, our receipt of PIK interest will result in an increase in the amount of the base management fees payable to the Adviser. In addition, any such increase in a loan balance due to the receipt of PIK interest will cause such loan to accrue interest on the higher loan balance, which will result in an increase in our pre-incentive fee net investment income and, as a result, an increase in incentive fees that are payable to the Adviser.
Regulations governing our operation as a BDC may affect our ability to, and the way in which we, raise additional capital. As a BDC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage.
We may issue debt securities or preferred Shares and/or borrow money from banks or other financial institutions, which we refer to collectively as “senior securities,” up to the maximum amount permitted by the 1940 Act. Under the provisions of the 1940 Act, we are permitted as a BDC that has satisfied certain requirements to issue senior securities in amounts such that our asset coverage ratio, as defined in the 1940 Act, equals at least 150% of our gross assets, less all liabilities and indebtedness not represented by senior securities, after each issuance of senior securities. If the value of our assets declines, we may be unable to satisfy this test. If that happens, we would not be able to borrow additional funds until we are able to comply with the 150% asset coverage ratio applicable to us under the 1940 Act. Also, any amounts that we use to service our indebtedness would not be available for distributions to our shareholders. If we issue senior securities, we will be exposed to typical risks associated with leverage, including an increased risk of loss.
To the extent we finance our investments with borrowed money, the potential for gain or loss on amounts invested in us is magnified and may increase the risk of investing in us.
The use of leverage magnifies the potential for gain or loss on amounts invested. The use of leverage is generally considered a speculative investment technique and increases the risks associated with investing in our Shares. If we use leverage to partially finance our investments through banks, insurance companies, and other lenders, investors will experience increased risks of investing in our Shares. Lenders of these funds will have a fixed dollar claims on our assets that would be superior to the claims of our shareholders, and we would expect such lenders to seek recovery against our assets in the event of a default.
In addition, under the terms of any borrowing facility or other debt instrument that we may enter into, we are likely to be required to use the net proceeds of any investments that we sell to repay a portion of the amount borrowed under such facility or instrument before applying such net proceeds to any other uses. If the value of our assets decreases, leveraging would cause NAV to decline more sharply than it otherwise would have had we not leveraged, thereby magnifying losses or eliminating our stake in a leveraged investment. Similarly, any decrease in our revenue or income will cause our net income to decline more sharply than it would have had we not borrowed. Such a decline would also negatively affect our ability to make distributions with respect to our Shares. Our ability to service any debt depends largely on our financial performance and is subject to prevailing economic conditions and competitive pressures. In addition, our shareholders will bear the burden of any increase in its expenses as a result of its use of leverage, including interest expenses and any increase in the base management fee payable to the Adviser.
We are generally required to meet an asset coverage ratio of total assets to total borrowings and other senior securities, which include all of our borrowings and any preferred Shares that we may issue in the future, of at least 150%. If this ratio declines below 150%, we will not be able to incur additional debt until we are able to comply with the 150% asset coverage ratio applicable to us under the 1940 Act. This could have a material adverse effect on our operations, and we may not be able to make distributions. The amount of leverage that we employ will depend on the Adviser’s and the Board’s assessment of market and other factors at the time of any proposed borrowing. We cannot assure investors that we will be able to obtain credit at all or on terms acceptable to us.
In addition, our future debt facilities may impose financial and operating covenants that restrict our business activities, including limitations that hinder our ability to finance additional loans and investments or to make the distributions required to qualify and maintain our qualification as a RIC under the Code.
Substantially all of our assets may be required to be subject to security interests under future debt financing arrangements and, if we default on our obligations thereunder, we may suffer adverse consequences, including foreclosure on its assets.
Substantially all of our assets may be required to be pledged as collateral under our future financing arrangements. If we default on our obligations under such financing arrangements, the lenders may have the right to foreclose upon and sell, or otherwise transfer, the collateral subject to their security interests. In such event, we may be forced to sell our investments to raise funds to repay our outstanding borrowings to avoid foreclosure and these forced sales may be at times and at prices we would not consider advantageous. Moreover, such deleveraging could significantly impair our ability to effectively operate our business as previously planned. As a result, we could be forced to curtail or cease new investment activities and lower or eliminate the dividends paid to our shareholders.
To the extent we use debt to finance our investments and issue senior securities, including preferred Shares and debt securities, if market interest rates were to increase, our cost of capital could increase, which could reduce our net investment income.
Because we expect to borrow money to make investments and may in the future issue additional senior securities including preferred Shares and debt securities, our net investment income will depend, in part, upon the difference between the rate at which we borrow funds and the rate at which we invest those funds. As a result, we can offer no assurance that a significant change in market interest rates would not have a material adverse effect on our net investment income in the event we use debt to finance our investments. In periods of rising interest rates, our cost of funds would increase, which could reduce our net investment income. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. We may utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates to the extent permitted by the 1940 Act.
Provisions of any other future borrowing facility may limit our discretion in operating our business.
Any future borrowing facility may be backed by all or a portion of our loans and securities on which the lenders may have a security interest. We may pledge up to 100% of our assets and may grant a security interest in all of our assets under the terms of any debt instrument we enter into with lenders. We expect that any security interests we grant will be set forth in a guarantee and security agreement and evidenced by the filing of financing statements by the agent for the lenders. In addition, we expect that the custodian for our securities serving as collateral for such loan would include in its electronic systems notices indicating the existence of such security interests and, following notice of occurrence of an event of default, if any, and during its continuance, will only accept transfer instructions with respect to any such securities from the lender or its designee. If we were to default under the terms of any debt instrument, the agent for the applicable lenders would be able to assume control of the timing of disposition of any or all of our assets securing such debt, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.
In addition, any security interests as well as negative covenants under any future borrowing facility may limit our ability to incur additional liens or debt and may make it difficult for it to restructure or refinance indebtedness at or prior to maturity or obtain additional debt or equity financing.
Additionally, under any future borrowing facility, we may be subject to limitations as to how borrowed funds may be used, which may include restrictions on geographic and industry concentrations, loan size, payment frequency and status, average life, collateral interests and investment ratings, as well as regulatory restrictions on leverage which may affect the amount of funding that may be obtained. There may also be certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs, a violation of which could limit further advances and, in some cases, result in an event of default. Furthermore, we expect that the terms of any future financing arrangement may contain a covenant requiring us to qualify and thereafter maintain compliance with RIC provisions at all times, subject to certain remedial provisions. Thus, a failure to maintain compliance with RIC provisions could result in an event of default under the financing arrangement. An event of default under any borrowing facility could result in an accelerated maturity date for all amounts outstanding thereunder, which could have a material adverse effect on our business and financial condition. This could reduce our revenues and, by delaying any cash payment allowed to us under any borrowing facility until the lenders have been paid in full, reduce our liquidity and cash flow and impair our ability to grow our business and maintain our qualification as a RIC.
We may in the future determine to fund a portion of our investments with preferred Shares, which would magnify the potential for gain or loss and the risks of investing in us in the same way as borrowings.
Preferred Shares, which are another form of leverage, have the same risks to the holders of our Shares as borrowings because the dividends on any preferred Shares we issue must be cumulative. Payment of such dividends and repayment of the liquidation preference of such preferred Shares would take preference over any dividends or other payments to our common shareholders, and preferred shareholders would not be subject to any of our expenses or losses and would not be entitled to participate in any income or appreciation in excess of their stated preference.
Adverse developments in the credit markets may impair our ability to enter into any other future borrowing facility.
In past economic downturns, such as the financial crisis in the United States that began in mid-2007 and during other times of extreme market volatility, many commercial banks and other financial institutions stopped lending or significantly curtailed their lending activity. In addition, in an effort to stem losses and reduce their exposure to segments of the economy deemed to be high risk, some financial institutions limited routine refinancing and loan modification transactions and even reviewed the terms of existing facilities to identify bases for accelerating the maturity of existing lending facilities. If these conditions recur, for example in future situations similar to the COVID-19 pandemic, it may be difficult for us to obtain desired financing to finance the growth of our investments on acceptable economic terms, or at all.
If we are unable to consummate credit facilities on commercially reasonable terms, our liquidity may be reduced significantly. If we are unable to repay amounts outstanding under any facility we may enter into and are declared in default or are unable to renew or refinance any such facility, it would limit our ability to initiate significant originations or to operate our business in the normal course. These situations may arise due to circumstances that we may be unable to control, such as inaccessibility of the credit markets, a severe decline in the value of the U.S. dollar, a further economic downturn or an operational problem that affects third parties or us and could materially damage our business. Moreover, we may be unable to predict when economic and market conditions may become more favorable. Even if such conditions improve broadly and significantly over the long term, adverse conditions in particular sectors of the financial markets could adversely impact our business.
Most of our portfolio investments will be recorded at fair value as determined in good faith by the Adviser as our valuation designee, subject to the oversight of the Board, and, as a result, there may be uncertainty as to the value of our portfolio investments.
Most of our portfolio investments will take the form of securities that are not publicly traded. The fair value of loans, securities and other investments that are not publicly traded may not be readily determinable, and we will value these investments at fair value as determined in good faith by the Adviser, including to reflect significant events affecting the value of its investments. Most, if not all, of our investments (other than cash and cash equivalents) will likely be classified as Level 3 under FASB Accounting Standards Codification Topic 820, Fair Value Measurement and Disclosures. This means that our portfolio valuations will be based on unobservable inputs and our own assumptions about how market participants would price the asset or liability in question. Inputs into the determination of fair value of our portfolio investments require significant management judgment or estimation. Even if observable market data is available, such information may be the result of consensus pricing information or broker quotes, which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimers materially reduces the reliability of such information. We have retained the services of independent service providers to review the valuation of our loans and securities. The types of factors that we may take into account in determining the fair value of our investments generally include, as appropriate, comparison to publicly traded securities including such factors as yield, maturity and measures of credit quality, the enterprise value of a portfolio company, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these loans and securities existed. Our NAV could be adversely affected if the determinations regarding the fair value of our investments were materially higher than the values that we ultimately realize upon the disposal of such loans and securities.
We will adjust quarterly the valuation of our portfolio to reflect our determination of the fair value of each investment in our portfolio. Any changes in fair value are recorded in our statement of operations as net change in unrealized appreciation or depreciation.
We and our portfolio companies may be subjected to potential adverse effects of new or modified laws or regulations.
We and our portfolio companies are subject to regulation at the local, state, federal and, in some cases, foreign levels. These laws and regulations, as well as their interpretation, are likely to change from time to time, and new laws and regulations may be enacted. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations, or any failure by us or our portfolio companies to comply with these laws or regulations, could require changes to certain of our or our portfolio companies’ business practices, negatively impact our or our portfolio companies’ operations, cash flows or financial condition, impose additional costs on us or our portfolio companies or otherwise adversely affect our business or the business of our portfolio companies. The legal, tax and regulatory environment for BDCs, investment advisers and the instruments that they utilize (including derivative instruments) is continuously evolving, and we may not be able to respond to such changes without a negative impact on our operations.
Over the last several years, there also has been an increase in regulatory attention to the extension of credit outside of the traditional banking sector, raising the possibility that some portion of the non-bank financial sector will be subject to new regulation. While it cannot be known at this time whether any regulation will be implemented or what form it will take, increased regulation of non-bank credit extension could negatively impact our operations, cash flows or financial condition, impose additional costs on our business, intensify the regulatory supervision of us, or otherwise adversely affect our business.
Risks Related to our Operations
Because we intend to distribute substantially all of our income to shareholders to obtain and maintain our status as a RIC, we will continue to need additional capital to finance our growth. If additional funds are unavailable or not available on favorable terms, our ability to grow may be impaired.
We will need additional capital to fund new investments and grow our portfolio of investments. We intend to access the capital markets periodically to issue debt or equity securities or borrow from financial institutions in order to obtain such additional capital. Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. A reduction in the availability of new capital could limit our ability to grow. In addition, we are required to distribute at least 90% of our net ordinary income and net short-term capital gains in excess of net long-term capital losses, if any, to our shareholders to qualify and thereafter maintain our qualification as a RIC. As a result, these earnings will not be available to fund new investments. An inability on our part to access the capital markets successfully could limit our ability to grow our business and execute our business strategy fully, and could decrease our earnings, if any.
We are required to meet an asset coverage ratio of total assets, less liabilities and indebtedness not represented by senior securities to total senior securities, which includes all of our borrowings, of at least 150%. This requirement limits the amount that we may borrow. Since we will continue to need capital to grow our investment portfolio, these limitations may prevent us from incurring debt and require us to raise additional equity at a time when it may be disadvantageous to do so. While we expect that we will be able to borrow and to issue additional debt securities and expect that we will be able to issue additional equity securities, which would in turn increase the equity capital available to us, we cannot assure investors that debt and equity financing will be available to us on favorable terms, or at all. If additional funds are not available us, we may be forced to curtail or cease new investment activities, and our NAV could decline.
The time and resources that personnel of the Adviser devote to us may be diverted, and we may face additional competition due to the fact that the Adviser is not prohibited from raising money for, or managing, another entity that makes the same types of investments that we target.
The personnel of the Adviser are not prohibited from raising money for, or managing, another investment entity that makes the same types of investments as those we target. As a result, the time and resources the Adviser could devote to us may be diverted. In addition, we may compete with any such investment entity for the same investment opportunities.
The Adviser’s liability is limited under the Investment Management Agreement, and we have agreed to indemnify the Adviser against certain liabilities, which may lead the Adviser to act in a riskier manner on our behalf than it would when acting for its own account.
Under the Investment Management Agreement, the Adviser has not assumed any responsibility to us other than to render the services called for under that agreement. It will not be responsible for any action of the Board in following or declining to follow the Adviser’s advice or recommendations. Under the Investment Management Agreement, the Adviser, its officers, members, and personnel, and any person controlling or controlled by the Adviser will not be liable to us, any of our subsidiaries, our directors, shareholders, or partners for acts or omissions performed in accordance with and pursuant to the Investment Management Agreement, except those resulting from acts constituting material breaches of the Investment Management Agreement, violations of applicable federal and state securities laws, and acts constituting fraud, gross negligence, willful misfeasance, bad faith or reckless disregard of the duties that the Adviser owes to us under the Investment Management Agreement. In addition, as part of the Investment Management Agreement, we have agreed to indemnify the Adviser and each of its officers, directors, members, managers, and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of, or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Investment Management Agreement, except where attributable to material breaches of the Investment Management Agreement, violations of applicable federal and state securities laws, fraud, gross negligence, willful misfeasance, bad faith, or reckless disregard of such person’s duties under the Investment Management Agreement. These protections may lead the Adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account.
The Adviser and the Administrator can resign as our investment adviser or administrator, respectively, upon 60 days’ notice, and we may not be able to find a suitable replacement within that time, or at all, resulting in a disruption in our operations that could adversely affect our financial condition, business, and results of operations.
The Adviser has the right under the Investment Management Agreement to resign as our investment adviser at any time upon 60 days’ written notice, whether we have found a replacement or not. Similarly, the Administrator has the right under the Administration Agreement to resign at any time upon 60 days’ written notice, whether we have found a replacement or not. If the Adviser and/or the Administrator were to resign, we may not be able to find a new investment adviser or administrator, respectively, or hire internal management with similar expertise and the ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, and our financial condition, business, and results of operations, as well as our ability to pay distributions to our shareholders, are likely to be adversely affected. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our business, financial condition, results of operations, and cash flows.
We may experience fluctuations in our annual and quarterly operating results.
We could experience fluctuations in our annual and quarterly operating results due to a number of factors, including the interest rate payable on the loans and debt securities we acquire, the default rate on such loans and securities, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in the market, and general economic conditions. In light of these factors, results for any period should not be relied upon as being indicative of performance in future periods.
The Board may change our investment objective, operating policies, and strategies without prior notice or approval from our shareholders.
The Board has the authority, except as otherwise provided in the 1940 Act, to modify or waive our operating policies and strategies without prior notice and without approval from our shareholders. However, absent approval from our shareholders, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC. We cannot predict the effect any changes to our current operating policies and strategies would have on our business or operating results. Nevertheless, any such changes could adversely affect our business and impair our ability to make distributions to our shareholders.
We are highly dependent on information systems, and systems failures could significantly disrupt our business, which may, in turn, negatively affect our results of operations.
Our business is highly dependent on the communications and information systems of the Adviser. In addition, certain of these systems are provided to the Adviser and/or by third-party service providers. Any failure or interruption of such systems, including as a result of the termination of an agreement with any such third-party service provider, could cause delays or other problems in our activities. This, in turn, could have a material adverse effect on our operating results and negatively affect us.
The failure of our cybersecurity systems, as well as the occurrence of events unanticipated in our disaster recovery systems and management continuity planning, could impair our ability to conduct business effectively.
The occurrence of a disaster, such as a cyberattack against us or against a third party that has access to our data or networks, a natural catastrophe, an industrial accident, failure of our disaster recovery systems, or consequential employee error, could have an adverse effect on our ability to communicate or conduct business, negatively impacting our operations and financial condition. This adverse effect can become particularly acute if those events affect our electronic data processing, transmission, storage, and retrieval systems, or impact the availability, integrity, or confidentiality of our data.
We depend heavily upon computer systems to perform necessary business functions. Despite our implementation of a variety of security measures, our computer systems, networks, and data, like those of other companies, could be subject to cyberattacks and unauthorized access, use, alteration, or destruction, such as from physical and electronic break-ins or unauthorized tampering, malware, and computer virus attacks, or system failures and disruptions. If one or more of these events occurs, it could potentially jeopardize the confidential, proprietary, and other information processed, stored in, and transmitted through our computer systems and networks. Such an attack could cause interruptions or malfunctions in our operations, which could result in financial losses, litigation, regulatory penalties, client dissatisfaction or loss, reputational damage, and increased costs associated with mitigation of damages and remediation.
Third parties with which we do business may also be sources of cybersecurity or other technological risks. We outsource certain functions, and these relationships allow for the storage and processing of our information, as well as customer, counterparty, employee, and borrower information. Cybersecurity failures or breaches by the Adviser and other service providers (including, but not limited to, accountants, custodians, transfer agents, and administrators), and the issuers of securities in which we invest, also have the ability to cause disruptions and impact business operations, potentially resulting in financial losses, interference with our ability to calculate our NAV, impediments to trading, the inability of our shareholders to transact business, violations of applicable privacy and other laws, regulatory fines, penalties, reputation damages, reimbursement of other compensation costs, or additional compliance costs. While we engage in actions to reduce our exposure resulting from outsourcing, ongoing threats may result in unauthorized access, loss, exposure, or destruction of data, or other cybersecurity incidents, with increased costs and other consequences, including those described above. In addition, substantial costs may be incurred in order to prevent any cyber incidents in the future.
Privacy and information security laws and regulation changes, and compliance with those changes, may result in cost increases due to system changes and the development of new administrative processes. In addition, we may be required to expend significant additional resources to modify our protective measures and to investigate and remediate vulnerabilities or other exposures arising from operational and security risks. We currently do not maintain insurance coverage relating to cybersecurity risks, and we may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are not fully insured.
Our Adviser and our portfolio companies may be subject to risks associated with “phishing” and other cyberattacks.
Our business and the business of our portfolio companies rely upon secure information technology systems for data processing, storage and reporting. Despite careful security and controls design, implementation, and updating, our and our portfolio companies’ information technology systems could become subject to cyberattacks. Cyberattacks include, but are not limited to, gaining unauthorized access to digital systems (e.g., through “hacking”, malicious software coding, social engineering, or “phishing” attempts) for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Cyberattacks may also be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks on websites (i.e., efforts to make network services unavailable to intended users). The Adviser’s employees have been and expect to continue to be the target of fraudulent calls, emails, and other forms of activities. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen information, misappropriation of assets, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships, regulatory fines or penalties, or other adverse effects on our business, financial condition or results of operations. In addition, we may be required to expend significant additional resources to modify our protective measures and to investigate and remediate vulnerabilities or other exposures arising from operational and security risks related to cyberattacks.
The Adviser’s and other service providers’ increased use of mobile and cloud technologies could heighten the risk of a cyberattack as well as other operational risks, as certain aspects of the security of such technologies may be complex, unpredictable, or beyond their control. These service providers’ reliance on mobile or cloud technology or any failure by mobile technology and cloud service providers to adequately safeguard their systems and prevent cyberattacks could disrupt their operations and result in misappropriation, corruption or loss of personal, confidential or proprietary information. In addition, there is a risk that encryption and other protective measures against cyberattacks may be circumvented, particularly to the extent that new computing technologies increase the speed and computing power available.
Risks Related to Economic Conditions
Global economic, political and market conditions may adversely affect our business, results of operations and financial condition, including its revenue growth and profitability.
The current worldwide financial market situation, as well as various social and political tensions in the United States and around the world, may contribute to increased market volatility, may have long-term effects on the United States and worldwide financial markets and may cause economic uncertainties or deterioration in the U.S. and worldwide. The impact of downgrades by rating agencies to the U.S. government’s sovereign credit rating or its perceived creditworthiness, as well as potential government shutdowns, could adversely affect the U.S. and global financial markets and economic conditions.
Further downgrades of the U.S. credit rating, impending automatic spending cuts, another government shutdown or a failure to raise the statutory debt limit of the United States could negatively impact our liquidity, financial condition and earnings.
U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit-rating downgrades and economic slowdowns, or a recession in the United States. Although U.S. lawmakers have passed legislation to raise the federal debt ceiling on multiple occasions, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States.
The impact of this or any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the U.S. and global financial markets and economic conditions. Absent further quantitative easing by the Federal Reserve, these developments could cause interest rates and borrowing costs to rise, which may negatively impact our ability to access the debt markets on favorable terms. In addition, disagreement over the federal budget has caused the U.S. federal government to shut down for periods of time. Continued adverse political and economic conditions could have a material adverse effect on our business, financial condition and results of operations.
Increased geopolitical unrest, terrorist attacks, or acts of war may impact the businesses in which we invest, and harm our business, operating results, and financial conditions.
Terrorist activity and the continued threat of terrorism and acts of civil or international hostility, both within the United States and abroad, as well as ongoing military and other actions and heightened security measures in response to these types of threats, may cause significant volatility and declines in the global markets, loss of life, property damage, disruptions to commerce, and reduced economic activity, which may negatively impact the businesses in which we invest directly or indirectly and, in turn, could have a material adverse impact on our business, operating results, and financial condition. Losses from terrorist attacks are generally uninsurable.
Risks Related to our Investments
Our investments are very risky and highly speculative.
We will primarily invest in first-lien debt, second-lien debt, mezzanine and unsecured debt or equity, or other securities issued by middle-market or large companies. The companies in which we intend to invest are typically highly leveraged, and, in most cases, our investments in these companies are not rated by any rating agency. If these instruments were rated, we believe that they would likely receive a rating of below investment grade (that is, below BBB- or Baa3, which is often referred to as “junk”). Exposure to below-investment grade instruments involves certain risks, including speculation with respect to the borrower’s capacity to pay interest and repay principal.
First-Lien Debt. When we make a first-lien loan, we generally take a security interest in the available assets of the portfolio company, including the equity interests of its subsidiaries, which we expect to help mitigate the risk that we will not be repaid. However, there is a risk that the collateral securing our loans may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise, and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of the portfolio company to raise additional capital. In some circumstances, our lien is, or could become, subordinated to claims of other creditors. Consequently, the fact that a loan is secured does not guarantee that we will receive principal and interest payments according to the loan’s terms, or at all, or that we will be able to collect on the loan should we need to enforce our remedies. In addition, in connection with our “last out” first-lien loans, we enter into agreements among lenders. Under these agreements, our interest in the collateral of the first-lien loans may rank junior to those of other lenders in the loan under certain circumstances. This may result in greater risk and loss of principal on these loans.
Second-Lien and Mezzanine Debt. Our investments in second-lien and mezzanine debt generally are subordinated to senior loans and will either have junior security interests or be unsecured. As such, other creditors may rank senior to us in the event of insolvency. This may result in greater risk and loss of principal.

Equity and Other Investments. When we invest in first-lien debt, second-lien debt or mezzanine debt, we may acquire equity securities, such as warrants, options and convertible instruments. In addition, we may invest directly in the equity securities of portfolio companies. We seek to dispose of these equity interests and realize gains upon our disposition of these interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.
Preferred Shares. To the extent we invest in preferred securities, we may incur particular risks, including:
•preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If we own a preferred security that is deferring its distributions, we may be required to report income for U.S. federal income tax purposes before we receive such distributions;
•preferred securities are subordinated to bonds and other debt instruments in a company’s capital structure in terms of priority to corporate income and liquidation payments, and therefore are subject to greater credit risk than more senior debt instruments; and
•generally, preferred security holders have no voting rights with respect to the issuing company unless preferred dividends have been in arrears for a specified number of periods, at which time the preferred security holders may elect a number of directors to the issuer’s board; generally, once all the arrearages have been paid, the preferred security holders no longer have voting rights.
In addition, our investments generally involve a number of significant risks, including:
•the companies in which we invest may have limited financial resources and may be unable to meet their obligations under their debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing any guarantees we may have obtained in connection with our investment;
•the companies in which we invest typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;
•the companies in which we invest are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our portfolio company and, in turn, on us;
•the companies in which we invest generally have less predictable operating results, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;
•the debt investments in our portfolio generally have a significant portion of principal due at the maturity of the investment, which would result in a substantial loss to us if such borrowers are unable to refinance or repay their debt at maturity;
•our executive officers, directors and Adviser may, in the ordinary course of business, be named as defendants in litigation arising from our investments in the portfolio companies;
•the companies in which we invest generally have less publicly available information about their businesses, operations and financial condition and, if we are unable to uncover all material information about these companies, we may not make a fully informed investment decision; and
•the companies in which we invest may have difficulty accessing the capital markets to meet future capital needs, which may limit their ability to grow or to repay their outstanding indebtedness upon maturity.

Subordinated Debt. Our subordinated debt investments will generally rank junior in priority of payment to senior debt and will generally be unsecured. This may result in a heightened level of risk and volatility or a loss of principal, which could lead to the loss of the entire investment. These investments may involve additional risks that could adversely affect our investment returns. To the extent interest payments associated with such debt are deferred, such debt may be subject to greater fluctuations in valuations, and such debt could subject us and our shareholders to non-cash income. Because we will not receive any principal repayments prior to the maturity of some of our subordinated debt investments, such investments will be of greater risk than amortizing loans.
Non-U.S. Securities. We may invest in non-U.S. securities, which may include securities denominated in U.S. dollars or in non-U.S. currencies, to the extent permitted by the 1940 Act. Because evidence of ownership of such securities usually is held outside the United States, we would be subject to additional risks if we invested in non-U.S. securities, which include possible adverse political and economic developments, seizure or nationalization of foreign deposits and adoption of governmental restrictions, which might adversely affect or restrict the payment of principal and interest on the non-U.S. securities to shareholders located outside the country of the issuer, whether from currency blockage or otherwise. Because non-U.S. securities may be purchased with and payable in foreign currencies, the value of these assets as measured in U.S. dollars may be affected unfavorably by changes in currency rates and exchange control regulations.
Junior, Unsecured Securities. Our strategy may entail acquiring securities that are junior or unsecured instruments. While this approach can facilitate obtaining control and then adding value through active management, it also means that certain of the Fund’s investments may be unsecured. If a portfolio company becomes financially distressed or insolvent and does not successfully reorganize, we will have no assurance (compared to those distressed securities investors that acquire only fully collateralized positions) that we will recover any of the principal that we have invested. Similarly, investments in “last out” pieces of unitranche loans will be similar to second lien loans in that such investments will be junior in priority to the “first out” piece of the same unitranche loan with respect to payment of principal, interest and other amounts. Consequently, the fact that debt is secured does not guarantee that we will receive principal and interest payments according to the debt’s terms, or at all, or that we will be able to collect on the debt should it be forced to enforce its remedies.
While such junior or unsecured investments may benefit from the same or similar financial and other covenants as those enjoyed by the indebtedness ranking more senior to such investments and may benefit from cross-default provisions and security over the issuer’s assets, some or all of such terms may not be part of particular investments. Moreover, our ability to influence an issuer’s affairs, especially during periods of financial distress or following insolvency, is likely to be substantially less than that of senior creditors. For example, under typical subordination terms, senior creditors are able to block the acceleration of the junior debt or the exercise by junior debt holders of other rights they may have as creditors. Accordingly, we may not be able to take steps to protect investments in a timely manner or at all, and there can be no assurance that our rate of return objectives or any particular investment will be achieved. In addition, the debt securities in which we will invest may not be protected by financial covenants or limitations upon additional indebtedness, may have limited liquidity and are not expected to be rated by a credit rating agency.
Early repayments of our investments may have a material adverse effect on our investment objective. In addition, depending on fluctuations of the equity markets and other factors, warrants and other equity investments may become worthless.
There can be no assurance that attempts to provide downside protection through contractual or structural terms with respect to our investments will achieve their desired effect and potential investors should regard an investment in us as being speculative and having a high degree of risk. Furthermore, we have limited flexibility to negotiate terms when purchasing newly issued investments in connection with a syndication of mezzanine or certain other junior or subordinated investments or in the secondary market.
“Covenant-lite” Obligations. We may invest in, or obtain exposure to, obligations that may be “covenant-lite,” which means such obligations lack certain financial maintenance covenants. While these loans may still contain other collateral protections, a covenant-lite loan may carry more risk than a covenant-heavy loan made by the same borrower, as it does not require the borrower to provide affirmation that certain specific financial tests have been satisfied on a routine basis as is required under a covenant-heavy loan agreement. Should a loan we hold begin to deteriorate in quality, our ability to negotiate with the borrower may be delayed under a covenant-lite loan compared to a loan with full maintenance covenants. This may in turn delay our ability to seek to recover its investment.
Restructurings. Investments in companies operating in workout or bankruptcy modes present additional legal risks, including fraudulent conveyance, voidable preference and equitable subordination risks. The level of analytical sophistication, both financial and legal, necessary for successful investment in companies experiencing significant business and financial difficulties is unusually high. There is no assurance that we will correctly evaluate the value of the assets collateralizing our loans or the prospects for a successful reorganization or similar action.
Investing in middle market companies involves a number of significant risks, any one of which could have a material adverse effect on our operating results.
Investments in middle market companies involve the same risks that apply generally to investments in larger, more established companies. However, such investments have more pronounced risks in that middle market companies:
•may have limited financial resources and may be unable to meet their obligations under their debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing on any guarantees we may have obtained in connection with our investment;
•have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tends to render them more vulnerable to competitors’ actions and changing market conditions, as well as general economic downturns;
•are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our portfolio company and, in turn, on us;
•generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. In addition, our executive officers, Trustees and members of the Adviser may, in the ordinary course of business, be named as defendants in litigation arising from our investments in the portfolio companies; and
•may have difficulty accessing the capital markets to meet future capital needs, which may limit their ability to grow or to repay their outstanding indebtedness upon maturity.
An investment strategy focused primarily on privately held companies presents certain challenges, including, but not limited to, the lack of available information about these companies.
We intend to invest primarily in privately held companies. Investments in private companies may pose greater risks than investments in public companies. First, private companies have reduced access to the capital markets, resulting in diminished capital resources and the ability to withstand financial distress. Second, the depth and breadth of experience of management in private companies tends to be less than that at public companies, which makes such companies more likely to depend on the management talents and efforts of a smaller group of persons and/or persons with less depth and breadth of experience. Therefore, the decisions made by such management teams and/or the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our investments and, in turn, on us. Third, the investments themselves tend to be less liquid. As such, we may have difficulty exiting an investment promptly or at a desired price prior to maturity or outside of a normal repayment schedule. As a result, the relative lack of liquidity and the potential diminished capital resources of our target portfolio companies may affect our investment returns. Fourth, little public information generally exists about private companies. Further, these companies may not have third-party debt ratings or audited financial statements. We must therefore rely on the ability of the Adviser to obtain adequate information through due diligence to evaluate the creditworthiness and potential returns from investing in these companies. The Adviser would typically assess an investment in a portfolio company based on the Adviser’s estimate of the portfolio company’s earnings and enterprise value, among other factors, and these estimates may be based on limited information and may otherwise be inaccurate, causing the Adviser to make different investment decisions than it may have made with more complete information. These companies and their financial information will generally not be subject to the Sarbanes-Oxley Act and other rules that govern public companies. If we are unable to determine all material information about these companies, we may not make a fully informed investment decision, and we may lose money on our investments.
The value of most of our portfolio securities will not have a readily available market price and we value these securities at fair value as determined in good faith by the Valuation Designee, subject to the oversight of our Board, which valuation is inherently subjective, may not reflect what we may actually realize for the sale of the investment and could result in a conflict of interest with the Adviser.
Investments are valued at the end of each fiscal quarter. Substantially all of our investments are expected to be in loans that do not have readily ascertainable market prices. Assets that are not publicly traded or whose market prices are not readily available are valued at fair value as determined in good faith by the Valuation Designee, subject to the oversight of the Board. In connection with that determination, investment professionals from the Adviser will prepare portfolio company valuations using sources and/or proprietary models depending on the availability of information on our assets and the type of asset being valued, all in accordance with our valuation policy. The participation of the Adviser in our valuation process could result in a conflict of interest, since the management fee is based in part on our gross assets.
Factors that we may consider in determining the fair value of our investments include the nature and realizable value of any collateral, the portfolio company’s earnings and its ability to make payments on its indebtedness, the markets in which the portfolio company does business, comparison to similar publicly traded companies, discounted cash flow and other relevant factors. Because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information, our determinations of fair value may differ materially from the values that would have been determined if a ready market for these securities existed. This could make it more difficult for investors to value accurately our portfolio investments and could lead to undervaluation or overvaluation of our Shares. In addition, the valuation of these types of securities may result in substantial write-downs and earnings volatility.
Decreases in the market values or fair values of our investments are recorded as unrealized losses. The effect of all of these factors on our portfolio can reduce our NAV by increasing net unrealized losses in our portfolio. Depending on market conditions, we could incur substantial realized losses and may suffer unrealized losses, which could have a material adverse impact on our business, financial condition and results of operations.
The lack of liquidity in our investments may adversely affect our business.
We generally make loans to private companies. There may not be a ready market for our loans and certain loans may contain transfer restrictions, which may also limit liquidity. The illiquidity of these investments may make it difficult for us to sell positions if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we had previously recorded these investments. In addition, we may face other restrictions on our ability to liquidate an investment in a portfolio company to the extent that we hold a significant portion of a company’s equity or if we have material nonpublic information regarding that company.
Our portfolio may be focused on a limited number of portfolio companies or industries, which will subject us to a risk of significant loss if any of these companies defaults on its obligations under any of its debt instruments or if there is a downturn in a particular industry.
Our portfolio is currently invested in a limited number of portfolio companies and industries and may continue to be in the near future. Beyond the asset diversification requirements associated with our qualification as a RIC for U.S. federal income tax purposes, we do not have fixed guidelines for diversification. While we are not targeting any specific industries, our investments may be focused on relatively few industries. For example, although we classify the industries of our portfolio companies by end-market (such as healthcare, and business services) and not by the products or services (such as software) directed to those end-markets, many of our portfolio companies principally provide software products or services, which exposes us to downturns in that sector. As a result, the aggregate returns we realize may be significantly adversely affected if a small number of investments perform poorly or if we need to write down the value of any one investment. Additionally, a downturn in any particular industry in which we are invested could significantly affect our aggregate returns.
We may securitize certain of our investments, which may subject us to certain structured financing risks.
We may securitize certain of our investments in the future, including through the formation of one or more collateralized loan obligations, or CLOs, while retaining all or most of the exposure to the performance of these investments. This would involve contributing a pool of assets to a special purpose entity, and selling debt interests in that entity on a non-recourse or limited-recourse basis to purchasers.
If we were to create a CLO or other securitization vehicle, we would depend on distributions from the vehicle to pay dividends to our shareholders. The ability of a CLO or other securitization vehicle to make distributions will be subject to various limitations, including the terms and covenants of the debt it issues. For example, tests (based on interest coverage or other financial ratios or other criteria) may restrict our ability, as holder of a CLO or other securitization vehicle equity interest, to receive cash flow from these investments. We cannot assure investors that any such performance tests would be satisfied. Also, a CLO or other securitization vehicle may take actions that delay distributions to preserve ratings and to keep the cost of present and future financings lower or the financing vehicle may be obligated to retain cash or other assets to satisfy over-collateralization requirements commonly provided for holders of its debt. As a result, there may be a lag, which could be significant, between the repayment or other realization on a loan or other assets in, and the distribution of cash out of, a CLO or other securitization vehicle, or cash flow may be completely restricted for the life of the CLO or other securitization vehicle.
In addition, a decline in the credit quality of loans in a CLO or other securitization vehicle due to poor operating results of the relevant borrower, declines in the value of loan collateral or increases in defaults, among other things, may force the sale of certain assets at a loss, reducing their earnings and, in turn, cash potentially available for distribution to us for distribution to our shareholders. If we were to form a CLO or other securitization vehicle, to the extent that any losses were incurred by the financing vehicle in respect of any collateral, these losses would be borne first by us as owners of its equity interests. Any equity interests that we were to retain in a CLO or other securitization vehicle would not be secured by its assets and we would rank behind all of its creditors. A CLO or other securitization vehicle, if created, also would likely be consolidated in our financial statements and consequently affect our asset coverage ratio, which may limit our ability to incur additional leverage. See Item 1. Business—Regulation as a Business Development Company.
Because we generally do not hold controlling interests in our portfolio companies, we may not be in a position to exercise control over those portfolio companies or prevent decisions by management of those portfolio companies that could decrease the value of our investments.
We are primarily a lender, and loans (as well as any equity investments we make) typically will be non-controlling investments, meaning we will not be in a position to control the management, operation and strategic decision-making of the companies we invest in (outside of, potentially, the context of a restructuring, insolvency or similar event). As a result, we will be subject to the risk that a portfolio company we do not control, or in which we do not have a majority ownership position, may make business decisions with which we disagree, and the equity holders and management of such a portfolio company may take risks or otherwise act in ways that are adverse to our interests. We may not be able to dispose of our investments in the event that we disagree with the actions of a portfolio company, and may therefore suffer a decrease in the value of our investments.
We are exposed to risks associated with changes in interest rates.
The majority of our debt investments will likely be based on floating rates, such as SOFR, EURIBOR, the Federal Funds Rate, or the Prime Rate. General interest rate fluctuations may have a substantial negative impact on our investments, the value of our Shares and our rate of return on invested capital. On one hand, a reduction in the interest rates on new investments relative to interest rates on current investments could have an adverse impact on our net interest income, which also could be negatively impacted by our borrowers making prepayments on their loans. On the other hand, an increase in interest rates could increase the interest repayment obligations of our borrowers and result in challenges to their financial performance and ability to repay their obligations.
An increase in interest rates could also decrease the value of any investments we hold that earn fixed interest rates, including subordinated loans, senior and junior secured and unsecured debt securities and loans and high yield bonds, and also could increase our interest expense, thereby decreasing our net income. Moreover, an increase in interest rates available to investors could make investment in our Shares less attractive if we are not able to increase our dividend rate, which could reduce the value of our Shares. Federal Reserve policy, including with respect to certain interest rates and the decision to end its quantitative easing policy, may also adversely affect the value, volatility and liquidity of dividend- and interest-paying securities. Market volatility, rising interest rates and/or a return to unfavorable economic conditions could adversely affect our business.
A rise in the general level of interest rates typically leads to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates may result in an increase in the amount of the Incentive Fee payable to the Adviser.
We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. These techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act. See “Risks Related to Our Portfolio Company Investments—We expose ourselves to risks when we engage in hedging transactions.”
We may not be able to realize expected returns on our invested capital.
We may not realize expected returns on our investment in a portfolio company due to changes in the portfolio company’s financial position or due to an acquisition of the portfolio company. If a portfolio company repays our loans prior to their maturity, we may not receive our expected returns on our invested capital. Many of our investments are structured to provide a disincentive for the borrower to pre-pay or call the security, but this call protection may not cover the full expected value of an investment if that investment is repaid prior to maturity.
Middle-market companies operate in a highly acquisitive market with frequent mergers and buyouts. If a portfolio company is acquired or merged with another company prior to drawing on our commitment, we would not realize our expected return. Similarly, in many cases companies will seek to restructure or repay their debt investments or buy our other equity ownership positions as part of an acquisition or merger transaction, which may result in a repayment of debt or other reduction of our investment.
By originating loans to companies that are experiencing significant financial or business difficulties, we may be exposed to distressed lending risks.
As part of our lending activities, we may originate loans to companies that are experiencing significant financial or business difficulties, including companies involved in bankruptcy or other reorganization and liquidation proceedings. Although the terms of such financing may result in significant financial returns to us, they involve a substantial degree of risk. The level of analytical sophistication, both financial and legal, necessary for successful financing to companies experiencing significant business and financial difficulties is unusually high. We cannot assure investors that we will correctly evaluate the value of the assets collateralizing our loans or the prospects for a successful reorganization or similar action. In any reorganization or liquidation proceeding relating to a company that we fund, we may lose all or part of the amounts advanced to the borrower or may be required to accept collateral with a value less than the amount of the loan advanced by us to the borrower.
Our portfolio companies in some cases may incur debt or issue equity securities that rank equally with, or senior to, our investments in those companies.
Our portfolio companies may have, or may be permitted to incur, other debt, or issue other equity securities that rank equally with, or senior to, our investments. By their terms, those instruments may provide that the holders are entitled to receive payment of dividends, interest or principal on or before the dates on which we are entitled to receive payments in respect of our investments. These debt instruments would usually prohibit the portfolio companies from paying interest on or repaying our investments in the event and during the continuance of a default under the debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of securities ranking senior to our investment in that portfolio company typically would be entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying those holders, the portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of securities ranking equally with our investments, we would have to share on an equal basis any distributions with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.
The rights we may have with respect to the collateral securing certain loans we make to our portfolio companies may also be limited pursuant to the terms of one or more inter-creditor agreements or agreements among lenders. Under these agreements, we may forfeit certain rights with respect to the collateral to holders with prior claims. These rights may include the right to commence enforcement proceedings against the collateral, the right to control the conduct of those enforcement proceedings, the right to approve amendments to collateral documents, the right to release liens on the collateral and the right to waive past defaults under collateral documents. We may not have the ability to control or direct such actions, even if as a result our rights as lenders are adversely affected.
We may be exposed to special risks associated with bankruptcy cases.
One or more of our portfolio companies may be involved in bankruptcy or other reorganization or liquidation proceedings. Many of the events within a bankruptcy case are adversarial and often beyond the control of the creditors. While creditors generally are afforded an opportunity to object to significant actions, we cannot assure investors that a bankruptcy court would not approve actions that may be contrary to our interests. There also are instances where creditors can lose their ranking and priority if they are considered to have taken over management of a borrower. If one of our portfolio companies were to go bankrupt, depending on the facts and circumstances, including the extent to which we will actually provide significant managerial assistance to that portfolio company, a bankruptcy court might subordinate all or a portion of our claim to that of other creditors.
The reorganization of a company can involve substantial legal, professional and administrative costs to a lender and the borrower. It is subject to unpredictable and lengthy delays, and during the process a company’s competitive position may erode, key management may depart and a company may not be able to invest adequately. In some cases, the debtor company may not be able to reorganize and may be required to liquidate assets. The debt of companies in financial reorganization will, in most cases, not pay current interest, may not accrue interest during reorganization and may be adversely affected by an erosion of the issuer’s fundamental value.
In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower’s business or exercise control over the borrower. For example, we could become subject to a lender liability claim (alleging that we misused our influence on the borrower for the benefit of its lenders), if, among other things, the borrower requests significant managerial assistance from us and we provide that assistance.
Our failure to make follow-on investments in our portfolio companies could impair the value of our investments.
Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as “follow-on” investments to:
•increase or maintain in whole or in part our equity ownership percentage;
•exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; or
•attempt to preserve or enhance the value of our investment.
We may elect not to make follow-on investments, may be constrained in our ability to employ available funds, or otherwise may lack sufficient funds to make those investments. We have the discretion to make any follow-on investments, subject to the availability of capital resources. However, doing so could be placing even more capital at risk in existing portfolio companies.

The failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase our concentration of risk, because we prefer other opportunities or because we are inhibited by compliance with BDC requirements or the desire to maintain our tax status.
Our ability to enter into transactions with our affiliates is restricted.
We are prohibited under the 1940 Act from participating in certain transactions with certain of our affiliates without the prior approval of our Independent Directors and, in some cases, exemptive relief from the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities is our affiliate for purposes of the 1940 Act, and the Fund is generally prohibited from buying or selling any security from or to such affiliate, absent the prior approval of our Independent Directors. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, which could include investments in the same portfolio company (whether at the same or different times), without prior approval of our Independent Directors, and, in some cases, exemptive relief from the SEC. If a person acquires more than 25% of our voting securities, we are prohibited from buying or selling any security from or to such person or certain of that person’s affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. Similar restrictions limit our ability to transact business with our officers or directors or their affiliates.
The decision by our Adviser or its affiliates to allocate an opportunity to another entity could cause us to forgo an investment opportunity that we otherwise would have made. Absent an exemptive order from the SEC, we also generally will be unable to invest in any issuer in which a fund managed by our Adviser, or in which its other affiliates, has previously invested or in which they are making an investment. Any such co-investment order is not guaranteed and may not be granted by the SEC. Similar restrictions limit our ability to transact business with our officers or directors or their affiliates. These restrictions may limit the scope of investment opportunities that would otherwise be available to us.
Although as a general matter Section 17 of the 1940 Act restricts the ability of registered investment companies and BDCs to engage in transactions with “affiliated persons,” investment companies and BDCs may rely on historical interpretations of the 1940 Act or regulations promulgated under Section 17 to engage in such transactions in certain limited circumstances, or alternatively may apply to the SEC for an individualized exemptive order that permits a broader range of affiliated transactions (commonly known as a “co-investment order”), subject to a variety of conditions and requirements to be found in each such co-investment order.
We cannot guarantee that we will be able to obtain various required licenses in U.S. states or in any other jurisdiction where they may be required in the future.
We may be required to obtain various state licenses to, among other things, originate commercial loans, and may be required to obtain similar licenses from other authorities, including outside of the United States, in the future in connection with one or more investments. Applying for and obtaining required licenses can be costly and take several months. We cannot assure investors that we will maintain or obtain all of the licenses that we need on a timely basis. We also are and will be subject to various information and other requirements to maintain and obtain these licenses, and we cannot assure investors that we will satisfy those requirements. Our failure to maintain or obtain licenses that we require, now or in the future, might restrict investment options and have other adverse consequences.
Our investments in non-U.S. companies may involve significant risks in addition to the risks inherent in U.S. investments.
Our investment strategy may include potential investments in non-U.S. companies. Investing in foreign companies may expose us to additional risks not typically associated with investing in U.S. companies. These risks include changes in exchange control regulations, U.S. trade policy, political and social instability, expropriation, imposition of foreign taxes (potentially at confiscatory levels), less liquid markets, less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility. In addition, interest income derived from loans to foreign companies is not eligible to be distributed to our non-U.S. shareholders free from withholding taxes.
Although most of our investments will be U.S. dollar-denominated, our investments that are denominated in a foreign currency will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital gains and political developments. We may employ hedging techniques to minimize these risks, but we cannot assure investors that such strategies will be effective or without risk to us.
We expose ourselves to risks when we engage in hedging transactions.
We may enter into hedging transactions, which may expose us to risks associated with such transactions. We may seek to utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates and the relative value of certain debt securities from changes in market interest rates. Use of these hedging instruments may include counterparty credit risk. To the extent we have non-U.S. investments, particularly investments denominated in non-U.S. currencies, our hedging costs will increase.
Hedging against a decline in the values of our portfolio positions would not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions were to decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the underlying portfolio positions were to increase. It also may not be possible to hedge against an exchange rate or interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.
The success of our hedging strategy will depend on our ability to correctly identify appropriate exposures for hedging, such as currency exchange rate risk and interest rate risk related to specific portfolio companies. We may enter into fixed-to-floating interest rate swaps to continue to align the interest rates of our liabilities with our investment portfolio, which we expect to consist of predominately floating rate loans. However, unanticipated changes in currency exchange rates or other exposures that we might hedge may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary, as may the time period in which the hedge is effective relative to the time period of the related exposure.
For a variety of reasons, we may not seek to (or be able to) establish a perfect correlation between such hedging instruments and the positions being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. In addition, it may not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations. Income derived from hedging transactions also is not eligible to be distributed to non-U.S. shareholders free from withholding taxes. Changes to the regulations applicable to the financial instruments we use to accomplish our hedging strategy could affect the effectiveness of that strategy.
Rule 18f-4 constrains our ability to use swaps and other derivatives. Among other requirements, the rule would force us to reduce our use of derivatives, unless we were to qualify as a limited derivatives user under the rule, if the value-at-risk of our investment portfolio including our swap or derivative positions, exceeds 200 percent of a “designated reference portfolio,” which is a designated index that is unleveraged and reflects the market or asset classes in which we invest or our securities portfolio. If we could not identify a suitable reference portfolio, our value-at-risk would not be permitted to exceed 20% of our net assets. In addition, we are required under the final rule to establish a risk management program for our use of swaps or other derivative positions. Based on our anticipated use of derivatives primarily for interest rate hedging purposes, we expect to qualify as a limited derivatives user under the rule. However, we cannot assure investors that we will be treated as a limited derivatives user or that our approach to our use of derivatives will not change.
The market structure applicable to derivatives imposed by the Dodd-Frank Act may affect our ability to use over-the-counter (“OTC”) derivatives for hedging purposes.
The Dodd-Frank Act enacted, and the Commodity Futures Trading Commission, or CFTC, and SEC have issued or proposed rules to implement, both broad new regulatory requirements and broad new structural requirements applicable to OTC derivatives markets and, to a lesser extent, listed commodity futures (and futures options) markets. Similar changes are in the process of being implemented in other major financial markets.
Recent and anticipated regulatory changes require that certain types of OTC derivatives, including those that we may use for hedging activities such as interest rate and credit default swaps, be cleared and traded on regulated platforms, and these regulatory changes are expected to apply to foreign exchange transactions in the future. Our cleared OTC derivatives, if any, will be subject to margin requirements established by regulated clearinghouses, including daily exchanges of cash variation (or mark-to-market) margin and an upfront posting of cash or securities initial margin to cover the clearinghouse’s potential future exposure to the default of a party to a particular OTC derivatives transaction. U.S. regulators have also adopted rules imposing margin requirements for OTC derivatives executed with registered swap dealers or security-based swap dealers that are not cleared. The margin requirements for cleared and uncleared OTC derivatives may require that our Adviser, in order to maintain its exclusion from commodity pool operator (“CPO”) registration under CFTC Rule 4.5, limit our ability to enter into hedging transactions or to obtain synthetic investment exposures, in either case adversely affecting our ability to mitigate risk. Furthermore, any failure by us to fulfill any collateral requirement (e.g., a so-called “margin call”) may result in a default and could have a material adverse impact on our business, financial condition and results of operations.
The Dodd-Frank Act and the rules adopted by the CFTC and SEC thereunder also imposed requirements relating to real-time public and regulatory reporting of OTC derivative transactions, enhanced documentation requirements, position limits on an expanded array of derivatives, and recordkeeping requirements. Taken as a whole, these changes could significantly increase the cost of using uncleared OTC derivatives to hedge risks, including interest rate and foreign exchange risk; reduce the level of exposure we are able to obtain for risk management purposes through OTC derivatives (including as the result of the CFTC imposing position limits on additional products); reduce the amounts available to us to make non-derivatives investments; impair liquidity in certain OTC derivatives; and adversely affect the quality of execution pricing obtained by us, all of which could adversely impact our investment returns.
Our portfolio investments may present special tax issues.
Investments in below-investment grade debt instruments and certain equity securities may present special tax issues for us. U.S. federal income tax rules are not entirely clear about certain issues, including when we may cease to accrue interest, original issue discount or market discount, when and to what extent certain deductions may be taken for bad debts or worthless equity securities, how payments received on obligations in default should be allocated between principal and interest income, as well as whether exchanges of debt instruments in a bankruptcy or workout context are taxable. These matters could cause us to recognize taxable income for U.S. federal income tax purposes, even in the absence of cash or economic gain, and require us to make taxable distributions to our shareholders to maintain our RIC status or preclude the imposition of either U.S. federal corporate income or excise taxation. Additionally, because such taxable income may not be matched by corresponding cash received by us, we may be required to borrow money or dispose of other investments to be able to make distributions to our shareholders. These and other issues will be considered by us, to the extent determined necessary, so that we aim to minimize the level of any U.S. federal income or excise tax that we would otherwise incur.
There are certain risks associated with holding debt obligations that have original issue discount or payment-in-kind interest.
Original issue discount, or OID, may arise if we hold securities issued at a discount, receive warrants in connection with the making of a loan, or in certain other circumstances. OID creates the risk that Incentive Fees will be paid to the Adviser based on non-cash accruals that ultimately may not be realized, while the Adviser will be under no obligation to reimburse us for these fees.
The higher interest rates of OID instruments reflect the payment deferral and increased credit risk associated with these instruments, and OID instruments generally represent a significantly higher credit risk than coupon loans. Even if the accounting conditions for income accrual are met, the borrower could still default when our actual collection is supposed to occur at the maturity of the obligation.
OID instruments may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral. OID income may also create uncertainty about the source of our cash dividends. In addition, market prices of OID instruments are more volatile because they are affected to a greater extent by interest rate changes than instruments that pay interest periodically in cash
For accounting purposes, any cash dividends to shareholders representing OID income are not treated as coming from paid-in capital, even if the cash to pay them comes from the proceeds of issuances of our Shares. As a result, despite the fact that a dividend representing OID income could be paid out of amounts invested by our shareholders, the 1940 Act does not require that shareholders be given notice of this fact by reporting it as a return of capital.
Payment-in-kind, or PIK, interest has the effect of generating investment income at a compounding rate, thereby further increasing the Incentive Fees payable to the Adviser. Similarly, all things being equal, the deferral associated with PIK interest also increases the loan-to-value ratio at a compounding rate.
Risks Relating to Our Shares
There is a risk that our shareholders may not receive distributions or that our distributions may not grow over time and a portion of its distributions may be a return of capital.
We intend to make distributions on a quarterly basis to our shareholders out of assets legally available for distribution. We cannot assure investors that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. All distributions will be made at the discretion of the Board and will depend on our earnings, financial condition, maintenance of RIC status, compliance with BDC regulations and such other factors as the Board may deem relative from time to time. We cannot make assurances that we will make distributions to our shareholders in the future.
Our ability to pay distributions might be adversely affected by the impact of one or more of the risk factors described in this Registration Statement. Due to the asset coverage requirement applicable to us under the 1940 Act as a BDC, we may be limited in our ability to make distributions. In addition, restrictions and provisions in any future credit facilities, as well as in the terms of any debt securities we may issue, may limit our ability to make distributions in certain circumstances.
When we make distributions, we will be required to determine the extent to which such distributions are paid out of current or accumulated earnings and profits. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of each shareholder’s basis in our Shares and, assuming that an investor holds our Shares as a capital asset, thereafter as a capital gain.
Investing in our Shares may involve an above average degree of risk.
The investments we make in accordance with our investment objective may result in a higher amount of risk, and higher volatility or loss of principal, than alternative investment options. Our investments in portfolio companies may be speculative.

General Risk Factors
Political, social and economic uncertainty creates and exacerbates risks.
Social, political, economic and other conditions and events (such as natural disasters, epidemics and pandemics, terrorism, conflicts and social unrest) will occur that create uncertainty and have significant impacts on issuers, industries, governments and other systems, including the financial markets, to which companies and their investments are exposed. As global systems, economies and financial markets are increasingly interconnected, events that once had only local impact are now more likely to have regional or even global effects. Events that occur in one country, region or financial market will, more frequently, adversely impact issuers in other countries, regions or markets, including in established markets such as the United States. These impacts can be exacerbated by failures of governments and societies to adequately respond to an emerging event or threat.
Uncertainty can result in or coincide with, among other things: increased volatility in the financial markets for securities, derivatives, loans, credit and currency; a decrease in the reliability of market prices and difficulty in valuing assets (including portfolio company assets); greater fluctuations in spreads on debt investments and currency exchange rates; increased risk of default (by both government and private obligors and issuers); further social, economic, and political instability; nationalization of private enterprise; greater governmental involvement in the economy or in social factors that impact the economy; changes to governmental regulation and supervision of the loan, securities, derivatives and currency markets and market participants and decreased or revised monitoring of such markets by governments or self-regulatory organizations and reduced enforcement of regulations; limitations on the activities of investors in such markets; controls or restrictions on foreign investment, capital controls and limitations on repatriation of invested capital; the significant loss of liquidity and the inability to purchase, sell and otherwise fund investments or settle transactions (including, but not limited to, a market freeze); unavailability of currency hedging techniques; substantial, and in some periods extremely high, rates of inflation, which can last many years and have substantial negative effects on credit and securities markets as well as the economy as a whole; recessions; and difficulties in obtaining and/or enforcing legal judgments.
Although it is impossible to predict the precise nature and consequences of these events, any political or policy decisions and regulatory changes occasioned by emerging events may impact us, our portfolio companies and our investments as a result of market uncertainty.
Any public health emergency, including any outbreak of other existing or new epidemic diseases, or the threat thereof, and the resulting financial and economic market uncertainty, could have a significant adverse impact on us and the fair value of our investments and our portfolio companies.
The extent of the impact of any public health emergency, on our and our portfolio companies’ operational and financial performance will depend on many factors, including the duration and scope of such public health emergency, the actions taken by governmental authorities to contain the financial and economic impact of the public health emergency, the extent of any related travel advisories and restrictions implemented, the impact of such public health emergency on overall supply and demand, goods and services, investor liquidity, consumer confidence and levels of economic activity, and the extent of the public health emergency’s disruption to important global, regional and local supply chains and economic markets, all of which are highly uncertain and cannot be predicted. In addition, our and our portfolio companies’ operations may be significantly impacted, or even temporarily or permanently halted, as a result of government quarantine measures, voluntary and precautionary restrictions on travel or meetings and other factors related to a public health emergency, including the potential adverse impact of the public health emergency on the health of any of our or our portfolio companies’ personnel. This could create widespread business continuity issues for us and our portfolio companies.

Item 2. Financial Information
Discussion of the Company’s Expected Operating Plan
The information in this section contains forward-looking statements that involve risks and uncertainties. See “Item 1A. Risk Factors” and “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with the financial statements and related notes as of December 31, 2024 and June 30, 2025 appearing elsewhere in this Registration Statement.
Overview
We are a Delaware limited liability company initially formed as Crestline Lending Solutions Ramp, LLC. We have elected to be regulated as a BDC under the 1940 Act. In addition, we intend to elect to be treated as a RIC under subchapter M of the Code. Prior to our election to be treated as a RIC, the Ramp Vehicle was taxed as a partnership for U.S. federal income tax purposes. Our investment objective is to generate current income and, to a lesser extent, long-term capital appreciation by targeting investments that we believe have favorable risk-adjusted returns and the ability to generate price appreciation. We will invest in senior secured debt, while also taking advantage of investments in other parts of the capital structure, including second-lien loans, mezzanine or more junior loans, as well as equity investments, including equity co-investments. See Item 1A. Risk Factors—Risks Relating to Our Investments.
Prior to the BDC Election Date, the Ramp Vehicle operated as a private fund in reliance on an exception from the definition of "investment company" under Section 3(c)(7) of the 1940 Act. The initial shareholders of the Ramp Vehicle have approved, among other things, the Company’s election to be regulated as a BDC under the 1940 Act, the Investment Management Agreement, the persons elected to the Board, and an asset coverage ratio of 150%. During our operations as the Ramp Vehicle, we purchased assets with initial subscription proceeds from our initial shareholders. We are a non-exchange traded, perpetual-life BDC, which is a BDC whose Shares are not listed for trading on a stock exchange or other securities market. Prior to the BDC Election Date, we sold 17,146,374.16 Shares to the shareholders of the Ramp Vehicle for a total of $342,927,487.20, and received $354,675,000.00 in Capital Commitments from 46 investors. Of the $354,675,000.00 in total Capital Commitments, we called $336,551,949.00 prior to the BDC Election Date in order to make investments and support the operations of the Ramp Vehicle. As of November 4, 2025, we have $49,473,051.00 in total Capital Commitments from 59 investors and have not called capital since the BDC Election Date.
Revenues
We expect to generate revenue primarily through receipt of interest income from the investments we hold. In addition, we may generate income from various loan origination and other fees and dividends on direct equity investments.
Our debt investments will generally bear interest at a floating rate usually determined on the basis of a benchmark, such as SOFR. Interest on these debt investments is generally paid quarterly. In some instances, we will receive payments on our debt investments based on scheduled amortization of the outstanding balances. In addition, we may receive repayments of some of our debt investments prior to their scheduled maturity dates. The frequency or volume of these repayments fluctuates significantly from period to period. Our portfolio activity also may reflect the proceeds of sales of securities. In addition, we may generate revenue in the form of commitment, origination, structuring, diligence, consulting or prepayment fees associated with our investment activities as well as any fees for managerial assistance services rendered by us to portfolio companies and other investment related income.
Our primary uses of cash will be for (i) investments in portfolio companies and other investments and to comply with certain portfolio diversification requirements, (ii) the cost of operations (including paying the Adviser and the Administrator), (iii) cost of any borrowings or other financing arrangements, and (iv) cash distributions to the holders of our Shares.

Expenses
Our primary operating expenses will include the payment of fees to the Adviser under the Investment Management Agreement, our allocable portion of overhead expenses under the Administration Agreement and other operating costs described below.
We will be responsible for all costs and expenses incurred in connection with the operations of the Company and locating, structuring, evaluating, consummating, maintaining and disposing of investments and potential investments (whether or not the acquisition is consummated), including but not limited to:
•organizational and offering expenses;
•expenses incurred in valuing our assets and computing our NAV per share;
•the costs and expenses of due diligence of potential investments, monitoring performance of our investments, serving as directors and officers of portfolio companies, providing managerial assistance to portfolio companies, enforcing our rights in respect of its investments and disposing of investments and expenses related to unsuccessful portfolio acquisition efforts (“Portfolio Investment Costs”);
•expenses incurred by our Administrator or payable to third parties, including agents, consultants or other advisors, in monitoring financial, legal, regulatory, and compliance affairs for us and in monitoring our investments and performing due diligence on our prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments;
•interest payable on debt, if any, incurred to finance our investments and other fees and expenses related to our borrowings;
•expenses related to unsuccessful portfolio acquisition efforts;
•offerings of our Shares and other securities (including underwriting fees, other similar fees and commissions);
•base management fees and incentive fees;
•third party investor hosting and similar platforms and service providers;
•administration fees;
•transfer agent and custody fees and expenses;
•federal and state registration fees;
•U.S. federal, state and local taxes;
•Independent Directors’ fees and expenses;
•costs of preparing and filing reports or other documents required by the SEC or other regulators;
•costs of any reports, proxy statements or other notices to shareholders, including printing costs;
•the costs associated with individual or group shareholders;
•our allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;
•direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, third-party investor hosting and similar platforms and service providers, and outside legal costs; and

•all other expenses incurred by us, the Adviser or the Administrator in connection with administering our business, such as the allocable portion of overhead under the Administration Agreement, including rent, office equipment, utilities and the allocable portion of the cost of our Chief Financial Officer and Chief Compliance Officer and their respective staffs.
For the avoidance of doubt, except as explicitly set forth above, the Adviser will be responsible for any compensation paid to its investment professionals for any investment advisory services provided to us under the Investment Management Agreement.
Pursuant to the Expense Support and Reimbursement Agreement, the Adviser has agreed to pay certain expenses on our behalf, including our organizational and offering costs. The Adviser is eligible to be reimbursed by us for such payments as set forth in the Expense Support and Reimbursement Agreement. In the event receipt of a formal commitment of external capital does not occur, all organization and offering costs will be borne by the Adviser.
From time to time, the Administrator or its affiliates may pay third-party providers of goods or services. We will reimburse the Administrator or such affiliates thereof for any such amounts paid on our behalf.
We may also enter into a credit facility or other debt arrangements to partially fund our operations, and could incur costs and expenses including commitment, origination, or structuring fees and the related interest costs associated with any amounts borrowed.
Hedging
The Company may enter into currency hedging contracts, interest rate hedging agreements such as futures, options, swaps and forward contracts, and credit hedging contracts, such as credit default swaps. However, no assurance can be given that such hedging transactions will be entered into or, if they are, that they will be effective.
Financial Condition, Liquidity and Capital Resources
We expect to generate cash from (1) future offerings of our common or preferred Shares, (2) cash flows from operations and (3) borrowings from banks or other lenders. We will seek to enter into any bank debt, credit facility or other financing arrangements on at least customary market terms; however, we cannot assure investors we will be able to do so.
Our primary use of cash will be for (1) investments in portfolio companies and other investments to comply with certain portfolio diversification requirements, (2) the cost of operations (including paying the Adviser), (3) debt service of any borrowings and (4) cash distributions to the holders of our Shares.
Contractual Obligations
We have entered into the Investment Management Agreement with the Adviser to provide us with investment advisory services, and the Administration Agreement with the Administrator to provide us with administrative services. Payments for investment advisory services under the Investment Management Agreement and reimbursements under the Administration Agreement are described in Item 1(c). Description of Business —Investment Management Agreement; Administration Agreement.
We may establish one or more credit facilities or enter into other financing arrangements to facilitate investments and the timely payment of our expenses. It is anticipated that any such credit facilities would bear interest at floating rates at to-be-determined spreads, such as SOFR. We cannot assure shareholders that we will be able to enter into a credit facility on favorable terms or at all. In connection with a credit facility or other borrowings, lenders may require us to pledge assets, commitments and/or drawdowns (and the ability to enforce the payment thereof) and may ask to comply with positive or negative covenants that could have an effect on our operations.

Off-Balance Sheet Arrangements
We expect to become a party to financial instruments with off-balance sheet risk in the normal course of our business to fund investments and to meet the financial needs of our portfolio companies. These instruments may include commitments to extend credit and involve, to varying degrees, elements of liquidity and credit risk in excess of the amount recognized in the balance sheet.
Critical Accounting Policies
The preparation of our financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) will require management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods covered by such financial statements. We have identified investment valuation and revenue recognition as our most critical accounting estimates. On an ongoing basis, we evaluate our estimates, including those related to the matters described below. These estimates are based on the information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ materially from those estimates under different assumptions or conditions. A discussion of our critical accounting policies follows.
Investment Valuation
We will apply Financial Accounting Standards Board Accounting Standards Codification 820, Fair Value Measurements (“ASC 820”), as amended, which establishes a framework for measuring fair value in accordance with U.S. GAAP and required disclosures of fair value measurements. ASC 820 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market (which may be a hypothetical market) that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820, we will consider its principal market to be the market that has the greatest volume and level of activity. ASC 820 specifies a fair value hierarchy that prioritizes and ranks the level of observability of inputs used in determination of fair value. In accordance with ASC 820, these levels are summarized below:
•Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access.
•Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
•Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
The fair value of any investments that are transferred between levels will be measured as of the beginning of the quarter in which the reclassification of the investment occurred. In addition to using the above inputs in investment valuations, we will apply the valuation policy approved by the Board, which is consistent with ASC 820. Under our valuation policy, we will evaluate the source of the inputs, including any markets in which our investments are trading (or any markets in which securities with similar attributes are trading), in determining fair value. When an investment is valued based on prices provided by reputable dealers or pricing services (that is, broker quotes), we will subject those prices to various criteria in making the determination as to whether a particular investment would qualify for treatment as a Level 2 or Level 3 investment.
Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may fluctuate from period to period. Additionally, the fair value of such investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that may ultimately be realized. Further, such investments are generally less liquid than publicly traded securities and may be subject to contractual and other restrictions on resale. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we could realize amounts that are different from the amounts presented and such differences could be material.
In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected herein.
On August 19, 2025, our Board designated the Adviser as our valuation designee (the "Valuation Designee") pursuant to Rule 2a-5 under the 1940 Act to determine the fair value of our investments that do not have readily available market quotations. Pursuant to the valuation policy approved by our Board, a valuation committee comprised of employees of the Adviser will be responsible for determining the fair value of our assets for which market quotations are not readily available, subject to the oversight of our Board. The Valuation Designee, subject to the oversight of our Board, will determine our NAV per share quarterly. The NAV per share is equal to the value of total assets minus liabilities divided by the total number of Shares outstanding at the date as of which the determination is made.
Investment transactions are recorded on the trade date. Realized gains or losses will be computed using the specific identification method without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. The net change in unrealized gains or losses primarily reflects the change in investment values, including the reversal of previously recorded unrealized gains or losses with respect to investments realized during the period.
As part of the valuation process, the Valuation Designee, subject to the oversight of the Board, will take into account relevant factors in determining the fair value of our investments, including: the estimated enterprise value of a portfolio company (i.e., the total fair value of the portfolio company’s debt and equity), the nature and realizable value of any collateral, the portfolio company’s ability to make payments based on its earnings and cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company’s securities to any similar publicly traded securities, and overall changes in the interest rate environment and the credit markets that may affect the price at which similar investments may be made in the future. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Valuation Designee will consider whether the pricing indicated by the external event corroborates its valuation.
Each quarter, the Valuation Designee will undertake a multi-step valuation process, subject to the oversight of our Board, which includes, among other procedures, the following:
•With respect to investments for which market quotations are readily available, those investments will typically be valued at the bid price of those market quotations;
•With respect to investments for which market quotations are not readily available, our quarterly valuation process begins with each portfolio company or investment being initially valued by the respective Crestline team. Separately, an independent valuation firm engaged by the Valuation Designee will provide third party valuation consulting services with respect to our investments at least twice annually for all investments held in the portfolio for at least six months; and
•Pursuant to Rule 2a-5, the Valuation Designee's valuation conclusions will be documented, finalized, then presented to the Board along with any reports required under Rule 2a-5.
Revenue Recognition
We record interest income on an accrual basis to the extent such interest is deemed collectible. Loan origination fees, OID, and market discount or premium are capitalized, and we then accrete or amortize such amounts using the effective interest method as interest income. Upon the prepayment of a loan or debt security, any unamortized loan origination fee is recorded as interest income. We record prepayment premiums on loans and debt securities as other income.

PIK Income. We may have loans in our portfolio that contain PIK provisions. PIK represents interest that is accrued and recorded as interest income at the contractual rates, increases the loan principal on the respective capitalization dates, and is generally due at maturity. Such income is included in interest income. If at any point the Company believes PIK is not expected to be realized, the investment generating PIK will be placed on non-accrual status. When a PIK investment is placed on non-accrual status, the accrued, uncapitalized interest is generally reversed through interest income. To maintain the Company’s status as a RIC, this non-cash source of income must be paid out to shareholders in the form of dividends, even though the Company has not yet collected cash.
Dividend Income. Dividend income on any preferred equity securities is recorded on the accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly-traded portfolio companies.
Other Income. Other income may include various fees in the ordinary course of business such as structuring, consent, waiver, amendment, or syndication fees as well as fees for managerial assistance rendered by the Company to its portfolio companies. Such fees are recognized as income when earned or the services are rendered.
Non-Accrual Income. Loans are generally placed on non-accrual status when there is reasonable doubt that principal or interest will be collected in full. Accrued interest is generally reversed when a loan is placed on non-accrual status. Additionally, any original issue discount and market discount are no longer accreted to interest income as of the date the loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal if deemed to be collectible. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and are deemed likely to remain current.
Quantitative and Qualitative Disclosures about Market Risk
Uncertainty with respect to, among other things, the rising interest rates, inflationary pressures, risks relating to a failure to increase the U.S. debt ceiling, and the failure of major financial institutions introduced significant volatility in the financial markets, and the effects of this volatility has materially impacted and could continue to materially impact our market risks, including those listed below
Valuation Risk
We intend to invest primarily in illiquid debt and equity securities of private companies. Most of our investments will not have a readily available market price, and we value these investments at fair value as determined in good faith by the Valuation Designee, subject to the oversight of the Board, in accordance with our valuation policy and, based on, among other things, the input of the independent third-party valuation firms engaged at the direction of the Valuation Designee. There is no single standard for determining fair value. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we may realize amounts that are different from the amounts presented and such differences could be material.
Interest Rate Risk
We will be subject to interest rate risk. Interest rate risk is defined as the sensitivity of our current and future earnings to interest rate volatility, variability of spread relationships, the difference in re-pricing internals between our assets and liabilities and the effect that interest rates may have on our cash flows. Because we may fund a portion of our investments with borrowings, our net investment income is affected by the difference between the rate at which we invest and the rate at which we borrow. Our net investment income also will be affected by fluctuations in various interest rates to the extent our debt investments include floating interest rates. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.
The Federal Reserve held interest rates steady in the first and second quarters of 2025, following consecutive rate reductions in the third and fourth quarters of 2024. The Federal Reserve has indicated that there may be additional rate cuts in the future; however, future reductions to benchmark rates are not certain. Additionally, there can be no assurance that the Federal Reserve will not make upward adjustments to the federal funds rate in the future. In a high interest rate environment, our cost of funds would increase, which could reduce our net investment income if there is not a corresponding increase in interest income generated by our investment portfolio. Conversely, a prolonged reduction in interest rates would reduce our gross investment income and could result in a decrease in our net investment income if such decreases in base rates, such as SOFR or other alternate rates, are not offset by corresponding increases in the spread over such base rate that we earn on any portfolio investments, a decrease in our operating expenses, or a decrease in the interest rate associated with our borrowings.
Related Parties
See Item 7. Certain Relationships and Related Transactions, and Director Independence for a description of certain transactions and relationships with related parties.
Item 3. Properties
We maintain our principal executive office at 201 Main Street, Suite 2100, Fort Worth, Texas 76102. We do not own any real estate. We believe that our present facilities are adequate to meet our current needs. If new or additional space is required, we believe that adequate facilities are available at competitive prices in the same area.
Item 4. Security Ownership of Certain Beneficial Owners and Management.
The following table sets forth, as of November 4, 2025, certain ownership information with respect to our Shares for those persons who directly or indirectly own, control or hold with the power to vote 5.0% or more of our outstanding Shares, each of our directors and officers, and all of our directors and officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Percentage of beneficial ownership is based on 17,146,374.16 Shares outstanding as of November 4, 2025.

The address for each director and officer listed below is c/o Crestline Lending Solutions, LLC, 201 Main Street, Suite 2100, Fort Worth, Texas 76102.

Name and Address of Beneficial Owner	Type of Security	Type of Ownership	Number of Shares Beneficially Owned	Percent Ownership
Interested Directors
Chris Semple(1)	Units of LLC Interests	N/A	—	—%
Independent Directors
Bowen Diehl(1)	Units of LLC Interests	N/A	—	—%
Shawn Hessing	Units of LLC Interests	N/A	—	—%
Eric Smith(1)	Units of LLC Interests	N/A	—	—%
Executive Officers
Jonathan Cochran(1)	Units of LLC Interests	N/A	—	—%
Camille Sassman	Units of LLC Interests	N/A	—	—%
Jesus Payán	Units of LLC Interests	N/A	—	—%
Michelle Marcano-Johnson	Units of LLC Interests	N/A	—	—%
Cheri Crum	Units of LLC Interests	N/A	—	—%
Tom Bavin(1)	Units of LLC Interests	N/A	—	—%
All directors and executive officers as a group (10 persons)	Units of LLC Interests	N/A	—	—%
5% Holders
Mellifera L.P.(2)	Units of LLC Interests	Direct	2,423,315.58	14.13%
Partners Capital Phoenix Fund II Ltd - Diversified Income Fund(3)	Units of LLC Interests	Direct	4,800,000.00	28.00%
Syracuse University(4)	Units of LLC Interests	Direct	1,938,652.35	11.31%
_______________
(1)These directors and officers have subscribed for a commitment to invest in the Company. The Company has not yet called capital for those commitments, and as a result, as of the date hereof, such directors and officers do not own any Shares of the Company.
(2)The address of Mellifera L.P. is c/o Maples Corporate Services Limited is P.O. Box 309, Ugland House, Grand Cayman, Cayman Islands KY1-1104.
(3)The address of Partners Capital Phoenix Fund II Ltd. - Diversified Income Fund is c/o Ogier Global (Cayman) Limited is 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands KY1-9009.
(4)The address of Syracuse University is 621 Skytop Road, Suite 120, Syracuse, NY 13244.
Item 5. Directors and Executive Officers.
Our business and affairs are managed under the direction of our Board. Our Board consists of four members, three of whom are Independent Directors. The responsibilities of the Board include, among other things, overseeing our investment activities, actively overseeing the Adviser’s quarterly valuation process, and overseeing our financing arrangements and corporate governance activities. The Board has appointed our executive officers, who serve at the discretion of the Board.

Board of Directors
Information regarding the Board is as follows:

Name	Age	Position	Director Since
Interested Directors
Chris Semple	46	Director, Chief Executive Officer, and Chairman	August 2025
Independent Directors
Bowen Diehl	56	Director	August 2025
Shawn Hessing	67	Director	August 2025
Eric Smith	63	Director	August 2025
The address for each director is c/o Crestline Lending Solutions, LLC, 201 Main Street, Suite 2100, Fort Worth, Texas 76102.
Executive Officers who are not Directors
Information regarding our executive officers who are not directors is as follows:

Name	Age	Position(s)
Jonathan Cochran	60	Chief Operating Officer
Camille Sassman	55	Chief Financial Officer
Jesus Payán	47	Corporate Secretary
Michelle Marcano-Johnson	57	Chief Compliance Officer
Cheri Crum	51	Controller
Tom Bavin	47	Chief Development Officer
The address for each officer is c/o Crestline Lending Solutions, LLC, 201 Main Street, Suite 2100, Fort Worth, Texas 76102.
Biographical Information
The following is information concerning the business experience of our Board and executive officers. Our directors have been divided into two groups—interested directors and Independent Directors. An interested director is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act.
Interested Directors
Chris Semple, Chief Executive Officer and Chairman
Mr. Semple has served as our Chief Executive Officer and Chair of the Board since August 2025. Mr. Semple joined Crestline in 2011 and is responsible for Crestline’s Opportunistic and Private Credit Strategies as Partner and Co-Head of U.S. Corporate Credit. He is a member of the Management Committee, the ESG Committee and various investment committees at the Adviser, including the Direct Lending, North American and European Opportunistic, Insurance and Liquid investment committees. As a co-founder of Crestline’s credit business, Mr. Semple has played a pivotal role in its development, contributing to strategic initiatives, investment philosophy and process, portfolio management, asset management and human capital management. Prior to joining Crestline, Mr. Semple was Vice President in the Special Situations Group for Goldman Sachs where he was responsible for originating, underwriting, executing and managing middle market debt and equity investment opportunities. Prior to joining Goldman Sachs, Mr. Semple worked as a credit analyst within the Special Opportunities Group for TQA Investors. Mr. Semple has a BA in Economics from the University of Texas at Austin. He currently or has previously served on the Board of Directors of Urgent Team Holdings, Inc., Carepayment Technologies, Inc., Leading Pharma, LLC, Clinipace, Inc. and is a member of YPO and the Exchange Club of Fort Worth.

Independent Directors
Bowen Diehl, Director
Mr. Diehl has served as a director of the Company since August 2025. He previously served as President and Chief Executive Officer and as a member of the Board of Directors of Capital Southwest Corporation (NASDAQ: CSWC), a business development company founded in 1961, from October 2015 through February 2025. Prior to being named President/CEO, Mr. Diehl served as Capital Southwest’s Chief Investment Officer from March 2014 through September 2015. Prior to joining Capital Southwest, Mr. Diehl was employed by American Capital, Ltd., a publicly traded BDC and global asset manager. From 2007 to 2014, he served as Co-Head of American Capital’s Sponsor Finance Group, the group responsible for the majority of American Capital’s middle market lending activities. From 2001 to 2007, Mr. Diehl served as a senior investment professional in the Dallas Office of American Capital. Mr. Diehl sourced, structured and managed investments that included senior and subordinated debt, as well as preferred and common equity in both control and non-control structures. Prior to American Capital, Mr. Diehl spent time as an investment banker with Merrill Lynch and Chase Securities, in New York, NY and Houston, TX where he focused on companies in the exploration and production, oilfield services, natural gas pipeline, natural gas gathering and processing, homebuilding and semiconductor sectors. Mr. Diehl earned a Bachelor of Engineering degree, with majors in Civil Engineering and Economics, from Vanderbilt University and a Masters of Business Administration from the University of Texas at Austin. Mr. Diehl’s community involvement includes serving on the boards of West Dallas Community School (former Chairman), West Dallas Community School Foundation, Youthworld (an after-school program for under privileged children in South Dallas).
Shawn Hessing, Director
Mr. Hessing has served as a director of the Company since August 2025. He spent over 32 years at KPMG, the last 3.5 years as National Managing Partner of Private Equity in the United States, splitting time between KPMG’s New York and Fort Worth offices. Prior to his tenure as National Managing Partner, he held multiple roles, including the Audit Partner-in-Charge (U.S.) of Private Equity, Managing Partner in the firm’s Fort Worth, Texas office, and Lead Partner-Real Estate in the Southwest Region of the United States. After retiring from KPMG in 2011, Mr. Hessing served as the Chief Financial Officer of Oak Hill Capital Partners before retiring in December 2015. Mr. Hessing also served as a strategic advisor at Blue River Partners, LLC, (now IQEQ) a premier service provider to the alternative asset industry. Mr. Hessing earned a Bachelor of Business Administration degree in Accounting from Midwestern State University, where he served on the Board of Regents for 14 years and is past Chairman.
Eric Smith, Director
Mr. Smith has served as a director of the Company since August 2025. He previously served as Chief Financial Officer of the Americas, New York for Deutsche Bank, where he led a regional team covering legal entity and business controllers throughout North and South America. During his time at Deutsche Bank, he also served as an Executive Board Member of Deutsche Bank Trust Corporation, a bank holding company, and Deutsche Bank Trust Company Americas, a depository institution, from April 2011 through August 2024. Prior to Deutsche Bank, Mr. Smith served as the Head of Group Financial Accounting, New York and Zurich, Switzerland at Credit Suisse from July 2008 through March 2011. Prior to this role, he served as the Global Go-Head of Accounting Policy and Assurance, New York, at Credit Suisse from June 2005 through June 2008. From 1999 to 2003, Mr. Smith served in various roles at Citigroup, Inc., including in the Corporate Accounting Policy, New York and Corporate Treasury Regulatory Planning and Forecasting, New York groups. Mr. Smith began his career at KPMG LLP in the Fort Worth, Texas office. Mr. Smith earned a Bachelor of Arts degree in Communications and a Masters of Professional Accounting from the University of Texas at Arlington. Mr. Smith is a Certified Public Accountant.
Executive Officers who are not Directors
Jonathan Cochran, Chief Operating Officer
Mr. Cochran has served as our Chief Operating Officer since August 2025. Mr. Cochran joined Crestline in 1998 and serves as the Chief Operating Officer of Crestline. He is a member of the Management Committee, the

Investment Committee and the ESG Committee. While at Crestline, he has also held the titles of CFO and CCO at various points in his career. Mr. Cochran has 29 years of experience in various segments of the investment industry including private equity, venture capital and hedge funds. Prior to joining Crestline in October 1998, he spent 10 years with KPMG. During his tenure at KPMG, a majority of his time was spent working with various hedge funds, investment companies, private equity firms, venture capital groups and broker dealers performing both audit and financial due diligence services. Mr. Cochran received a B.B.A. in Accounting from Texas Christian University in 1987.
Camille Sassman, Chief Financial Officer
Ms. Sassman has served as our Chief Financial Officer since August 2025. Ms. Sassman joined Crestline in 2000 and manages the financial reporting and back office operations for the firm. Prior to 2012, Ms. Sassman served as Controller, responsible for financial reporting, treasury oversight and compliance matters. From 2002 through 2006, she also served as Chief Compliance Officer, overseeing and managing compliance and regulatory affairs for the firm. During her tenure at Crestline, Ms. Sassman has worked with fund of funds, private equity, lending, hedge fund, secondary and opportunistic strategies. Prior to joining Crestline, Ms. Sassman was a Senior Manager in KPMG’s audit practice with both public and private clients primarily in the investment industry. Ms. Sassman earned her B.B.A. in Accounting with honors from Tarleton State University.
Jesus Payán, Corporate Secretary
Mr. Payán has served as our Corporate Secretary since August 2025. He joined Crestline in 2006 and heads Crestline’s Legal and Compliance team. Mr. Payán is responsible for overseeing a broad variety of legal, compliance and operational matters on behalf of the firm, including launching new products, serving as legal department touchpoint for investor and counterparty relationships, attending to strategic growth and expansion opportunities and internal firm matters while also overseeing the compliance department. In addition, he is a member of the the Management Committee, a participant in Credit Investment Committee meetings, serves as secretary for Crestline's Board of Directors, sits on the firm's reinsurance company Board of Directors, and is integrally involved in the structuring, legal diligence and closing of investment opportunities. Prior to Crestline, Mr. Payán worked at Akin Gump Strauss Hauer & Feld LLP as an Investment Fund/Corporate attorney where he was responsible for advising and structuring hedge funds, private equity funds, fund of funds and a closed-end registered investment company in a variety of jurisdictions, including the United States, Cayman Islands, BVI, Bermuda and the United Kingdom. Additionally, he has experience with the creation, implementation, and review of regulatory compliance programs. Mr. Payán has a J.D., a B.A. in History, and a B.A. in Ethnic Studies from the University of Texas. Mr. Payán chaired the Legislative Committee for the City of Fort Worth Employees’ Retirement Fund and serves on the Board of Directors of Capital for Kids.
Michelle Marcano-Johnson, Chief Compliance Officer
Ms. Marcano-Johnson has served as our Chief Compliance Officer since August 2025. She is a Director at PINE Advisor Solutions and serves as the Fund Chief Compliance Officer for PINE’s clients, overseeing comprehensive regulatory compliance programs. Her expertise includes fund accounting, internal audit, regulatory examinations, and compliance management. She has been directly responsible for developing and overseeing compliance programs for registered investment advisers, mutual funds, exchange traded funds, and a retirement plan recordkeeper. Before joining PINE in 2025, Ms. Marcano-Johnson held senior leadership roles as Head of Corporate Compliance at Janus Henderson Investors and Vice President of Corporate Compliance at Empower. Earlier in her career, she served as an examiner with the U.S. Securities and Exchange Commission. She holds the Certified Securities Compliance Professional (CSCP®) designation and is an alumna of the University of Northern Colorado.
Cheri Crum, Controller
Ms. Crum has served as our Controller since August 2025. Before joining Crestline, Ms. Crum was a Vice President for BDC Accounting at Sixth Street Partners from 2000 through 2025. At Sixth Street, she was responsible for the preparation and review of all SEC filings, tax compliance reporting, and quarterly accounting closing procedures. Ms. Crum also served as an Accounting Manager, Private Equity at TPG Capital during her time at Sixth Street (prior to TPG Capital's divestment of its stake in Sixth Street in 2020). In this role, she oversaw the audit process with external auditors, managed investment pipelines and deal closings, and participated with outside legal counsel and tax professionals in the planning and formation of different fund structures. From 1998 to 2000, Ms. Crum was an Accounting Associate with Trademark Acquisition & Development, Inc., where she assisted with financial statements and tax returns. Ms. Crum began her career at Houston General Insurance, where she served as an Accounting Processor and Loss Control Processor from 1993 to 1998. Ms. Crum received her Bachelor of Business Administration degree, with a minor in accounting, from Tarleton State University.
Tom Bavin, Chief Development Officer
Mr. Bavin has served as our Chief Development Officer since August 2025. Mr. Bavin joined Crestline in 2023 and is Senior Managing Director and Co-Head of Crestline’s Client Partnership Group. In this role, Mr. Bavin has direct oversight of the Product Specialist, Marketing, Distribution Operations, and Investor Relations teams at Crestline. Prior to Crestline, Mr. Bavins previously worked at Barings, where he was responsible for multiple functions over his tenure, including corporate strategy, client portfolio management, product management, and client service, Prior to these leadership roles, he was a Client Portfolio Manager for Barings’ Structured Credit and Investment Grade Debt platforms. Before Barings, Mr. Bavin worked at Standish Asset Management as a Corporate Bond and Securitized Product trader. Mr. Bavin holds the Chartered Financial Analyst designation. He was also an instructor for the Boston Security Analyst Society’s CFA review program where he taught Level I and II Fixed Income and Derivatives review classes. Mr. Bavin earned a Bachelor of Arts degree in Managerial Economics from Stonehill College.
Board Leadership and Structure
Our Board has established an Audit Committee and Nominating and Corporate Governance Committee, and may establish additional committees in the future. All directors are expected to attend at least 75% of the aggregate number of meetings of our Board and of the respective committees on which they serve. We require each director to make a diligent effort to attend all Board and committee meetings as well as any meetings of our shareholders.
Board’s Role in Risk Oversight
The Board performs its risk oversight function primarily through (i) its standing committees, which report to the entire Board and are comprised solely of Independent Directors, and (ii) active monitoring of our compliance policies and procedures. Oversight of other risks will be delegated to the committees.
Oversight of our investment activities will extend to oversight of the risk management processes employed by the Adviser as part of its day-to-day management of our investment activities. The Board anticipates reviewing risk management processes at both regular and special board meetings throughout the year, consulting with appropriate representatives of the Adviser as necessary and periodically requesting the production of risk management reports or presentations.
Committees of the Board
The Board has two standing committees: an Audit Committee and a Nominating and Corporate Governance Committee. We do not have a Compensation Committee because our executive officers do not receive any direct compensation from us.
Audit Committee
The Audit Committee is comprised of Messrs. Diehl, Hessing, and Smith, each of whom is not considered an “interested person” of the Company as that term is defined in Section 2(a)(19) of the 1940 Act (each, an “Independent Director”). Mr. Hessing serves as the chair of the Audit Committee. Our Board has determined that Messrs. Hessing and Smith are each an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. Messrs. Diehl, Hessing and Smith meet the current independence and experience requirements of Rule 10A-3 under the Exchange Act.
The Audit Committee operates pursuant to a charter approved by our Board, which sets forth the responsibilities of the Audit Committee. The Audit Committee’s responsibilities include establishing guidelines and making recommendations to our Board regarding the valuation of our loans and investments, selecting our independent registered public accounting firm, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of our financial statements, pre-approving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing our annual financial statements, overseeing internal audit staff and periodic filings and receiving our audit reports and financial statements.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is comprised of Messrs. Diehl, Hessing, and Smith, each of whom is an Independent Director. Mr. Diehl serves as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for selecting, researching and nominating directors for election by our shareholders, selecting nominees to fill vacancies on the board or a committee of the Board, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and our management.
The Nominating and Corporate Governance Committee operates pursuant to a charter approved by our Board, which sets forth the responsibilities of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board persons to be nominated by the Board for election on an annual basis and in the event any vacancy on the Board may arise. The Nominating Committee will seek candidates who possess the background, skills and expertise to make a significant contribution to our Board, the Company and our shareholders. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee will take into account, in addition to such other factors as it deems relevant, the desirability of selecting directors who:
•are of high character and integrity;
•are accomplished in their respective fields, with superior credentials and recognition;
•have relevant expertise and experience upon which to be able to offer advice and guidance to management;
•have sufficient time available to devote to our affairs;
•are able to work with the other members of our Board and contribute to our success;
•can represent the long-term interests of our shareholders as a whole; and
•are selected such that our Board represents a range of backgrounds and experience.
The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Nominating and Corporate Governance Committee will consider and discuss diversity, among other factors, with a view toward the needs of our Board as a whole. We expect that the Nominating and Corporate Governance Committee generally will conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to our Board when identifying and recommending director nominees.
Item 6. Executive Compensation.
Compensation of Officers
We do not currently have any employees. None of our officers receive direct compensation from us. We have agreed to reimburse the Administrator for our allocable portion of the compensation paid to or compensatory distributions received by our Chief Financial Officer and Chief Compliance Officer, and any of their respective staff who provide services to us, operations staff who provide services to us, and internal audit staff, if any. In addition, to the extent that the Administrator outsources any of its functions, we will pay the fees associated with such functions at cost. As discussed under Item 7. Certain Relationships and Related Transactions, and Director Independence, we

have agreed to reimburse the Administrator for our allocable portion of the compensation of any personnel that it provides for our use.
Compensation of Directors
No compensation is expected to be paid to directors who are “interested persons” with respect to us, as such term is defined in Section 2(a)(19) of the 1940 Act. We pay each Independent Director an annual retainer fee of $75,000. We also pay the reasonable out-of-pocket expenses of each Independent Director incurred in connection with the fulfillment of their duties as an Independent Director.
Item 7. Certain Relationships and Related Transactions, and Director Independence.
Investment Management Agreement
We have entered into the Investment Management Agreement with the Adviser, which was approved by our Board, including all of the Independent Directors, on August 19, 2025. Unless earlier terminated, the Investment Management Agreement will remain in effect for a period of two years from the date it first becomes effective on September 2, 2025, and will remain in effect from year-to-year thereafter if approved annually by a majority of the Board, including a majority of our Independent Directors, or by the holders of a majority of our outstanding voting securities.
Administration Agreement
We have entered into the Administration Agreement with the Administrator, pursuant to which the Administrator is responsible for providing us with clerical, bookkeeping, recordkeeping and other administrative services. We pay the Administrator our allocable portion of overhead and other expenses incurred by it in performing its obligations under our Administration Agreement, including our allocable portion of the cost of our Chief Financial Officer and Chief Compliance Officer and their respective staffs.
License Agreement
We have entered into the License Agreement with Crestline. Under the License Agreement, we have a non-exclusive, royalty-free license to use the name “Crestline” for as long as the Adviser, or any other Crestline entity, serves as our investment adviser
Expense Support and Reimbursement Agreement
We have entered into an expense support and reimbursement agreement (the “Expense Support and Reimbursement Agreement”) with the Adviser. Pursuant to the Expense Support and Reimbursement Agreement, the Adviser has elected to pay certain expenses on our behalf, including our organizational and offering costs (each, an “Expense Payment”). The Adviser is eligible to be reimbursed by us for Expense Payments (a “Reimbursement Payment”).
The amount of any Expense Payment by the Adviser, and our obligation to make a Reimbursement Payment, is determined by whether we exceed an expense cap equal to a percentage of our NAV (the “Annual Expense Cap”). For example, if the Expense Cap in place was 1.35%, and we incurred expenses equivalent to 1.35% plus 25 basis points of our NAV during a given quarter, the Adviser would make an Expense Payment equivalent to the 25 basis points. In addition, if we incur expenses equivalent to 1.35% less 25 basis points of our NAV in a given quarter, we would have the obligation to reimburse the Adviser up to 25 basis points of our NAV to the extent it does not exceed the total amount of reimbursable expenses due to the Adviser. The calculation of the Annual Expense Cap will be appropriately pro rated for our initial period of operations.

The Annual Expense Cap rates applicable depending on our NAV are set forth below:

Expense Cap	NAV
0.5% (2.00% annualized)	Less than or equal to $150.0 million
0.4375% (1.75% annualized)	Greater than $150.0 million but less than or equal to $200.0 million
0.375% (1.50% annualized)	Greater than $200.0 million but less than or equal to $250.0 million
0.3375% (1.35% annualized)	Greater than $250.0 million but less than or equal to $300.0 million
0.3125% (1.25% annualized)	Greater than $300.0 million but less than or equal to $350.0 million
0.2875% (1.15% annualized)	Greater than $350.0 million but less than or equal to $400.0 million
0.25% (1.00% annualized)	Greater than $400.0 million
The Annual Expense Cap and the obligation for the Adviser to make an Expense Payment, or the Company to make a Reimbursement Payment, does not include certain expenses, including:
(i)any cost of debt, including fees and expenses incurred in connection with any credit facility obtained by the Company or any of its subsidiaries, such as expenses for acquiring ratings related to such credit facilities and upfront or placement fees charged in connection with such credit facilities;
(ii)management and incentive fees payable by us to the Adviser pursuant to the Investment Management Agreement;
(iii)any distribution and shareholder servicing fees should we elect to offer multiple classes of Shares, and any fees or expenses incurred in connection with the regulatory review of such fee arrangements;
(iv)taxes paid by us or any of our subsidiaries; and
(v)extraordinary expenses resulting from events or transactions outside the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding, indemnification expenses, and expenses incurred in connection with holding and/or soliciting proxies for any meetings of our shareholders.
In addition to the foregoing, the Adviser may elect to exclude other expenses from the Annual Expense Cap in reasonably at its discretion in good faith. We shall make such Reimbursement Payments, or a portion thereof, to the Adviser until such time as all Expense Payments made by the Adviser to us within three (3) years prior to the last business day of the applicable calendar month in which such Reimbursement Payment obligation is accrued.
In the event that the Company’s shareholders elect to wind-down the Company’s operations, the Expense Cap will be waived, unless the wind-down is the result of an uncured Key Person Event (as defined above), an act by the Adviser that constitutes a material breach of the Investment Management Agreement, an act of common law fraud, gross negligence (as defined under the laws of the State of Delaware), or a violation of applicable securities laws, which breach, act, or violation has a material adverse effect on the business of the Company or the ability of the Adviser to perform its duties under the Investment Management Agreement, or the criminal conviction of the Adviser of a violation of any antifraud provisions of laws relating to the financial services industry or of any other statute, regulation, or law involving intentional fraud, misappropriation, or embezzlement. In the event of a wind-down initiated by the Adviser, the Expense Cap will be waived once our NAV reaches less than $150.0 million.
Restricted Ability to Enter Into Transactions with Affiliates
The Adviser is subject to a variety of conflicts of interest in making investments on behalf of the Company. The 1940 Act prohibits or restricts the Company’s ability to engage in certain principal transactions and joint transactions with certain “close affiliates” and “remote affiliates.” For example, the Company is prohibited from buying or selling any security from or to any person who owns more than 25% of its voting securities or certain of that person’s affiliates (each is a “close affiliate”), or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. The Company considers the Adviser and its affiliates to be “close affiliates” for such purposes. The Company is prohibited under the 1940 Act from participating in certain principal transactions and joint transactions with a “remote affiliate” without the prior approval of the Independent Directors. Any person that owns, directly or indirectly, 5% or more of the Company’s outstanding voting securities will be a “remote affiliate” for purposes of the 1940 Act, and the Company is generally prohibited from buying or selling any security from or to such affiliate without the prior approval of the Independent Directors.
The Company may, however, invest alongside the Adviser’s investment funds, accounts and investment vehicles in certain circumstances where doing so is consistent with the Company’s investment strategy as well as applicable law and SEC staff interpretations. For example, the Company may invest alongside such investment funds, accounts and investment vehicles consistent with guidance promulgated by the SEC staff to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that the Adviser, acting on the Company’s behalf and on behalf of such investment funds, accounts and investment vehicles, negotiates no term other than price. The Company may also invest alongside the Adviser’s investment funds, accounts and investment vehicles as otherwise permissible under regulatory guidance, applicable regulations and the Adviser’s allocation policy.
The Company and the Adviser have applied for an exemptive order from the SEC permitting greater flexibility beyond what is otherwise permitted by the 1940 Act (the “Application”). This SEC exemptive order permits the Company to co-invest the Adviser’s investment funds, accounts and investment vehicles in the Adviser’s originated loan transactions under certain enumerated conditions if the Board determines that it would be advantageous for the Company to co-invest with investment funds, accounts and investment vehicles managed by the Adviser in a manner consistent with the Company’s investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. There is no assurance that such an exemptive order can be obtained. The SEC issued a notice of the Application on September 5, 2025, and the notice period expired on September 30, 2025, after which the Company was eligible to receive the co-investment exemptive relief order (the “Order”).
The Company’s allocation policy provides that allocations among the Company and investment funds, accounts and investment vehicles managed by the Adviser and its affiliates will generally be made in a manner deemed to be fair and equitable over time which does not favor one client or group of clients, taking into consideration such factors as legal, regulatory and tax considerations, availability of capital for investment by the account, liquidity concerns and such other factors as deemed under the particular circumstances to be relevant in making the investment allocation determination as determined, in the Company’s case, by the Adviser as well as the terms of the Company’s governing documents and those of such investment funds, accounts and investment vehicles. It is the Company’s policy to base its determinations on such factors as: the amount of cash on-hand, existing commitments and reserves, if any, the Company’s targeted leverage level, the Company’s targeted asset mix and diversification requirements and other investment policies and restrictions set by the Board or imposed by applicable laws, rules, regulations or interpretations. The Company expects that these allocation determinations will be made similarly for investment funds, accounts and investment vehicles managed by the Adviser. However, the Company can offer no assurance that investment opportunities will be allocated to the Company fairly or equitably in the short-term or over time.
In situations where co-investment with investment funds, accounts and investment vehicles managed by the Adviser is not permitted or appropriate, such as when there is an opportunity to invest in different securities of the same issuer or where the different investments could be expected to result in a conflict between the Company’s interests and those of the Adviser’s clients, subject to the limitations described in the preceding paragraph, the Adviser will need to decide which client will proceed with the investment. Moreover, except in certain limited circumstances as permitted by the 1940 Act, such as when the only term being negotiated is price, the Company will be unable to invest in any issuer in which an investment fund, account or investment vehicle managed by the Adviser has previously invested. Similar restrictions limit the Company’s ability to transact business with its officers or directors or their affiliates. These restrictions will limit the scope of investment opportunities that would otherwise be available to the Company. If the Company is prohibited by applicable law from investing alongside the Adviser’s investment funds, accounts and investment vehicles with respect to an investment opportunity, the Company will not participate in such investment opportunity.

Director Independence
For more information regarding the independence of our directors, see Item 5. Directors and Executive Officers.
Certain Business Relationships
Certain of our executive officers have ownership and financial interests in the Adviser and Crestline. Certain of our executive officers also serve as principals of other investment managers affiliated with the Adviser and Crestline that may in the future manage investment funds with investment objectives similar to ours. However, the Adviser and its affiliates intend to allocate investment opportunities in a fair and equitable manner consistent with our investment objective and strategies so that we are not disadvantaged in relation to any other client. We may invest, to the extent permitted by law, on a concurrent basis with affiliates of Crestline, subject to compliance with applicable regulations, our allocation procedures and our pending co-investment exemptive relief order. Fees and expenses generated in connection with potential portfolio investments that are not consummated will be allocated in a manner that is fair and equitable over time and in accordance with policies adopted by the Adviser and the Investment Management Agreement.
Potential Conflicts of Interest
The Adviser may furnish investment management and advisory services to others which may include, without limitation, serving as investment manager or sponsor of other collective investment vehicles or managed accounts that acquire interests in, provide financing to or otherwise deal in securities or other investments that would be suitable investments for the Company. The Adviser and its affiliates may furnish investment management or advisory services to other persons with investment policies similar or different to those of the Company. Such persons may own securities or other instruments of the same class or type or which may be senior to those held by the Company, and they have incentives, financial or otherwise, to favor certain accounts or vehicles over others. There is no assurance that accounts with similar strategies or investment objectives will hold the same investments or perform in a similar manner. This and other future activities of the Adviser and its affiliates may give rise to additional conflicts of interest.
Except as required by the terms of any future exemptive relief, the Adviser is not under any obligation to offer investment opportunities of which it becomes aware to the Company or to account to the Company or share with the Company or inform the Company of any investments before offering investments to other funds or accounts that the Adviser or its affiliates may advise. Situations may occur where the Company could be disadvantaged because of the investment activities conducted by the Adviser for other investment accounts. The Adviser may face conflicts of interest in managing the underlying investments, to the extent that an investment decision that benefits one of the Adviser’s accounts (including the Company) may disadvantage another. For example, it may be in the best interest of a co-investing fund or account to sell an investment while being in the best interest of the Company to continue to hold it (and vice versa). In addition, investments by the Company alongside other funds managed by the Adviser may result in the incurrence of additional investment expense and delays as a result of the greater structural complexity faced by the Adviser in seeking to address the needs of multiple funds and/or accounts, which may have investment objectives and/or sensitivities that conflict or are otherwise at odds with one another.
Item 8. Legal Proceedings
Neither we nor the Adviser are currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us or the Adviser. From time to time, we or the Adviser may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under loans to or other contracts with our portfolio companies. While the outcome of these legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

Item 9. Market Price of and Dividends on the Registrant’s Shares and Related Shareholder Matters
Market Information
We do not intend to list our Shares on a national securities exchange, nor do we expect to complete a liquidity event within any specific time period, if at all.
Our Shares will be offered and sold in transactions exempt from registration under Section 4(a)(2) of the 1933 Act and Regulation D and Regulation S thereunder. See Item 10. Recent Sales of Unregistered Securities for more information. Each purchaser will be required to represent that it is (i) either an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act or, in the case of Shares sold outside the United States, is not a “U.S. person” in accordance with Regulation S of the Securities Act and (ii) is acquiring the Shares purchased by it for investment and not with a view to resale or distribution. There is currently no market for our Shares, and we can offer no assurances that a market for our Shares will develop in the future.
Transfer and Resale Restrictions
Because Shares are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our Shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) our consent is granted, and (ii) the Shares are registered under applicable securities laws or specifically exempted from registration (in which case the shareholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the Shares until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the Shares may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the Shares and to execute such other instruments or certifications as are reasonably required by us.
Holders
Please see Item 4. Security Ownership of Certain Beneficial Owners and Management for disclosure regarding the holders of our Shares.
Distributions
To the extent that we have income legally available for distribution, we intend to distribute quarterly dividends to our shareholders. Our quarterly dividends, if any, will be determined by our Board. Any dividends to our shareholders will be declared out of assets legally available for distribution.
We intend to elect to be treated, and intend to qualify annually thereafter, as a RIC under the Code. To obtain and maintain RIC tax treatment, among other things, we generally must distribute dividends to our shareholders in respect of each taxable year of an amount at least equal to 90% of the sum of our net ordinary income and net short-term capital gains in excess of our net long-term capital losses (“investment company taxable income”), determined without regard to any deduction for dividends paid. In order to avoid certain excise taxes imposed on RICs, we currently intend to distribute dividends to our shareholders in respect of each calendar year of an amount at least equal to the sum of: (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for such calendar year; (2) 98.2% of the amount by which our capital gains exceed our capital losses (adjusted for certain ordinary losses), generally for the one-year period ending on October 31 of such calendar year; and (3) any net ordinary income and capital gain net income for preceding years that were not distributed during such years and on which we previously paid no U.S. federal income tax.
We currently intend to distribute net capital gains (i.e., net long-term capital gains in excess of net short-term capital losses), if any, at least annually out of the assets legally available for such distributions. However, we may decide in the future to retain such capital gains for investment, incur a corporate-level tax on such capital gains, and elect to treat such capital gains as deemed distributions to you. If this happens, you will be treated for U.S. federal income tax purposes as if you had received an actual distribution of the capital gains that we retain and reinvested the net after tax proceeds in us. In this situation, you would be eligible to claim a tax credit equal to your allocable share of the tax we paid on the capital gains deemed distributed to you. We cannot assure you that we will achieve results that will permit us to pay any cash distributions, and if we issue senior securities, we will be prohibited from making distributions if doing so would cause us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if such distributions are limited by the terms of any of our borrowings.
We have adopted a dividend reinvestment plan, pursuant to which shareholders will have their cash dividends and distributions automatically reinvested in additional Shares, rather than receiving cash dividends and distributions. Although distributions paid in the form of additional Shares will generally be subject to U.S. federal, state and local taxes in the same manner as cash distributions, investors participating in a dividend reinvestment plan will not receive any corresponding cash distributions with which to pay any such applicable taxes. For the avoidance of doubt, a shareholder’s distribution will either be paid by reinvesting such distribution in additional Shares, or in cash, depending on such shareholder’s election under the dividend reinvestment plan. See Item 1(c). Description of Business—Dividend Reinvestment Plan.
Share Repurchase Program
We intend to commence a share repurchase program in which we intend to repurchase, in each quarter, up to 5% of our outstanding Shares as of the close of the previous calendar quarter. The Board may amend, suspend or terminate the share repurchase program if it deems such action to be in our best interest and the best interest of our shareholders. As a result, share repurchases may not be available each quarter. We intend to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act and the 1940 Act and subject to compliance with applicable covenants and restrictions under any financing arrangements. All Shares purchased by us pursuant to the terms of each tender offer will be redeemed and thereafter will be authorized and unissued Shares.
Under our share repurchase program, to the extent we offer to repurchase Shares in any particular quarter, we expect to repurchase Shares pursuant to tender offers on or around the last business day of that quarter using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter.
In the event the amount of Shares tendered exceeds the repurchase offer amount, Shares will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted in the next quarterly tender offer, or upon the recommencement of the share repurchase program, as applicable. We will have no obligation to repurchase Shares, including if the repurchase would violate the restrictions on distributions under federal or state law. The limitations and restrictions described above may prevent us from accommodating all repurchase requests made in any quarter.
We will offer to repurchase Shares on such terms as may be determined by the Board. There is no assurance that the Board will exercise its discretion to offer to repurchase Shares or that there will be sufficient funds available to accommodate all of our shareholders’ requests for repurchase. As a result, we may repurchase less than the full amount of Shares that a shareholder requests to have repurchased. If we do not repurchase the full amount of Shares that a shareholder has requested to be repurchased, or we determine not to make repurchases of our Shares, such shareholder will likely not be able to dispose of its Shares, even if we under-perform. Any periodic repurchase offers will be subject in part to our available cash and compliance with the RIC qualification and diversification rules and the 1940 Act. Shareholders will not pay a fee to us in connection with our repurchase of Shares under the share repurchase program.
The Company will repurchase Shares from shareholders pursuant to written tenders on terms and conditions that the Board determines to be fair to the Company and to all shareholders. When the Board determines that the Company will repurchase Shares, notice will be provided to shareholders describing the terms of the offer, containing information shareholders should consider in deciding whether to participate in the repurchase opportunity and containing information on how to participate. Shareholders deciding whether to tender their Shares during the period that a repurchase offer is open may obtain the Company’s most recent NAV per share by viewing the documents we file with the SEC. However, our repurchase offers will generally use the NAV on or around the last business day of a calendar quarter, which will not be available until after the expiration of the applicable tender offer, so shareholders will likely not know the exact price of Shares in the tender offer when they make their decision whether to tender their Shares.
Repurchases of Shares by the Company will be paid in cash promptly after the determination of the relevant NAV per share is finalized. Repurchases will be effective after receipt and acceptance by the Company of eligible written tenders of Shares from shareholders by the applicable repurchase offer deadline. Shares that have not been outstanding for at least one year will be repurchased at 98% of the NAV per share as of the last calendar day of the applicable quarter, meaning that such Shares will be repurchased at a 2% discount to the amount otherwise payable by the Company for such repurchased Shares.
Reports to Shareholders
We will furnish our shareholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. Such reports will include a breakdown of expenses incurred for the applicable period. Upon the effectiveness of our Form 10 under the Exchange Act, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act.
Item 10. Recent Sales of Unregistered Securities
Prior to the BDC Election Date, we sold 17,146,374.16 Shares to the shareholders of the Ramp Vehicle for a total of $342,927,487.20, and received $354,675,000.00 in Capital Commitments from 46 investors. Of the $354,675,000.00 in total Capital Commitments, we called $336,551,949.00 prior to the BDC Election Date in order to make investments and support the operations of the Ramp Vehicle. As of November 4, 2025, we have $49,473,051.00 in total Capital Commitments from 59 investors and have not called capital since the BDC Election Date.
These Shares were issued and sold in reliance upon the available exemptions from registration requirements of Section 4(a)(2) of the Securities Act.
Item 11. Description of Registrant’s Securities to be Registered
The following description is based on relevant portions of the Delaware Limited Liability Company Act and on our Limited Liability Company Agreement. This summary is not necessarily complete, and we refer you to the Limited Liability Company Agreement for a more detailed description of the provisions summarized below.
Description of Our Shares
Interests in the Company will be held in the form of units of limited liability company interests. The Company will issue Shares (as defined in the Limited Liability Company Agreement) to investors from time to time at an initial price of $20 per Share, and thereafter at a price that is not below the Company's then-current net asset value per Share. Such Shares will be issued through drawdowns in connection with each Capital Call, with shareholders required to contribute all or a portion of their remaining Capital Commitments in exchange for Shares as set forth in the Limited Liability Company Agreement. In addition, shareholders are entitled to one vote for each Share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Shareholders are entitled to receive proportionately any distributions declared by the Board, subject to any preferential distribution rights of any outstanding preferred Shares. Upon the Company’s dissolution and winding up, shareholders will be entitled to receive ratably its net assets available after the payment or the making of reasonable provision for payment of all debts and other liabilities and the establishment of reasonable reserves by the Board in amounts determined by it to be necessary for the payment of the Company’s expenses, liabilities and other obligations, and will be subject to the prior rights of any outstanding preferred Shares.
Shareholders have no redemption or preemptive rights. The rights, preferences and privileges of shareholders are subject to the rights of the holders of preferred Shares that the Company may designate and issue in the future.
Without the consent of any shareholder, the Board may cause the Company to issue one class of preferred Shares, which class of preferred Shares may have rights senior to those of the common Shares, and such other characteristics as the Board may determine, subject to the requirements of the 1940 Act. The Board may amend and supplement the Limited Liability Company Agreement to provide for the terms of such preferred Shares.
Delaware Law and Certain Limited Liability Company Agreement Provisions
Agreement to be Bound by the Limited Liability Agreement; Power of Attorney
By executing the Subscription Agreement or a counterpart thereof, each investor accepted by the Company is agreeing to be admitted as a member of the Company and bound by the terms of the Limited Liability Company Agreement. Pursuant to the Limited Liability Company Agreement, each shareholder and each person who acquires Shares from a shareholder grants to certain of the Company’s officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for the Company’s qualification, continuance or termination. The power of attorney also grants the Board the authority to make certain amendments to, and in accordance with, the Limited Liability Company Agreement.
Drawdowns
From time to time in its discretion, the Company may issue drawdowns on all or any portion of the shareholders’ remaining Capital Commitments in accordance with the terms of the Limited Liability Company Agreement and the Subscription Agreement.
Capital Commitments will be binding for two years after the date on which an investor enters into a Subscription Agreement. After each investor’s Commitment Period, the investor will have the option to maintain all or a partial amount of their Capital Commitment, and as a result would maintain their earlier position in the Capital Call structure such that their commitments would be drawn earlier than later subscribing investors.
Following each investor’s Commitment Period, the investor in the Private Offering will be released from any further obligation to purchase additional Shares, except to the extent necessary to (a) pay Company expenses, including management fees, any amounts that may become due under any borrowings or other financings or similar obligations and any other liabilities, contingent or otherwise, in each case to the extent they relate to the Commitment Period, (b) complete transactions that, at the end of the Commitment Period, are committed or otherwise with respect to which the Adviser has made an affirmative determination that the Company should participate, subject to completion of “due diligence” procedures and negotiation of acceptable price and other terms (and which, for the avoidance of doubt, includes funding any revolving credit facility or delayed draw-term facility that has not been fully drawn at the end of the Commitment Period), (c) satisfy any outstanding obligations pursuant to any credit facility or other lending arrangement, guaranty or other similar obligation, (d) fund follow-on investments made in existing portfolio companies (and not new investments except for investments in additional securities of existing portfolio companies) that, in the aggregate, do not exceed 10% of total commitments, (e) fund obligations under any Company guarantee or indemnity made during the Commitment Period, (f) hedge currency, interest rate, market or other risk with respect to existing investments and/or (g) fund any defaulted commitments. Under normal market conditions, given the anticipated high volume of potential investments, including potential co-investment transactions under any future exemptive relief, the Company expects that all or substantially all capital will be drawn during the Commitment Period.
Resignation and Removal of Directors; Procedures for Vacancies
Any or all of the directors may be removed only for cause and only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding Shares of the Company entitled to vote thereon, voting together as a single class.
Except as otherwise provided by applicable law, including the 1940 Act, any newly created directorship on the Board that results from an increase in the number of directors, and any vacancy occurring in the Board that results from the death, resignation, disqualification or removal of a director or other cause, shall be filled exclusively by the affirmative vote of a majority of the remaining directors in office, although less than a quorum (with a quorum being a majority of the total number of directors), or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until his or her death, resignation, retirement, disqualification or removal.
Action by Shareholders
Under the Limited Liability Company Agreement, shareholder action can be taken only at a meeting of shareholders or by written consent in lieu of a meeting by shareholders representing at least the number of Shares required to approve the matter in question.
Only the Board, the Chair of the Board, the Company’s Chief Executive Officer or the holders of a majority of the Shares may call a meeting of shareholders. Only business specified in the Company’s notice of meeting (or supplement thereto) may be conducted at a meeting of shareholders.
Conflict with the 1940 Act
Our Limited Liability Company Agreement provides that, if and to the extent that any provision of Delaware law or any provision of our limited liability company agreement conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.
Item 12. Indemnification of Directors and Officers
The Limited Liability Company Agreement provides that, to the fullest extent permitted by applicable law, no Covered Person (as defined in the Limited Liability Company Agreement) will be liable to the Company or to any shareholder for any act or omission performed or omitted by any such Covered Person (including any acts or omissions of or by another Covered Person), in the absence of Disabling Conduct. Notwithstanding the foregoing, the definition of “Disabling Conduct” will mean fraud, bad faith or willful misconduct.
The Company will, to the fullest extent permitted by law, indemnify each Covered Person for any loss or damage incurred by it in connection with any matter arising out of, or in connection with, the Company, including the operations of the Company and the offering of Shares, except for losses incurred by a Covered Person arising solely from the Covered Person’s own Disabling Conduct.
Under the indemnification provision of the Limited Liability Company Agreement, expenses (including reasonable attorneys’ fees) incurred by each Covered Person in defending any action, suit or proceeding for which they may be entitled to indemnification shall be paid in advance of the final disposition of the action, suit or proceeding. However, any such indemnification or payment or reimbursement of expenses will be subject to the applicable requirements of the 1940 Act.
So long as the Company is regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct. In addition, the Company has obtained liability insurance for its officers and directors.
Under the Investment Management Agreement and the Administration Agreement, we may, to the extent permitted by applicable law, in the discretion of our Board, indemnify the Adviser, the Administrator and certain of their affiliates.

Item 13. Financial Statements and Supplementary Data
Set forth below is an index of the Ramp Vehicle's financial statements included in this Registration Statement.

Crestline Lending Solutions, LLC
Balance Sheets

	June 30, 2025 (Unaudited)	December 31, 2024
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $240,272,561 and $103,310,153, respectively)	$241,171,367	$103,947,024
Cash and cash equivalents	17,679,675	49,084,307
Interest receivable	1,576,935	775,239
Prepaid expenses and other assets	—	50,940
Total Assets	$260,427,977	$153,857,510
Liabilities
Other payables to affiliate	$19,471	$—
Investment payable	18,991,759	10,689,450
Other liabilities	378,452	912,158
Total Liabilities	19,389,682	11,601,608
Commitments and contingencies (Note 5)
Net Assets
Members' Capital	241,038,295	142,255,902
Total Net Assets	241,038,295	142,255,902
Total Liabilities and Net Assets	$260,427,977	$153,857,510
The accompanying notes are an integral part of these financial statements.

Crestline Lending Solutions, LLC
Statement of Operations
(Unaudited)

Six Months Ended June 30, 2025
Income
Investment income from non-controlled, non-affiliated investments:
Interest from investments	$7,812,371
Paid-in-kind interest income	605,738
Other income	130,410
Interest from cash and cash equivalents	687,237
Total Investment Income	9,235,756
Expenses
Professional fees	264,588
Other general and administrative	45,709
Total Expenses	310,297

Net Investment Income (Loss)	8,925,459

Net Change in Unrealized Gains (Losses):
Non-controlled, non-affiliated investments	261,934
Total Net Change in Unrealized Gains (Losses)	261,934
Net Increase (Decrease) in Net Assets Resulting from Operations	$9,187,393
The accompanying notes are an integral part of these financial statements.

Crestline Lending Solutions, LLC
Schedule of Investments as of June 30, 2025
(Unaudited)

Company (1)	Investment	Acquisition Date	Maturity Date	Reference Rate and Spread	Interest Rate	Par / Units	Amortized Cost (2)	Fair Value (5)	Percentage of Net Assets

Communications
TickPick Intermediate Holdings, LLC(3)	First-lien loan	9/6/2024	4/1/2030	SOFR + 5.25%	9.30%	$3,069,000	$3,012,146	$3,099,690	1.3%
Gas Media Holdings, LLC(3)	First-lien loan	4/17/2025	4/17/2031	SOFR + 5.00%	9.28%	8,275,556	8,134,638	8,151,422	3.4%
							11,146,784	11,251,112	4.7%
Consumer Discretionary
AMC Entertainment Holdings, Inc.(3)(6)	First-lien loan	8/20/2024	1/4/2029	SOFR + 7.00%	11.32%	9,225,623	9,142,575	9,319,255	3.9%
CL MIYAGI, LP(7)	LP Interest	4/22/2025					—	6,410	—%
FleetPride, Inc.(3)(6)	First-lien loan	1/30/2025	9/29/2028	SOFR + 4.50%	8.80%	4,295,657	4,004,547	3,906,363	1.6%
Mountainside Fitness Acquisitions, LLC (3)	First-lien loan	10/9/2024	10/9/2029	SOFR + 5.00%	9.31%	2,228,415	2,186,467	2,215,045	0.9%
Soapy Joe's Midco OC Holdings, LLC(3)	First-lien loan	4/22/2025	4/22/2030	SOFR + 4.75%	10.93% (incl 1.85% PIK)	6,817,087	6,750,946	6,748,916	2.8%
Trugreen Limited Partnership(3)(6)	First-lien loan	6/11/2025	10/29/2027	SOFR + 4.00%	8.46%	10,971,279	10,430,197	10,436,484	4.3%
							32,514,732	32,632,473	13.5%
Consumer Staples
BCPE North Star US Holdco 2(3)(6)	Second-lien loan	2/27/2025	3/15/2030	SOFR + 7.25%	11.69%	6,416,667	6,198,833	6,271,289	2.6%
Heritage Grocers Group, LLC(3)(6)	First-lien loan	12/20/2024	8/1/2029	SOFR + 6.75%	11.15%	10,146,240	9,496,598	9,366,952	3.9%
							15,695,431	15,638,241	6.5%
Financials
Afore Insurance Services, LLC(3)	First-lien loan	9/6/2024	9/6/2029	SOFR + 6.00%	10.32%	1,606,826	1,574,124	1,605,219	0.7%
CX Institutional, LLC(3)	First-lien loan	9/6/2024	6/18/2029	SOFR + 5.75%	10.06%	1,755,429	1,714,654	1,755,429	0.7%
Farrell & Fuller, LLC	First-lien loan	3/31/2025	3/31/2028	12.50%	11.50%	7,998,331	8,001,298	7,998,331	3.3%
Garden Owner, LLC(3)	First-lien loan	12/30/2024	6/27/2026	SOFR + 2.75%	14.08% (incl 7% PIK)	3,632,933	3,632,933	3,623,690	1.5%
Likewize Corp.(3)(6)	First-lien loan	8/16/2024	8/15/2029	SOFR + 5.75%	10.03%	5,275,260	5,152,472	5,117,002	2.1%
OPLTD Glenwillow LLC	First-lien loan	9/16/2024	7/1/2026	12.20%	12.20%	3,681,130	3,682,569	3,681,130	1.5%
Univista Intermediate Holdco, LLC(3)(4)	First-lien loan	1/10/2025	1/30/2030	SOFR + 5.25%	10.85%	3,307,454	3,239,475	3,294,224	1.4%
Willow Breeze, LLC(3)	First-lien loan	11/19/2024	11/19/2026	SOFR + 6.25%	10.75%	6,089,797	6,087,724	6,059,348	2.5%
							33,085,249	33,134,373	13.7%

Company (1)	Investment	Acquisition Date	Maturity Date	Reference Rate and Spread	Interest Rate	Par / Units	Amortized Cost (2)	Fair Value (5)	Percentage of Net Assets
Healthcare
Align ENTA Management Services, LLC (3)	First-lien loan	9/13/2024	6/30/2028	SOFR + 5.00%	9.33%	1,519,167	1,497,356	1,507,013	0.6%
Anasazi Medical Payment Solutions, Inc.	First-lien loan	3/17/2025	6/8/2029	16.00%	16.00% (incl 10% PIK)	3,132,053	3,043,587	3,044,356	1.3%
Attigo Health, LLC(3)	First-lien loan	6/27/2025	6/27/2030	SOFR + 5.25%	9.57%	5,143,000	5,057,510	5,065,855	2.1%

Mist Holding Co.(3)	First-lien loan	12/23/2024	12/23/2030	SOFR + 5.25%	9.55%	4,501,948	4,444,687	4,546,967	1.9%
	First-lien revolving loan	12/23/2024	12/23/2030	SOFR + 5.25%	9.57%	280,758	270,501	283,565	0.1%
SDG Mgmt Company, LLC(3)	First-lien loan	12/6/2024	7/1/2028	SOFR + 5.50%	10.17%	4,525,436	4,427,291	4,525,436	1.9%
Team Health Holdings, Inc.(3)(6)	First-lien loan	5/20/2025	3/2/2027	SOFR + 5.25%	9.53%	11,466,734	11,424,530	11,435,860	4.7%
Top Rx, LLC(3)	First-lien loan	12/18/2024	12/18/2029	SOFR + 5.25%	9.56%	9,480,582	9,308,994	9,309,932	3.9%
	First-lien revolving loan	12/18/2024	12/18/2029	SOFR + 5.25%	9.58%	194,610	174,744	191,107	0.1%
							39,649,200	39,910,091	16.6%
Industrials
A&J Holdco, LLC (3)	First-lien loan	6/13/2025	6/13/2031	SOFR + 4.75%	9.07%	5,546,051	5,439,065	5,476,725	2.3%
Best Practice Associates, LLC(3)	First-lien loan	11/8/2024	11/8/2029	SOFR + 6.75%	11.05%	7,843,004	7,657,882	7,741,045	3.2%
Cleanova Midco Limited(3)	First-lien loan	5/22/2025	6/14/2032	SOFR + 4.75%	9.07%	10,640,000	10,268,446	10,267,600	4.3%
Crete PA Holdco, LLC(3)	First-lien loan	11/26/2024	11/26/2030	SOFR + 5.00%	9.33%	1,652,046	1,617,476	1,627,266	0.7%
JFL-Atomic AcquisitionCo, Inc.(3)	First-lien loan	2/20/2025	2/20/2031	SOFR + 4.75%	9.07%	4,225,731	4,155,408	4,162,345	1.7%
	First-lien revolving loan	2/20/2025	2/20/2031	SOFR + 4.75%	9.06%	33,414	25,560	32,913	—%
Kelso Industries, LLC(3)(6)	First-lien loan	12/30/2024	12/30/2029	SOFR + 5.75%	10.08%	8,190,717	8,049,979	8,160,002	3.4%
Meritum Energy Holdings, LP(3)	First-lien loan	12/6/2024	12/6/2028	SOFR + 7.50%	11.91%	4,177,010	4,104,257	4,172,833	1.7%
PT&C Group, LLC(3)	First-lien loan	12/24/2024	12/24/2029	SOFR + 5.50%	9.71%	4,438,534	4,351,854	4,394,148	1.8%
	First-lien loan	12/24/2024	12/24/2029	SOFR + 5.50%	9.71%	329,942	322,484	326,642	0.1%
Tank Holding Corp.(3)(6)	First-lien loan	11/14/2024	3/31/2028	SOFR + 5.75%	10.18%	4,113,669	4,054,042	3,931,768	1.6%
The Nordam Group, Inc.(3)	First-lien loan	5/16/2025	5/16/2031	SOFR + 5.75%	10.18%	10,640,000	10,429,763	10,427,200	4.3%
TMC Buyer Inc (3)(6)	First-lien loan	10/25/2024	10/25/2030	SOFR + 4.75%	9.03%	4,617,605	4,572,471	4,641,270	1.9%
WHI Global, Inc.(3)	First-lien loan	4/17/2025	4/17/2029	SOFR + 8.75%	13.14%	2,602,478	2,577,642	2,576,453	1.1%
	First-lien revolving loan	4/17/2025	4/17/2029	SOFR + 8.75%	13.14%	166,260	161,621	164,597	0.1%
							67,787,950	68,102,807	28.2%

Company (1)	Investment	Acquisition Date	Maturity Date	Reference Rate and Spread	Interest Rate	Par / Units	Amortized Cost (2)	Fair Value (5)	Percentage of Net Assets
Materials
Alcrete, LLC(3)	First-lien loan	6/10/2025	6/10/2030	SOFR + 6.75%	11.06%	4,571,000	4,471,245	4,491,008	1.9%
	First-lien revolving loan	6/10/2025	6/10/2030	SOFR + 6.75%	11.06%	152,250	138,203	149,586	0.1%
							4,609,448	4,640,594	2.0%
Technology
Ark Data Centers, LLC(3)	First-lien loan	11/27/2024	11/27/2030	SOFR + 4.75%	9.04%	4,164,606	4,070,049	4,023,010	1.7%
	First-lien revolving loan	11/27/2024	11/27/2030	SOFR + 4.75%	11.25%	23,397	10,743	22,601	—%
Chirisa Volo, LLC(3)	First-lien loan	10/9/2024	12/4/2027	SOFR + 6.25%	10.56%	6,067,588	6,012,082	6,012,980	2.5%
Govos Intermediate Holdings, LLC(3)	First-lien loan	9/6/2024	7/25/2029	SOFR + 4.00%	10.28% (incl 2% PIK)	3,682,936	3,618,603	3,719,765	1.5%
IXOPay, Inc.(3)	First-lien loan	2/24/2025	2/24/2031	SOFR + 5.25%	9.53%	6,235,000	6,159,454	6,172,650	2.6%
Jitterbit, Inc.(3)	First-lien loan	9/6/2024	3/3/2028	SOFR + 6.00%	15.95% (incl 2% PIK)	1,457,529	1,423,860	1,399,228	0.6%
	First-lien revolving loan	9/6/2024	3/3/2028	SOFR + 6.00%	15.91% (incl 2% PIK)	150,742	146,145	144,712	0.1%
Payrange LLC(3)	First-lien loan	11/26/2024	10/31/2030	SOFR + 5.25%	9.58%	2,301,750	2,275,647	2,287,940	0.9%
Sensei Holdco, LLC(3)	First-lien loan	5/30/2025	5/30/2031	SOFR + 5.50%	9.83%	7,237,000	7,147,378	7,164,630	3.0%
US Signal Company, LLC(3)	First-lien loan	9/3/2024	9/3/2029	SOFR + 5.50%	9.92%	2,489,000	2,461,659	2,454,154	1.0%
	First-lien revolving loan	9/3/2024	9/3/2029	SOFR + 5.50%	9.90%	95,750	92,551	94,410	—%
Vision Solutions, Inc.(3)(6)	Second-lien loan	6/13/2025	4/23/2029	SOFR + 7.25%	11.79%	2,613,918	2,365,596	2,365,596	1.0%
							35,783,767	35,861,676	14.9%

Total Investments							$240,272,561	$241,171,367	100.1%
__________________
(1)Unless otherwise indicated, the Company’s portfolio companies are domiciled in the United States. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Company would “control” a portfolio company if the Company owned more than 25% of its outstanding voting securities and/or had the power to exercise control over the management or policies of such portfolio company. As of June 30, 2025, the Company does not “control” any of the portfolio companies. Also under the 1940 Act, the Company would be deemed to be an “Affiliated Person” of a portfolio company if the Company owns more than 5% of the portfolio company’s outstanding voting securities. As of June 30, 2025, the Company does not identify any of its portfolio companies as affiliates.
(2)The amortized cost represents the original cost adjusted for the amortization of discounts and premiums, as applicable, on debt investments using the effective interest method.
(3)Investment contains a variable rate structure, subject to an interest rate floor. Variable rate investments bear interest at a rate that may be determined by reference to Term Secured Overnight Financing Rate (“SOFR”), which may also contain a credit spread adjustment depending on the tenor election, selected at the borrower’s option, which reset periodically based on the terms of the credit agreement. For investments with multiple interest rate contracts, the interest rate shown is the weighted average interest rate in effect at June 30, 2025.
(4)In addition to the interest earned based on the stated interest rate of this investment, which is the amount reflected in this schedule, the Company may be entitled to receive additional interest as a result of an arrangement with other members in the syndicate to the extent an investment has been allocated to “first out” and “last out” tranches, whereby the “first out” tranche will have priority as to the “last out” tranche with respect to payments of principal, interest and any amounts due thereunder and the Company holds the “last out” tranche.
(5)In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 820, Fair Value Measurements (“ASC Topic 820”), unless otherwise indicated, the fair values of all investments were determined using unobservable inputs and are considered Level 3 investments. See Note 4 for further information related to investments at fair value.
(6)This investment is valued using observable inputs and is considered a Level 2 investment. See Note 4 for further information related to investments at fair value.
(7)This investment is non-income producing.
The accompanying notes are an integral part of these financial statements.

Crestline Lending Solutions, LLC
Schedule of Investments as of December 31, 2024

Company (1)	Investment	Acquisition Date	Maturity Date	Reference Rate and Spread	Interest Rate	Par / Units	Amortized Cost (2)	Fair Value (4)	Percentage of Net Assets

Communications
TickPick Intermediate Holdings, LLC (3)	First-lien loan	9/6/2024	4/1/2030	SOFR + 5.25%	9.58%	$3,069,000	$3,006,186	$3,032,172	2.1%
							3,006,186	3,032,172	2.1%
Consumer Discretionary
AMC Entertainment Holdings, Inc. (3)(5)	First-lien loan	8/20/2024	1/4/2029	SOFR + 7.00%	11.36%	6,070,126	6,051,124	6,183,308	4.3%
Mountainside Fitness Acquisitions, LLC (3)	First-lien loan	10/9/2024	10/9/2029	SOFR + 5.00%	9.30%	2,234,000	2,187,080	2,200,490	1.5%
Vacation Rental Brands, LLC (3)	First-lien loan	10/17/2024	9/6/2031	SOFR + 5.25%	9.58%	3,333,899	3,304,256	3,303,415	2.3%
	First-lien revolving loan	10/17/2024	9/6/2031	SOFR + 5.25%	9.58%	94,800	91,735	93,852	0.1%
							11,634,195	11,781,065	8.2%
Consumer Staples
Heritage Grocers Group, LLC (3)(5)	First-lien loan	12/20/2024	8/1/2029	SOFR + 6.75%	11.18%	3,218,095	3,073,096	3,075,784	2.2%
							3,073,096	3,075,784	2.2%
Financials
Afore Insurance Services, LLC (3)	First-lien loan	9/6/2024	9/6/2029	SOFR + 6.00%	10.44%	1,495,000	1,448,912	1,483,040	1.0%
CX Institutional, LLC (3)	First-lien loan	9/6/2024	6/18/2029	SOFR + 5.75%	10.11%	1,339,270	1,299,567	1,311,145	0.9%
Garden Owner, LLC (3)	First-lien loan	12/30/2024	6/27/2026	SOFR + 4.34%	14.09% (incl. 7% PIK)	3,702,821	3,702,821	3,702,821	2.6%
Likewize Corp. (3)(5)	First-lien loan	8/16/2024	8/15/2029	SOFR + 5.75%	10.05%	5,342,460	5,203,976	5,235,612	3.7%
NMHP Knoxville Owner (3)	First-lien A-2 Note	9/26/2024	9/1/2026	SOFR + 5.50%	9.00%	5,516,004	5,516,004	5,516,004	3.9%
OPLTD Glenwillow, LLC	First-lien loan	9/16/2024	7/1/2026	12.20%	12.20%	3,311,987	3,311,987	3,311,987	2.3%
Willow Breeze, LLC (3)	First-lien loan	11/19/2024	11/19/2026	SOFR + 6.25%	10.75%	5,135,200	5,130,719	5,119,282	3.6%
							25,613,986	25,679,891	18.0%
Healthcare
Align ENTA Management Services, LLC (3)	First-lien loan	9/13/2024	6/30/2028	SOFR + 5.00%	9.36%	434,048	414,420	429,707	0.3%
Mist Holding Co. (3)	First-lien loan	12/23/2024	12/23/2030	SOFR + 5.25%	9.59%	4,501,948	4,439,131	4,456,929	3.1%
	First-lien revolving loan	12/23/2024	12/23/2030	SOFR + 5.25%	9.59%	280,758	269,573	277,950	0.2%
SDG Mgmt Company, LLC (3)	First-lien loan	12/6/2024	7/1/2028	SOFR + 5.50%	— %	—	(78,440)	—	—%
Top Rx, LLC (3)	First-lien loan	12/18/2024	12/18/2029	SOFR + 5.25%	9.60%	9,527,943	9,317,044	9,337,384	6.6%
							14,361,728	14,501,970	10.2%
Industrials
Best Practice Associates, LLC (3)	First-lien loan	11/8/2024	11/8/2029	SOFR + 6.75%	11.08%	7,882,416	7,675,958	7,685,356	5.4%
Crete PA Holdco, LLC (3)	First-lien loan	11/26/2024	11/26/2030	SOFR + 5.00%	9.52%	1,501,860	1,465,108	1,479,333	1.0%
Kelso Industries, LLC (3)(5)	First-lien loan	12/30/2024	12/30/2029	SOFR + 5.75%	10.09%	7,026,500	6,885,970	6,885,970	4.8%
Meritum Energy Holdings, LP (3)	First-lien loan	12/6/2024	12/6/2028	SOFR + 7.50%	11.93%	4,198,000	4,114,594	4,114,040	2.9%

Company (1)	Investment	Acquisition Date	Maturity Date	Reference Rate and Spread	Interest Rate	Par / Units	Amortized Cost (2)	Fair Value (4)	Percentage of Net Assets
PT&C Group, LLC (3)	First-lien loan	12/24/2024	12/24/2029	SOFR + 5.50%	9.84%	4,244,777	4,132,023	4,170,494	2.9%
Tank Holding Corp. (3)(5)	First-lien loan	11/14/2024	3/31/2028	SOFR + 5.75%	10.25%	2,210,668	2,190,508	2,177,508	1.5%
TMC Buyer Inc. (3)(5)	First-lien loan	10/25/2024	10/25/2030	SOFR + 5.00%	9.57%	4,629,178	4,579,467	4,669,682	3.3%
							31,043,628	31,182,383	21.8%
Technology
Ark Data Centers, LLC (3)	First-lien loan	11/27/2024	11/27/2030	SOFR + 4.75%	9.08%	3,977,433	3,862,514	3,897,884	2.7%
Chirisa Volo, LLC (3)	First-lien loan	10/9/2024	12/4/2027	SOFR + 6.25%	10.55%	1,069,378	1,002,365	1,058,685	0.7%
Govos Intermediate Holdings, LLC (3)	First-lien loan	9/6/2024	7/25/2029	SOFR + 4.00%	10.75% (incl. 2% PIK)	3,645,977	3,574,197	3,580,350	2.5%
Jitterbit, Inc. (3)	First-lien loan	9/6/2024	3/3/2028	SOFR + 6.00%	14.17% (incl. 3.50% PIK	1,431,890	1,387,341	1,376,046	1.0%
Payrange, LLC (3)	First-lien loan	11/26/2024	10/31/2030	SOFR + 5.25%	9.61%	2,325,000	2,295,610	2,301,750	1.6%
US Signal Company, LLC (3)	First-lien loan	9/3/2024	9/3/2029	SOFR + 5.50%	10.07%	2,489,000	2,455,307	2,479,044	1.7%
							14,577,334	14,693,759	10.2%

Total Investments							$103,310,153	$103,947,024	73.1%
__________________
(1)Unless otherwise indicated, the Company’s portfolio companies are domiciled in the United States. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Company would “control” a portfolio company if the Company owned more than 25% of its outstanding voting securities and/or had the power to exercise control over the management or policies of such portfolio company. As of December 31, 2024, the Company does not “control” any of the portfolio companies. Also under the 1940 Act, the Company would be deemed to be an “Affiliated Person” of a portfolio company if the Company owns more than 5% of the portfolio company’s outstanding voting securities. As of December 31, 2024, the Company does not identify any of its portfolio companies as affiliates. The amortized cost represents the original cost adjusted for the amortization of discounts and premiums, as applicable, on debt investments using the effective interest method.
(2)The amortized cost represents the original cost adjusted for the amortization of discounts and premiums, as applicable, on debt investments using the effective interest method.
(3)Investment contains a variable rate structure, subject to an interest rate floor. Variable rate investments bear interest at a rate that may be determined by reference to Term Secured Overnight Financing Rate (“SOFR”), which may also contain a credit spread adjustment depending on the tenor election, selected at the borrower’s option, which reset periodically based on the terms of the credit agreement. For investments with multiple interest rate contracts, the interest rate shown is the weighted average interest rate in effect at December 31, 2024.
(4)In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 820, Fair Value Measurements (“ASC Topic 820”), unless otherwise indicated, the fair values of all investments were determined using significant unobservable inputs and are considered Level 3 investments. See Note 4 for further information related to investments at fair value.
(5)This investment is valued using observable inputs and is considered a Level 2 investment. See Note 4 for further information related to investments at fair value.
The accompanying notes are an integral part of these financial statements.

Crestline Lending Solutions, LLC
Statement of Changes in Net Assets
(Unaudited)

Six Months Ended June 30, 2025
Net Increase (Decrease) in Net Assets Resulting from Operations:
Net investment income (loss)	$8,925,459
Net change in unrealized gains (losses)	261,934
Net increase (decrease) in net assets resulting from operations	9,187,393
Capital transactions:
Capital contributions	89,595,000
Net increase (decrease) from capital transactions	89,595,000
Net Assets, beginning of period	142,255,902
Balance at June 30, 2025	$241,038,295
The accompanying notes are an integral part of these financial statements.

Crestline Lending Solutions, LLC
Statement of Cash Flows
(Unaudited)

Six Months Ended June 30, 2025
Cash Flows from Operating Activities
Net Increase (Decrease) in Net Assets Resulting from Operations	$9,187,393
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Net change in unrealized (gains) losses	(261,934)
Net amortization of discount on investments	(371,071)
Purchases and originations of investments, net	(143,098,545)
Proceeds from investments, net	1,294,418
Repayments on investments	14,158,522
Paid-in-kind interest	(643,424)
Changes in operating assets and liabilities:
Interest receivable	(801,696)
Prepaid expenses and other assets	50,940
Other payables to affiliates	19,471
Other liabilities	(533,706)
Net Cash Provided by (Used in) Operating Activities	(120,999,632)
Cash Flows from Financing Activities
Capital Contributions	89,595,000
Net Cash Provided by (Used in) Financing Activities	89,595,000
Net Increase (Decrease) in Cash and Cash Equivalents	(31,404,632)
Cash and cash equivalents, beginning of period	49,084,307
Cash and Cash Equivalents, End of Period	$17,679,675
The accompanying notes are an integral part of these financial statements.

1. Organization and Basis of Presentation
Organization
Crestline Lending Solutions, LLC (formerly known as Crestline Lending Solutions Ramp, LLC) (the “Company”) was organized as a Delaware limited liability company on June 18, 2024, and commenced operations on August 15, 2024. The purpose of the Company is to invest and make loans and other investments consistent with its investment guidelines. Capitalized terms herein not otherwise defined have the meaning given in the Company agreements.
Crestline Management, L.P., a Delaware limited partnership, acts as the Company's investment manager (the "Investment Manager"). The Investment Manager is a registered investment advisor with the Securities and Exchange commission.
Effective April 17, 2025, the Company changed its name from Crestline Lending Solutions Ramp, LLC to Crestline Lending Solutions, LLC.
Basis of Presentation
The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and on the same basis as our audited financial statements as of December 31, 2024. The balance sheet as of June 30, 2025 and the statements of operations and cash flows for the periods presented herein are not audited but reflect all adjustments that are of a normal recurring nature and are necessary for a fair statement of results for the periods shown. Certain information and note disclosures normally included in annual financial statements have been omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Because the interim financial statements do not include all of the information and notes required by US GAAP for a complete set of financial statements, they should be read in conjunction with the audited financial statements referred to above. The results and trends in these interim financial statements may not be indicative of results for the full year.
Fiscal Year End
The Company's fiscal year ends on December 31.
2. Significant Accounting Policies
Use of Estimates
The company made estimates and assumptions in preparing these accompanying financial statements in conformity with U.S. GAAP. Actual results could differ from those estimates and those differences could be material.
Cash and Cash Equivalents
Cash and cash equivalents are held at major financial institutions, which at times may exceed U.S. federally insured limits. Cash and cash equivalents include short-term highly liquid investments, such as money market funds, that are readily convertible to cash and have original maturities of thee months or less. As of June 30, 2025 cash equivalents held were $17,678,712. As of December 31, 2024 cash equivalents held were $48,868,293.
Investments at Fair Value
The Company’s investments are recorded at fair value, as defined by U.S. GAAP, specifically FASB ASC 820, Fair Value Measurement (“Topic 820”), and determined by the Investment Manager. Topic 820 establishes a fair value hierarchy that gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under Topic 820 are below:
Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. This level of fair value hierarchy provides the most reliable evidence of fair value and is used to measure fair value whenever available.
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These inputs include: (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability, the prices are not current or price quotations vary substantially either over time or among market makers, or in which little information is released publicly; (c) inputs other than quoted prices that are observable for the asset or liability; (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3: Inputs that are unobservable for the asset or liability. These inputs reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). These inputs are developed based on the best information available in the circumstances, which include the Company’s own data. The Company’s own data used to develop unobservable inputs is adjusted if information indicates that market participants would use different assumptions.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The inputs or methodology used for valuing investments are not necessarily an indication of the risk associated with investing in those investments.
Fair value estimates are made at a point in time, based on relevant market data as well as the best information available about the financial instrument. Fair value estimates for financial instruments for which no or limited observable market data is available are based on judgments regarding current economic conditions, liquidity, currency, credit and interest rate risks, loss experience and other factors. These estimates involve significant uncertainties and judgments and cannot be determined with precision. As a result, such calculated fair value estimates may not be realizable in a current sale or immediate settlement of the instrument. In addition, changes in the underlying assumptions used in the fair value measurement technique, including discount rates, liquidity risks, and estimates of future cash flows, could significantly affect these fair value estimates. Because of the inherent uncertainty of valuation, including Level 3 input risks, this estimated value may differ from the value that would have been used had a ready market for these investments existed, and the differences could be material.
Organization and Offering Costs
Organizational costs consist of costs incurred to establish the entity as a Delaware limited liability company and subsequent conversion to a business development company ("BDC"). Organizational costs are expensed as incurred. Offering costs consist of costs incurred in connection with the offering of interests in the Company and subsequently the BDC. Offering costs are capitalized as a deferred charge and will be amortized to expense on a straight-line basis over twelve months. Additional offering costs may be incurred subsequent to June 30, 2025.
Interest Income Recognition
Interest income is recorded on an accrual basis and includes the accretion of discounts, amortization of premiums and payment-in-kind ("PIK") interest. Discounts and premiums to par value on securities purchased or originated are amortized into interest income over the contractual life of the respective security using the effective interest method. To the extent loans contain PIK provisions, PIK interest, computed at the contractual rate specified in each applicable agreement, is accrued and recorded as interest income and added to the principal balance of the loan. PIK interest income added to the principal balance is generally collected upon repayment of the outstanding principal.

Other Income
Other income may include various fees in the ordinary course of business such as structuring, consent, waiver, amendment, or syndication fees as well as fees for managerial assistance rendered by the Company to its portfolio companies. Such fees are recognized as income when earned.
Income Taxes
Due to the nature of the Company's activities and its organization as a limited liability company and its treatment as a partnership for federal income tax purposes, it is generally not subject to federal, state or local income taxes. Income taxes are payable by the Members based on their share of the income or loss of the Company and have not been reflected in the accompanying financial statements.
The Company evaluates the uncertainty in tax positions taken or expected to be taken in the course of preparing the Company's financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Company level deemed not to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current period. The Company has concluded that there is no impact on the operations of the Company as of June 30, 2025, and that no provision for income tax is required in the Company's financial statements. However, the Company's conclusions regarding this evaluation are subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analyses of tax laws, regulations and interpretations thereof. There were no material uncertain tax positions as of June 30, 2025. The Company’s 2024 tax year returns remain subject to examination by the relevant federal, state, and local tax authorities.
Members’ Capital and Allocation of Income/(Loss)
A separate capital account (a “Capital Account”) is established for each Member in accordance with the Limited Liability Company Agreement (the “LLC Agreement”). A Capital Account will be credited with capital contributions, distributive share of Net Income and any items of income or gain and debited with Net Losses and items of loss or deduction allocated to such Member. In the event all or a portion of a Company Interest is transferred in accordance with the terms of this agreement, the transferee will succeed to the Capital Account of the transferor, to the extent that it relates to the transferred Company Interest. No Member will be required to pay to the Company or to any other Member the amount of any negative balance that may exit from time to time in such Member's Capital Account.
Net Income and Net Loss will be allocated among the Members in a manner that, is equal (proportionately) to a distribution that would be made to such Member with respect to the Company if the Company’s affairs were to be wound up, its assets were sold for cash equal to their Gross Asset Value, all liabilities of the Company were satisfied, and the net assets of the Company distributed to the Members promptly after making such allocation, minus such Member’s share of any Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.
Management Fees
Under the terms of the investment management agreement made by and between the Company and the Investment Manager, the Investment Manager (i) is responsible for the management, operations, and control of the assets and liabilities of the Company relating to its business and (ii) has full investment discretionary authority to make investments for and on behalf of the Company. The Management Fee will begin to accrue only upon the expiration of the Investment Period which is twelve (12) months after the Final Closing Date of November 15, 2024. The Investment Manager is not entitled to compensation from the Company at June 30, 2025.
Administrative Agreement
The Company has entered into an Administration Agreement with U.S. Bancorp Fund Services, LLC (“US Bank”). US Bank is responsible, among other things, for maintaining corporate and financial books and records of the Company, and performing all other accounting and clerical services necessary in connection with the administration of the Company.
Segment Reporting
In accordance with ASC Topic 280 - Segment Reporting (“ASC 280”), the Company has determined that it has a single operating and reporting segment. As a result, the Company’s segment accounting policies are the same as described herein and the Company does not have any intra-segment sales and transfers of assets.
The Company operates through a single operating and reporting segment with an investment objective to generate both current income, and to a lesser extent, capital appreciation through debt and equity investments. The Company's chief operating decision maker (the "CODM"), comprised of the Company's investment committee (chief executive officer, chief investment officer, chief operating officer, and deputy investment officers) and the chief financial officer, assesses the performance and makes operating decisions of the Company primarily based on the Company's net increase in equity resulting from operations (net income). As the Company's operations comprise a single reporting segment, the segment assets are reflected on the accompanying balance sheet as "total assets" and the significant segment expenses are listed on the accompanying statement of operations.
Recent Accounting Standards and Regulatory Updates
In December 2024, the FASB issued ASU No. 2024-04, "Debt with Conversion and Other Options (Subtopic 470): Induced Conversions of Convertible Debt Instruments", which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as induced conversions rather than as debt extinguishments. This update is effective for annual periods beginning after December 15, 2025, including interim periods within those fiscal years, though early adoption is permitted. The Company does not expect this update to have a material effect on the Company's financial statements.
Related Party Transactions
Certain expenses of the Company may initially be invoiced to the Investment Manager. Subsequently, those amounts are charged to the Company in accordance with governing management agreements. For the six months ended June 30, 2025, such expenses amounted to $19,471 in other general and administrative expenses and are included in the accompanying statement of operations.
3. Investments at Fair Value
Under the 1940 Act, the Company is required to separately identify non-controlled investments where it owns 5% or more of a portfolio company’s outstanding voting securities as investments in “affiliated” companies. In addition, under the 1940 Act, the Company is required to separately identify investments where it owns more than 25% of a portfolio company’s outstanding voting securities and/or had the power to exercise control over the management or policies of such portfolio company as investments in “controlled” companies. Detailed information with respect to the Company’s non-controlled, non-affiliated; non-controlled, affiliated; and controlled, affiliated investments is contained in the accompanying Financial Statements, including the schedules of investments. The information in the tables below is presented on an aggregate portfolio basis, without regard to whether they are non-controlled, non-affiliated; non-controlled, affiliated; or controlled, affiliated investments.
Investments at fair value consisted of the following at June 30, 2025 and December 31, 2024:

	June 30, 2025
	Amortized Cost (1)	Fair Value	Net Unrealized Gain (Loss)
First-lien debt investments	$231,708,133	$232,528,072	$819,939
Second-lien debt investments	8,564,428	8,636,885	72,457
Equity and other investments	—	6,410	6,410
Total Investments	$240,272,561	$241,171,367	$898,806

	December 31, 2024
	Amortized Cost (1)	Fair Value	Net Unrealized Gain (Loss)
First-lien debt investments	$103,310,153	$103,947,024	$636,871
Total Investments	$103,310,153	$103,947,024	$636,871
___________________
(1)The amortized cost represents the original cost adjusted for the amortization of discounts or premiums, as applicable, on debt investments using the effective interest method.
The industry composition of investments at fair value at June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Communications	4.7%	2.9%
Consumer discretionary	13.5%	11.3%
Consumer staples	6.5%	3.0%
Financials	13.7%	24.7%
Healthcare	16.5%	14.0%
Industrials	28.3%	30.0%
Materials	1.9%	—%
Technology	14.9%	14.1%
Total	100.0%	100.0%
The geographic composition of investments at fair value at June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
United States
Midwest	20.9%	19.6%
Northeast	13.7%	17.8%
South	44.4%	38.9%
West	17.7%	23.7%
Puerto Rico	3.3%	—%
Cayman(1)	0.0%	—%
Total	100.0%	100.0%
___________________
(1)Value rounds to less than 0.1%
4. Fair Value of Financial Instruments
Investments
The following tables present fair value measurements of investments as of June 30, 2025 and December 31, 2024:

	Fair Value Hierarchy at June 30, 2025
	Level 1	Level 2	Level 3	Total
First-lien debt investments	$—	$66,314,956	$166,213,116	$232,528,072
Second-lien debt investments	—	8,636,885	—	8,636,885
Equity and other investments	—	—	6,410	6,410
Total investments at fair value	$—	$74,951,841	$166,219,526	$241,171,367

	Fair Value Hierarchy at December 31, 2024
	Level 1	Level 2	Level 3	Total
First-lien debt investments	$—	$28,227,864	$75,719,160	$103,947,024
Total investments at fair value	$—	$28,227,864	$75,719,160	$103,947,024
Transfers between levels, if any, are recognized at the beginning of the quarter in which the transfers occur.
The following tables present the changes in the fair value of investments for which Level 3 inputs were used to determine the fair value as of and for the six months ended June 30, 2025:

	As of and for the Six Months Ended June 30, 2025
	First-lien debt investments	Equity and other investments	Total
Balance, beginning of period	$75,719,160	$—	$75,719,160
Purchases or originations	104,249,730	—	104,249,730
Repayments / redemptions	(13,804,312)	—	(13,804,312)
Sales proceeds	(1,294,418)	—	(1,294,418)
Paid-in-kind interest	643,424	—	643,424
Net change in unrealized gains (losses)	439,245	6,410	445,655
Net amortization of discount on securities	260,287	—	260,287
Transfers within Level 3	—	—	—
Transfers into (out of) Level 3	—	—	—
Balance, End of Period	$166,213,116	$6,410	$166,219,526
The following tables present information with respect to the net change in unrealized gains or losses on investments for which Level 3 inputs were used in determining fair value that are still held by the Company at June 30, 2025:

Net Change in Unrealized Gains or (Losses) For the Six Months Ended June 30, 2025 on Investments Held at June 30, 2025
First-lien debt investments	$440,521
Equity and other investments	6,410
Total	$446,931
The following tables present the fair value of Level 3 Investments at fair value and the unobservable inputs used in the valuations as of June 30, 2025 and December 31, 2024. The tables are not intended to be all-inclusive, but instead capture the unobservable inputs relevant to the Company’s determination of fair values.

	June 30, 2025
	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)
First-lien debt investments	$166,213,116	Discounted Cash Flow - Yield Analysis	Discount Rate	8.64% to 18.14%
		Precedent Transaction	N/A	N/A
Equity and other investments	6,410	Precedent Transaction
Total	$166,219,526

	December 31, 2024
	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)
First-lien debt investments	$75,719,160	Discounted Cash Flow - Yield Analysis	Discount Rate	9.71% - 16.32%
		Precedent Transaction	N/A	N/A
Total	$75,719,160
The Company typically determines the fair value of its performing Level 3 debt investments utilizing a yield analysis. In a yield analysis, a price is ascribed for each investment based upon an assessment of current and expected market yields for similar investments and risk profiles. Additional consideration is given to the expected life, portfolio company performance since close, and other terms and risks associated with an investment. Among other factors, a determinant of risk is the amount of leverage used by the portfolio company relative to the total enterprise value of the company, and the rights and remedies of our investment within each portfolio company’s capital structure.
Unobservable quantitative inputs typically considered in the fair value measurement of the Company’s Level 3 debt investments primarily include current market yields, including relevant market indices, but may also include quotes from brokers, dealers, and pricing services as indicated by comparable investments. If debt investments are credit impaired, an enterprise value analysis may be used to value such debt investments; however, in addition to the methods outlined above, other methods such as a liquidation or wind-down analysis may be utilized to estimate enterprise value. For the Company’s Level 3 equity investments, multiples of similar companies’ revenues, earnings before income taxes, depreciation and amortization (“EBITDA”) or some combination thereof and comparable market transactions are typically used.
5. Commitments and Contingencies
Portfolio Company Commitments
From time to time, the Company may enter into commitments to fund investments; such commitments are incorporated into the Company’s assessment of its liquidity position. The Company’s senior secured revolving loan commitments are generally available on a borrower’s demand and may remain outstanding until the maturity date of the applicable loan. The Company’s senior secured delayed draw term loan commitments are generally available on a borrower’s demand and, once drawn, generally have the same remaining term as the associated loan agreement. Undrawn senior secured delayed draw term loan commitments generally have a shorter availability period than the term of the associated loan agreement.

As of June 30, 2025 and December 31, 2024, the Company had the following commitments to fund investments in current portfolio companies:

	June 30, 2025	December 31, 2024
A&J Holdco, LLC - Delayed Draw & Revolver	$5,093,949	$—
Afore Insurance Services, LLC - Delayed Draw & Revolver	1,749,150	3,289,000
Alcrete, LLC - Delayed Draw & Revolver	2,995,750	—
Align ENTA Management Services, LLC - Delayed Draw & Revolver	2,126,833	3,211,952
Ark Data Centers, LLC - Delayed Draw & Revolver	2,830,997	3,041,566
Attigo Health, LLC - Revolver	571,000	—
Best Practice Associates, LLC - Revolver	588,240	588,240
Chirisa Volo Tranche, LLC - Delayed Draw	1,126,412	6,124,622
Crete PA Holdco, LLC - Delayed Draw & Revolver	1,576,953	1,727,140
CX Institutional, LLC - Delayed Draw	269,111	692,000
Farrell & Fuller, LLC - Delayed Draw	—	—
Garden Owner, LLC- Delayed Draw	64,179	64,179
Gas Media Holdings, LLC - Delayed Draw & Revolver	2,364,444	—
Govos Intermediate Holdings, LLC - Revolver	181,000	181,000
IXOPay, Inc. - Delayed Draw & Revolver	3,537,000	—
JFL-Atomic AcquisitionCo, Inc. - Delayed Draw & Revolver	2,200,855	—
Jitterbit, Inc. - Revolver	50,000	200,000
Kelso Industries, LLC - Delayed Draw	1,437,730	2,702,500
Likewize Corp. - Delayed Draw	—	—
Mist Holding Co. - Delayed Draw & Revolver	4,482,295	4,482,293
Mountainside Fitness Acquisitions, LLC- Delayed Draw & Revolver	1,564,000	1,564,000
OPLTD Glenwillow, LLC - Delayed Draw	950,870	1,320,014
Payrange, LLC - Revolver	620,000	620,000
PT&C Group, LLC - Delayed Draw & Revolver	1,611,690	2,236,223
SDG Mgmt Company, LLC - Delayed Draw & Revolver	5,514,938	10,050,000
Sensei Holdco, LLC - Delayed Draw & Revolver	2,895,000	—
Soapy Joe's Midco OC Holdings, LLC - Delayed Draw	3,847,000	—
TickPick Intermediate Holdings, LLC - Revolver	200,000	200,000
TMC Buyer, Inc. - Delayed Draw	420,834	420,834
Top Rx, LLC - Revolver	917,447	1,112,057
US Signal Company, LLC - Delayed Draw & Revolver	1,053,250	1,149,000
Vacation Rental Brands, LLC - Delayed Draw & Revolver	—	4,012,500
WHI Global, Inc. - Revolver	322,740	—
Willow Breeze, LLC - Delayed Draw	568,203	1,522,800
Total Portfolio Company Commitments(1)(2)	$53,731,870	$50,511,920
___________________
(1)Represents the full amount of the Company’s commitments to fund investments on such date. Commitments may be subject to limitations on borrowings set forth in the agreements between the Company and the applicable portfolio company. As a result, portfolio companies may not be eligible to borrow the full commitment amount on such date.
(2)The Company’s estimate of the fair value of the current investments in these portfolio companies includes an analysis of the fair value of any unfunded commitments.

Other Commitments and Contingencies
As of June 30, 2025 and December 31, 2024, the Company had no unfunded commitments to new borrowers that are not current portfolio companies.
From time to time, the Company may become a party to certain legal proceedings incidental to the normal course of its business. As of June 30, 2025 and December 31, 2025, management is not aware of any material pending or threatened litigation that would require accounting recognition or financial statement disclosure
6. Net Assets
Capital Commitments and Contributions
As of June 30, 2025, the Company has $354,675,000 in capital commitments, $125,080,000 remained unfunded, representing 35.27% of total capital commitments.
7. Financial Highlights
Internal Rate of Return (“IRR”) from August 15, 2024 (commencement of operations) through June 30, 2025 and December 31, 2024, are as follows.

Members
IRR - 2025	10.46%

IRR - 2024	9.43%
The IRR is computed based on the actual dates of cash inflows (capital contributions), outflows (capital distributions), and the Members’ capital. Such IRR is not necessarily indicative of future performance.

Members
Ratio to average Members’ capital for the period through June 30, 2025:
Net investment income(loss)	4.97%

Total expenses	0.17%
Ratios are calculated by dividing each class share of net investment income (loss) and total expenses by average Members’ capital. Average Members’ capital is calculated by averaging the quarterly Members’ capital balances. Ratios to average Members’ capital have not been annualized. An individual Member's return may vary depending on the timing of capital transactions
8. Subsequent Events
Management has evaluated subsequent events through the date of issuance of the financial statements and has determined that there are no subsequent events that require adjustment to, or disclosure in, the financial statements.

Report of Independent Registered Public Accounting Firm
To The Members
Crestline Lending Solutions Ramp, LLC:
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Crestline Lending Solutions Ramp, LLC (the Company), including the schedule of investments, as of December 31, 2024 and the related statements of operations, changes in net assets, and cash flows for the period from August 15,2024 (commencement of operations) through December 31,2024, and the related notes to the financial statements. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the period from August 15, 2024 (commencement of operations) through December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2024.
Fort Worth, Texas
August 29, 2025

Crestline Lending Solutions Ramp, LLC
Balance Sheet

December 31, 2024
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $103,310,153)	$103,947,024
Cash and cash equivalents	49,084,307
Interest receivable	775,239
Prepaid expenses and other assets	50,940
Total Assets	$153,857,510
Liabilities
Investment payable	$10,689,450
Other liabilities	912,158
Total Liabilities	11,601,608
Commitments and contingencies (Note 5)
Net Assets
Members' capital	142,255,902
Total Net Assets	142,255,902
Total Liabilities and Net Assets	$153,857,510
The accompanying notes are an integral part of these financial statements.

Crestline Lending Solutions Ramp, LLC
Statement of Operations

For the period from August 15, 2024 (commencement of operations) through December 31, 2024
Income
Investment income from non-controlled, non-affiliated investments:
Interest from investments	$2,238,207
Other income	19,182
Total Investment Income	2,257,389
Expenses
Organizational costs	279,593
Professional fees	114,885
Other general and administrative	243,880
Total Expenses	638,358

Net Investment Income (Loss)	1,619,031

Net Change in Unrealized Gains (Losses)
Non-controlled, non-affiliated investments	636,871
Total Net Change in Unrealized Gains (Losses)	636,871
Net Increase (Decrease) in Net Assets Resulting from Operations	$2,255,902
The accompanying notes are an integral part of these financial statements.

Crestline Lending Solutions Ramp, LLC
Schedule of Investments as of December 31, 2024

Company (1)	Investment	Acquisition Date	Maturity Date	Reference Rate and Spread	Interest Rate	Par / Units	Amortized Cost (2)	Fair Value (4)	Percentage of Net Assets
Communications
TickPick Intermediate Holdings, LLC (3)	First-lien loan	09/6/2024	04/1/2030	SOFR + 5.25%	9.58%	$3,069,000	$3,006,186	$3,032,172	2.1%
							3,006,186	3,032,172	2.1%
Consumer Discretionary
AMC Entertainment Holdings, Inc. (3)(5)	First-lien loan	08/20/2024	01/4/2029	SOFR + 7.00%	11.36%	6,070,126	6,051,124	6,183,308	4.4%
Mountainside Fitness Acquisitions, LLC (3)	First-lien loan	10/9/2024	10/9/2029	SOFR + 5.00%	9.30%	2,234,000	2,187,080	2,200,490	1.6%
Vacation Rental Brands, LLC (3)	First-lien loan	10/17/2024	09/6/2031	SOFR + 5.25%	9.58%	3,333,899	3,304,256	3,303,415	2.3%
	First-lien revolving loan	10/17/2024	09/6/2031	SOFR + 5.25%	9.58%	94,800	91,735	93,852	0.1%
							11,634,195	11,781,065	8.3%
Consumer Staples
Heritage Grocers Group, LLC (3)(5)	First-lien loan	12/20/2024	08/1/2029	SOFR + 6.75%	11.18%	3,218,095	3,073,096	3,075,784	2.2%
							3,073,096	3,075,784	2.2%
Financials
Afore Insurance Services, LLC (3)	First-lien loan	09/6/2024	09/6/2029	SOFR + 6.00%	10.44%	1,495,000	1,448,912	1,483,040	1.0%
CX Institutional, LLC (3)	First-lien loan	09/6/2024	06/18/2029	SOFR + 5.75%	10.11%	1,339,270	1,299,567	1,311,145	0.9%
Garden Owner, LLC (3)	First-lien loan	12/30/2024	06/27/2026	SOFR + 2.75%	14.09% (incl. 7% PIK)	3,702,821	3,702,821	3,702,821	2.6%
Likewize Corp. (3)(5)	First-lien loan	08/16/2024	08/15/2029	SOFR + 5.75%	10.05%	5,342,460	5,203,976	5,235,612	3.7%
NMHP Knoxville Owner (3)	First-lien A-2 Note	09/26/2024	09/1/2026	SOFR + 5.50%	9.00%	5,516,004	5,516,004	5,516,004	3.9%
OPLTD Glenwillow, LLC	First-lien loan	09/16/2024	07/1/2026	12.20%	12.20%	3,311,987	3,311,987	3,311,987	2.3%
Willow Breeze, LLC (3)	First-lien loan	11/19/2024	11/19/2026	SOFR + 6.25%	10.75%	5,135,200	5,130,719	5,119,282	3.6%
							25,613,986	25,679,891	18.1%
Healthcare
Align ENTA Management Services, LLC (3)	First-lien loan	09/13/2024	06/30/2028	SOFR + 5.00%	9.36%	434,048	414,420	429,707	0.3%
Mist Holding Co. (3)	First-lien loan	12/23/2024	12/23/2030	SOFR + 5.25%	9.59%	4,501,948	4,439,131	4,456,929	3.1%
	First-lien revolving loan	12/23/2024	12/23/2030	SOFR + 5.25%	9.59%	280,758	269,573	277,950	0.2%
SDG Mgmt Company, LLC (3)	First-lien loan	12/6/2024	07/1/2028	SOFR + 5.50%	—%	—	(78,440)	—	—%
Top Rx, LLC (3)	First-lien loan	12/18/2024	12/18/2029	SOFR + 5.25%	9.60%	9,527,943	9,317,044	9,337,384	6.6%
							14,361,728	14,501,970	10.2%
Industrials
Best Practice Associates, LLC (3)	First-lien loan	11/8/2024	11/8/2029	SOFR + 6.75%	11.08%	7,882,416	7,675,958	7,685,356	5.4%
Crete PA Holdco, LLC (3)	First-lien loan	11/26/2024	11/26/2030	SOFR + 5.00%	9.52%	1,501,860	1,465,108	1,479,333	1.0%
Kelso Industries LLC (3)(5)	First-lien loan	12/30/2024	12/30/2029	SOFR + 5.75%	10.09%	7,026,500	6,885,970	6,885,970	4.8%
Meritum Energy Holdings, LP (3)	First-lien loan	12/6/2024	12/6/2028	SOFR + 7.50%	11.93%	4,198,000	4,114,594	4,114,040	2.9%
PT&C Group, LLC (3)	First-lien loan	12/24/2024	12/24/2029	SOFR + 5.50%	9.84%	4,244,777	4,132,023	4,170,494	2.9%
Tank Holding Corp. (3)(5)	First-lien loan	11/14/2024	03/31/2028	SOFR + 5.75%	10.25%	2,210,668	2,190,508	2,177,508	1.5%
TMC Buyer Inc. (3)(5)	First-lien loan	10/25/2024	10/25/2030	SOFR + 5.00%	9.57%	4,629,178	4,579,467	4,669,682	3.3%
							31,043,628	31,182,383	21.9%
Technology
Ark Data Centers, LLC (3)	First-lien loan	11/27/2024	11/27/2030	SOFR + 4.75%	9.08%	3,977,433	3,862,514	3,897,884	2.7%
Chirisa Volo, LLC (3)	First-lien loan	10/9/2024	12/4/2027	SOFR + 6.25%	10.55%	1,069,378	1,002,365	1,058,685	0.7%
Govos Intermediate Holdings, LLC (3)	First-lien loan	09/6/2024	07/25/2029	SOFR + 4.00%	10.75% (incl. 2% PIK)	3,645,977	3,574,197	3,580,350	2.5%
Jitterbit, Inc. (3)	First-lien loan	09/6/2024	03/3/2028	SOFR + 6.00%	14.45% (incl. 3.50% PIK	1,431,890	1,387,341	1,376,046	1.0%
Payrange, LLC (3)	First-lien loan	11/26/2024	10/31/2030	SOFR + 5.25%	9.61%	2,325,000	2,295,610	2,301,750	1.6%
US Signal Company, LLC (3)	First-lien loan	09/3/2024	09/3/2029	SOFR + 5.50%	10.07%	2,489,000	2,455,307	2,479,044	1.7%
							14,577,334	14,693,759	10.3%

Total Investments							$103,310,153	$103,947,024	73.1%

__________________
(1)Unless otherwise indicated, the Company’s portfolio companies are domiciled in the United States. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Company would “control” a portfolio company if the Company owned more than 25% of its outstanding voting securities and/or had the power to exercise control over the management or policies of such portfolio company. As of December 31, 2024, the Company does not “control” any of the portfolio companies. Also under the 1940 Act, the Company would be deemed to be an “Affiliated Person” of a portfolio company if the Company owns more than 5% of the portfolio company’s outstanding voting securities. As of December 31, 2024, the Company does not identify any of its portfolio companies as affiliates.
(2)The amortized cost represents the original cost adjusted for the amortization of discounts and premiums, as applicable, on debt investments using the effective interest method.
(3)Investment contains a variable rate structure, subject to an interest rate floor. Variable rate investments bear interest at a rate that may be determined by reference to Term Secured Overnight Financing Rate (“SOFR”), which may also contain a credit spread adjustment depending on the tenor election, selected at the borrower’s option, which reset periodically based on the terms of the credit agreement. For investments with multiple interest rate contracts, the interest rate shown is the weighted average interest rate in effect at December 31, 2024.
(4)In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 820, Fair Value Measurements (“ASC Topic 820”), unless otherwise indicated, the fair values of all investments were determined using unobservable inputs and are considered Level 3 investments. See Note 4 for further information related to investments at fair value.
(5)This investment is valued using observable inputs and is considered a Level 2 investment. See Note 4 for further information related to investments at fair value.
The accompanying notes are an integral part of these financial statements.

Crestline Lending Solutions Ramp, LLC
Statement of Changes in Net Assets

For the period from August 15, 2024 (commencement of operations) through December 31, 2024
Net Increase (Decrease) in Net Assets Resulting from operations:
Net investment income (loss)	$1,619,031
Net change in unrealized gains (losses)	636,871
Net increase (decrease) in from operations	2,255,902
Capital transactions:
Capital contributions	140,000,000
Net Assets, beginning of period	—
Net Assets, end of period	$142,255,902
The accompanying notes are an integral part of these financial statements.

Crestline Lending Solutions Ramp, LLC
Statement of Cash Flows

For the period from August 15, 2024 (commencement of operations) through December 31, 2024
Cash Flows from Operating Activities:
Net Increase (Decrease) in Net Assets Resulting from Operations	$2,255,902
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Net change in unrealized (gains) losses	(636,871)
Purchases and originations of investments, net	(93,276,977)
Repayments on investments	656,274
Changes in operating assets and liabilities:
Interest receivable	(775,239)
Prepaid expenses and other assets	(50,940)
Other liabilities	912,158
Net Cash Provided by (Used in) Operating Activities	(90,915,693)
Cash Flows from Financing Activities
Proceeds from capital contributions	140,000,000
Net Cash Provided by (Used in) Financing Activities	140,000,000
Net Increase (Decrease) in Cash, Cash Equivalents	49,084,307
Cash; and cash equivalents, beginning of period	—
Cash; and Cash Equivalents, End of Period	$49,084,307
The accompanying notes are an integral part of these financial statements.

Crestline Lending Solutions Ramp, LLC
Notes to Financial Statements
1. Organization and Basis of Presentation
Organization
Crestline Lending Solutions Ramp, LLC (the “Company”) was organized as a Delaware limited liability company on June 18, 2024, and commenced operations on August 15, 2024. The purpose of the Company is to invest and make loans and other investments consistent with its investment guidelines. Capitalized terms herein not otherwise defined have the meaning given in the Company agreements.
Crestline Management, L.P., a Delaware limited partnership, acts as the Company's investment manager (the "Investment Manager"). The Investment Manager is a registered investment advisor with the Securities and Exchange commission.
Basis of Presentation
The accompanying financial statements reflect the accounts of the Company and have been presented on the accrual basis of accounting in conformity with U.S. generally accepted accounting principles (U.S. GAAP). The Company is considered an investment company under U.S. GAAP and follows the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 946, Financial Services - Investment Companies. Changes in unrealized gains or losses resulting from recording investments at fair value are included in the accompanying statement of operations. Realized gains and losses on investment transactions, as applicable, are determined on a specific identification basis. The Company records investment transactions on the trade date. Interest income is recognized on an accrual basis.
Fiscal Year End
The Company's fiscal year ends on December 31.
2. Significant Accounting Policies
Use of Estimates
The company made estimates and assumptions in preparing these accompanying financial statements in conformity with U.S. GAAP. Actual results could differ from those estimates and those differences could be material.
Cash and Cash Equivalents
Cash and cash equivalents are held at major financial institutions, which at times may exceed U.S. federally insured limits. Cash and cash equivalents include short-term highly liquid investments, such as money market funds, that are readily convertible to cash and have original maturities of thee months or less. As of December 31, 2024 the amount of cash equivalents held were $48,868,293.
Investments Receivables/Payables
Receivables/payables from investments sold/purchased consist of amounts receivable to or payable by the Company for transactions that have not settled as of the reporting date. As of December 31, 2024, the Company had no receivables for investments sold and $10,689,450 of payables for investments purchased.
Investments at Fair Value
The Company’s investments are recorded at fair value, as defined by U.S. GAAP, specifically FASB ASC 820, Fair Value Measurement (“Topic 820”), and determined by the Investment Manager. Topic 820 establishes a fair value hierarchy that gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under Topic 820 are below:
Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. This level of fair value hierarchy provides the most reliable evidence of fair value and is used to measure fair value whenever available.
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These inputs include: (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability, the prices are not current or price quotations vary substantially either over time or among market makers, or in which little information is released publicly; (c) inputs other than quoted prices that are observable for the asset or liability; (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3: Inputs that are unobservable for the asset or liability. These inputs reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). These inputs are developed based on the best information available in the circumstances, which include the Company’s own data. The Company’s own data used to develop unobservable inputs is adjusted if information indicates that market participants would use different assumptions.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The inputs or methodology used for valuing investments are not necessarily an indication of the risk associated with investing in those investments.
Fair value estimates are made at a point in time, based on relevant market data as well as the best information available about the financial instrument. Fair value estimates for financial instruments for which no or limited observable market data is available are based on judgments regarding current economic conditions, liquidity, currency, credit and interest rate risks, loss experience and other factors. These estimates involve significant uncertainties and judgments and cannot be determined with precision. As a result, such calculated fair value estimates may not be realizable in a current sale or immediate settlement of the instrument. In addition, changes in the underlying assumptions used in the fair value measurement technique, including discount rates, liquidity risks, and estimates of future cash flows, could significantly affect these fair value estimates. Because of the inherent uncertainty of valuation, including Level 3 input risks, this estimated value may differ from the value that would have been used had a ready market for these investments existed, and the differences could be material.
Organization and Offering Costs
Organizational costs consist of costs incurred to establish the entity as a Delaware limited liability company and subsequent conversion to a business development company ("BDC"). Organizational costs are expensed as incurred. Offering costs consist of costs incurred in connection with the offering of interests in the partnership and subsequently the BDC. Offering costs are capitalized as a deferred charge and will be amortized to expense on a straight-line basis over twelve months. Additional organizational costs and offering costs may be incurred subsequent to December 31, 2024.
Interest Income Recognition
Interest income is recorded on an accrual basis and includes the accretion of discounts, amortization of premiums and payment-in-kind ("PIK") interest. Discounts and premiums to par value on securities purchased or originated are amortized into interest income over the contractual life of the respective security using the effective interest method. To the extent loans contain PIK provisions, PIK interest, computed at the contractual rate specified in each applicable agreement, is accrued and recorded as interest income and added to the principal balance of the loan. PIK interest income added to the principal balance is generally collected upon repayment of the outstanding principal. The amortized cost of investments represents the original cost adjusted for any accretion of discounts, amortization of premiums and PIK interest, if any.

Other Income
Other income may include various fees in the ordinary course of business such as structuring, consent, waiver, amendment, or syndication fees as well as fees for managerial assistance rendered by the Company to its portfolio companies. Such fees are recognized as income when earned.
Income Taxes
Due to the nature of the Company's activities and its organization as a limited liability company and its treatment as a partnership for federal income tax purposes, it is generally not subject to federal, state or local income taxes. Income taxes are payable by the Members based on their share of the income or loss of the Company and have not been reflected in the accompanying financial statements.
The Company evaluates the uncertainty in tax positions taken or expected to be taken in the course of preparing the Company's financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Company level deemed not to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current period. The Company has concluded that there is no impact on the operations of the Company for the period from August 15, 2024 (commencement of operations) through December 31, 2024, and that no provision for income tax is required in the Company's financial statements. However, the Company's conclusions regarding this evaluation are subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analyses of tax laws, regulations and interpretations thereof. There were no material uncertain tax positions through December 31, 2024. The Company’s 2024 tax year returns remain subject to examination by the relevant federal, state, and local tax authorities.
Members’ Capital and Allocation of Income/(Loss)
A separate capital account (a “Capital Account”) is established for each Member in accordance with the Limited Liability Company Agreement (the “LLC Agreement”). A Capital Account will be credited with capital contributions, distributive share of Net Income and any items of income or gain and debited with Net Losses and items of loss or deduction allocated to such Member. In the event all or a portion of a Company Interest is transferred in accordance with the terms of this agreement, the transferee will succeed to the Capital Account of the transferor, to the extent that it relates to the transferred Company Interest. No Member will be required to pay to the Company or to any other Member the amount of any negative balance that may exit from time to time in such Member's Capital Account.
Net Income and Net Loss will be allocated among the Members in a manner that, is equal (proportionately) to a distribution that would be made to such Member with respect to the Company if the Company’s affairs were to be wound up, its assets were sold for cash equal to their Gross Asset Value, all liabilities of the Company were satisfied, and the net assets of the Company distributed to the Members promptly after making such allocation, minus such Member’s share of any Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.
Management Fees
Under the terms of the investment management agreement made by and between the Company and the Investment Manager, the Investment Manager (i) is responsible for the management, operations, and control of the assets and liabilities of the Company relating to its business and (ii) has full investment discretionary authority to make investments for and on behalf of the Company. The Management Fee will begin to accrue only upon the expiration of the Investment Period which is twelve (12) months after the Final Closing Date of November 15, 2024. The Investment Manager is not entitled to compensation from the Company at December 31, 2024.
Administrative Agreement
The Company has entered into an Administration Agreement with U.S. Bancorp Fund Services, LLC (“US Bank”). US Bank is responsible, among other things, for maintaining corporate and financial books and records of the Company, and performing all other accounting and clerical services necessary in connection with the administration of the Company.
Segment Reporting
In accordance with ASC Topic 280 - Segment Reporting (“ASC 280”), the Company has determined that it has a single operating and reporting segment. As a result, the Company’s segment accounting policies are the same as described herein and the Company does not have any intra-segment sales and transfers of assets.
The Company operates through a single operating and reporting segment with an investment objective to generate both current income, and to a lesser extent, capital appreciation through debt and equity investments. The Company's chief operating decision maker (the "CODM"), comprised of the Company's investment committee (chief executive officer, chief investment officer, chief operating officer, and deputy investment officers) and the chief financial officer, assesses the performance and makes operating decisions of the Company primarily based on the Company's net increase in equity resulting from operations (net income). As the Company's operations comprise a single reporting segment, the segment assets are reflected on the accompanying balance sheet as "total assets" and the significant segment expenses are listed on the accompanying statement of operations.
Recent Accounting Standards and Regulatory Updates
In December 2024, the FASB issued ASU No. 2024-04, "Debt with Conversion and Other Options (Subtopic 470): Induced Conversions of Convertible Debt Instruments", which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as induced conversions rather than as debt extinguishments. This update is effective for annual periods beginning after December 15, 2025, including interim periods within those fiscal years, though early adoption is permitted. The Company does not expect this update to have a material effect on the Company's financial statements.
Related Party Transactions
Certain expenses of the Company may initially be invoiced to the Investment Manager. Subsequently, those amounts are charged to the Company in accordance with governing management agreements. For the period from August 15, 2024 (commencement of operations) through December 31, 2024, such expenses amounted to $14,739 in other general and administrative expenses and are included in the accompanying statement of operations.
3. Investments at Fair Value
Under the 1940 Act, the Company is required to separately identify non-controlled investments where it owns 5% or more of a portfolio company’s outstanding voting securities as investments in “affiliated” companies. In addition, under the 1940 Act, the Company is required to separately identify investments where it owns more than 25% of a portfolio company’s outstanding voting securities and/or had the power to exercise control over the management or policies of such portfolio company as investments in “controlled” companies. Detailed information with respect to the Company’s non-controlled, non-affiliated; non-controlled, affiliated; and controlled, affiliated investments is contained in the accompanying Financial Statements, including the schedules of investments. The information in the tables below is presented on an aggregate portfolio basis, without regard to whether they are non-controlled, non-affiliated; non-controlled, affiliated; or controlled, affiliated investments.
Investments at fair value consisted of the following at December 31, 2024:

	December 31, 2024
	Amortized Cost (1)	Fair Value	Net Unrealized Gain (Loss)
First-lien debt investments	$103,310,153	$103,947,024	$636,871
Total Investments	$103,310,153	$103,947,024	$636,871
__________________
(1)The amortized cost represents the original cost adjusted for the amortization of discounts or premiums, as applicable, on debt investments using the effective interest method.

The industry composition of investments at fair value at December 31, 2024:

December 31, 2024
Communications	2.9%
Consumer discretionary	11.3%
Consumer staples	3.0%
Financials	24.7%
Healthcare	14.0%
Industrials	30.0%
Technology	14.1%
Total	100.0%
The geographic composition of investments at fair value at December 31, 2024:

December 31, 2024
United States
Midwest	19.6%
Northeast	17.8%
South	38.9%
West	23.7%
Total	100.0%
4. Fair Value of Financial Instruments
Investments
The following tables present fair value measurements of investments as of December 31, 2024:

	Fair Value Hierarchy at December 31, 2024
	Level 1	Level 2	Level 3	Total
First-lien debt investments	$—	$28,227,864	$75,719,160	$103,947,024
Total Investments at Fair Value	$—	$28,227,864	$75,719,160	$103,947,024
Transfers between levels, if any, are recognized at the beginning of the quarter in which the transfers occur.

The following tables present the changes in the fair value of investments for which Level 3 inputs were used to determine the fair value as of and for the period from August 15, 2024 (commencement of operations) through December 31, 2024:

For the period from August 15, 2024 (commencement of operations) through December 31, 2024
First-lien debt investments
Balance, beginning of period	$—
Purchases or originations	75,347,043
Repayments / redemptions	(127,004)
Paid-in-kind interest	47,199
Net change in unrealized gains (losses)	393,149
Net amortization of discount on securities	58,773
Transfers within Level 3	—
Transfers into (out of) Level 3	—
Balance, End of Period	$75,719,160
The following tables present information with respect to the net change in unrealized gains or losses on investments for which Level 3 inputs were used in determining fair value that are still held by the Company at December 31,2004:

Net Change in Unrealized Gains or (Losses) For the period from August 15, 2024 (commencement of operations) through December 31, 2024
First-lien debt investments	$393,149
Total	$393,149
The following table presents the fair value of Level 3 Investments at fair value and the unobservable inputs used in the valuations as of December 31, 2024. The table is not intended to be all-inclusive, but instead capture the unobservable inputs relevant to the Company’s determination of fair values.

	December 31, 2024
	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)
First-lien debt investments	$75,719,160	Discounted Cash Flow - Yield Analysis Precendent Transaction	Discount Rate N/A	9.71% - 16.32% N/A
Total	$75,719,160
Level 3 investments that are considered material private investments are valued on a quarterly basis, taking into consideration any changes in key inputs such as loan structure, company performance, comparable market transactions, discount rates, cash flow projections, and/or liquidity, credit and market risk factors. The relevant valuation models are updated to reflect these changes. The valuation methodology underlying the investment is reviewed and approved quarterly by a valuation committee. In certain circumstances, the Investment Manager may use a third-party valuation firm to corroborate certain values determined by management.
5. Commitments and Contingencies
Portfolio Company Commitments
From time to time, the Company may enter into commitments to fund investments; such commitments are incorporated into the Company’s assessment of its liquidity position. The Company’s senior secured revolving loan commitments are generally available on a borrower’s demand and may remain outstanding until the maturity date of the applicable loan. The Company’s senior secured delayed draw term loan commitments are generally available on a borrower’s demand and, once drawn, generally have the same remaining term as the associated loan agreement. Undrawn senior secured delayed draw term loan commitments generally have a shorter availability period than the term of the associated loan agreement.
As of December 31, 2024, the Company had the following commitments to fund investments in current portfolio companies:

December 31, 2024
Afore Insurance Services, LLC - Delayed Draw & Revolver	$3,289,000
Align ENTA Management Services, LLC - Delayed Draw & Revolver	3,211,952
Ark Data Centers, LLC - Delayed Draw & Revolver	3,041,566
Best Practice Associates, LLC - Revolver	588,240
Chirisa Volo Tranche, LLC - Delayed Draw	6,124,622
Crete PA Holdco, LLC - Delayed Draw & Revolver	1,727,140
CX Institutional, LLC - Delayed Draw	692,000
Garden Owner, LLC - Delayed Draw	64,179
Govos Intermediate Holdings, LLC - Revolver	181,000
Jitterbit, Inc. - Revolver	200,000
Kelso Industries, LLC - Delayed Draw	2,702,500
Mist Holding Co. - Delayed Draw & Revolver	4,482,293
Mountainside Fitness Acquisitions, LLC - Delayed Draw & Revolver	1,564,000
OPLTD Glenwillow, LLC - Delayed Draw	1,320,014
Payrange, LLC - Revolver	620,000
PT&C Group, LLC - Delayed Draw & Revolver	2,236,223
SDG Mgmt Company, LLC - Delayed Draw & Revolver	10,050,000
TickPick Intermediate Holdings, LLC - Revolver	200,000
TMC Buyer, Inc. - Delayed Draw	420,834
Top Rx, LLC - Revolver	1,112,057
US Signal Company, LLC - Delayed Draw & Revolver	1,149,000
Vacation Rental Brands, LLC - Delayed Draw & Revolver	4,012,500
Willow Breeze, LLC - Delayed Draw	1,522,800
Total Portfolio Company Commitments(1)(2)	$50,511,920
__________________
(1)Represents the full amount of the Company’s commitments to fund investments on such date. Commitments may be subject to limitations on borrowings set forth in the agreements between the Company and the applicable portfolio company. As a result, portfolio companies may not be eligible to borrow the full commitment amount on such date.
(2)The Company’s estimate of the fair value of the current investments in these portfolio companies includes an analysis of the fair value of any unfunded commitments.

Other Commitments and Contingencies
As of December 31, 2024, the Company had no unfunded commitments to new borrowers that are not current portfolio companies.
From time to time, the Company may become a party to certain legal proceedings incidental to the normal course of its business. As of December 31, 2024, management is not aware of any material pending or threatened litigation that would require accounting recognition or financial statement disclosure.
6. Net Assets
Capital Commitments and Contributions
As of December 31, 2024, the Company has $354,675,000 in capital commitments, of which $214,675,000 remained unfunded, representing 60.53% of total capital commitments.
7. Financial Highlights
Internal Rate of Return (“IRR”) from August 15, 2024 (commencement of operations) through December 31, 2024, is as follows.

Members
IRR - 2024	9.43%
The IRR is computed based on the actual dates of cash inflows (capital contributions), outflows (capital distributions), and the Members’ capital. Such IRR is not necessarily indicative of future performance.

Members
Ratio to average Members’ capital for the period from August 15, 2024 (commencement of operations) through December 31, 2024:
Members Net investment income(loss)	1.68%

Total expenses	(0.66)%
Ratios are calculated by dividing each class share of net investment income(loss) and total expenses by average Members’ capital. Average Members’ capital is calculated by averaging the quarterly Members’ capital balances. Ratios to average Members’ capital have not been annualized. An individual Member's return may vary depending on the timing of capital transactions.
8. Subsequent Events
Management has evaluated subsequent events through the date of issuance of the financial statements and has determined that there are no subsequent events that require adjustment to, or disclosure in, the financial statements.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
There are not and have not been any disagreements between the Company and its accountant on any matter of accounting principles, practices, or financial statement disclosure.
Item 15. Financial Statements and Exhibits.
(a)List separately all financial statements filed
The financial statements included in this Registration Statement are listed in Item 13. Financial Statements and Supplementary Data.
(b)Exhibits

Number	Exhibit
3.1	Certificate of Amendment to the Certificate of Formation, dated as of April 14, 2025(1)
3.2	Amended and Restated Limited Liability Company Agreement, dated as of September 2, 2025*
4.1	Form of Subscription Agreement*
4.2	Dividend Reinvestment Plan*
10.1	Investment Advisory and Management Agreement, dated as of September 2, 2025, by and between Crestline Lending Solutions, LLC and Crestline Management, L.P.*
10.2	Administration Agreement, dated as of September 2, 2025, by and between Crestline Lending Solutions, LLC and Crestline Management, L.P.*
10.3	Expense Support and Reimbursement Agreement, dated as of September 2, 2025, by and between Crestline Lending Solutions, LLC and Crestline Management, L.P.*
10.4	Trademark License Agreement, dated as of September 2, 2025, by and between Crestline Lending Solutions, LLC and Crestline Management, L.P.*
10.5	Amended and Restated Custody Agreement, dated as of September 18, 2025, by and between the Company and State Street Bank and Trust Company*
10.6	Transfer Agency and Service Agreement, dated as of July 31, by and between Crestline Lending Solutions, LLC and State Street Bank and Trust Company*
10.7
Loan Financing and Servicing Agreement, dated as of September 19, 2025, by and among CL LSF SPV I, LLC, as borrower, Crestline Lending Solutions, LLC, as equityholder and servicer, Deutsche Bank AG, New York Branch, as facility agent, State Street Bank and Trust Company, as collateral agent and collateral custodian, and the lenders from time to time party thereto*

10.8	Sale and Contribution Agreement, dated as of September 19, 2025, by and among Crestline Lending Solutions, LLC, as seller, and CL LSF SPV I, LLC, as borrower*
21.1	List of Subsidiaries*
__________________
*Filed herewith.
(1)Previously filed as an exhibit to the Company’s Registration Statement on Form 10 (File No. 000-56777) filed on August 29, 2025.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Crestline Lending Solutions, LLC

	By:	/s/ Chris Semple
Name: Chris Semple
Title: Chief Executive Officer

Date: November 4, 2025